As filed with the U.S. Securities and Exchange Commission on September 29, 2021

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Basanite, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3999	20-4959207
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2041 NW 15th Avenue

Pompano Beach, Florida 33069

(954) 532-4653

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Simon R. Kay

Acting Interim President and Chief Executive Officer

2041 NW 15th Avenue

Pompano Beach, Florida 33069

(954) 532-4653

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount Being Registered (1)	Proposed Maximum Offering Price per Share	Amount of Registration Fee
Shares of common stock registered on behalf of certain selling stockholders company (2)	19,398,144	$$0.2870	$607.39
Shares of common stock underlying Warrant As held by certain selling stockholders (3)	19,398,144	$0.33	$698.39
Shares of common stock underlying Warrant Bs held by certain selling stockholders (4)	19,398,144	$0.33	$698.39
Total	58,194,432		$2,004.17

——————

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(c) under the Securities Act, represents 19,398,144 shares of the registrant’s common stock previously issued to certain selling stockholders by the registrant in a private placement offering that closed on August 17, 2021 (the “August 2021 Private Placement”). Proposed maximum offering price per share is the price of the registrant’s common stock on September 28, 2021.
(3)	In accordance with Rule 457(g) under the Securities Act, represents 19,398,144 shares of the registrant’s common stock underlying warrants (known as Warrant A) issued to certain of the selling stockholders in the August 2021 Private Placement. Proposed maximum offering price per share is the exercise price of the Warrant A.
(4)	In accordance with Rule 457(g) under the Securities Act, represents 19,398,144 shares of the registrant’s common stock underlying warrants (known as Warrant B) issued to certain of the selling stockholders in the August 2021 Private Placement. Proposed maximum offering price per share is the exercise price of the Warrant B.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”) acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2021

BASANITE, INC.

58,194,432 shares
common stock

This prospectus relates to the resale of up to an aggregate of 58,194,432 shares of common stock, par value $0.001 per share, of Basanite, Inc. held by selling stockholders named herein, consisting of the following: (i) 19,398,144 shares of the our common stock previously issued to the selling stockholders in a private placement offering that closed on August 17, 2021 (which we refer to herein as the August 2021 Private Placement); (ii) 19,398,144 shares of our common stock underlying warrants (which we refer to as Warrant A) issued the selling stockholders in the August 2021 Private Placement; and (iii) 19,398,144 shares of our common stock underlying warrants (which we refer to as Warrant B) issued the selling stockholders in the August 2021 Private Placement.

The registration of these securities does not mean that the selling stockholders named herein will actually offer or sell any of these shares. Information regarding the selling stockholders and the time and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We have agreed to pay all the costs and expenses of this registration. We will not receive any proceeds from the resale of the above shares of our common stock by the selling shareholders. However, we may receive proceeds from the exercise of the Warrant As and the Warrant Bs exercised other than pursuant to any applicable cashless exercise provisions of the warrants. We are not offering any securities pursuant to this prospectus.

Our common stock is listed for quotation on the OTCQB Marketplace operated by OTC Markets Group, Inc., under the ticker symbol “BASA.” On September 28, 2021, the closing price of our common stock was $0.2720.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTCQB Marketplace, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered hereby, and any profits realized, or commissions received may be deemed underwriting compensation.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2021.

Please read this prospectus carefully prior to investing in our common stock. It describes our business, our financial condition, and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus, or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information, and industry publications. The market research, publicly available information, and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos, and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “we,” “us,” or “our” or similar terminology refers to Basanite, Inc., a Nevada corporation and its consolidated subsidiaries.

Overview

We manufacture a range of “green” (environmentally friendly), sustainable, non-corrosive, lightweight, composite products used as concrete reinforcement by the construction industry. Our core product is BasaFlex™, a basalt fiber reinforced polymer (or BFRP) reinforcing bar (or rebar) which we believe is a stronger, lighter, sustainable, non-conductive, and corrosion-proof alternative to traditional steel. We conduct our operations through our wholly-owned subsidiary, Basanite Industries, LLC (or BI),

Our two other main product lines are BasaMix™, which are fine denier basalt fibers available in various chopped sizes, and BasaMesh™, a line of Basalt Geogrid Mesh Rolls, intended to replace welded wire mesh (made of steel) and other fiber reinforced polymer (or FRP) grids and mesh.

BasaMix™ is designed to help absorb the stresses associated with early-aged plastic shrinkage and settlement cracking in concrete, as well as providing excellent surface performance and an increased toughness for enhanced reinforcement in Slab on Grade (SOG) and precast elements. BasaMix™ also serves in a “system approach” for optimum performance of a concrete element when used in conjunction with our BasaFlex™ rebar.

BasaMesh™ is designed for secondary and temperature shrinkage reinforcement. BasaMesh™ can also work in conjunction with the BasaFlex™ rebar or BasaMix™ for a total reinforcement program.

Each of our products is specifically designed to extend the lifecycle of concrete products by eliminating cracking and “concrete spalling.” Spalling results from the steel reinforcing materials embedded within the concrete member, corroding and rusting due to normally occurring factors like temperature, humidity, pollutants, salt, etc. (contrary to popular belief, concrete is porous, and water does permeate into concrete). Rusting leads to the steel expanding and eventually causing the surrounding concrete to delaminate, crack, spall and even break off, resulting in potential structural failure. We believe that each of our products addresses this important need, along with other key requirements in today’s construction market.

We believe that the following attributes of BasaFlex™ provide it with a competitive advantage in the marketplace:

•	BasaFlex™ never corrodes: steel reinforcement products rust, leading to spalling and significant repair costs down the road;

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•	BasaFlex™ is sustainable: BasaFlex™ is made from Basalt rock, the most abundant rock found on Earth’s surface, and offers a longer product lifecycle than traditional steel (the lack of corrosion allows the life span of concrete products reinforced with BasaFlex to be significantly longer);

•	BasaFlex™ is “green”: From mining, through production, to installation at the building site, BasaFlex™ has an exceptionally low carbon footprint when compared with that of steel; and

•	BasaFlex™ has a lower in-place cost: the physical nature of our products relative to steel result in a lower net cost to the contractor once installed, such as: BasaFlex™ is one-quarter of the weight of equivalent sized steel, meaning 4 times the quantity of material can be delivered by the same truck (or container); all Basanite products can be loaded/unloaded and moved around the jobsite by hand – no expensive handling equipment is needed; less concrete is required as BasaFlex™ does not require the extra concrete cover needed when using steel; and Basanite products are safer and easier to use. We believe all these factors materially reduce the net in-place cost of concrete reinforcement.

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We lease a fully permitted, 36,900 square foot facility located in Pompano Beach, Florida which is equipped with five customized, Underwriters Laboratories approved, Pultrusion manufacturing machines for BasaFlex™ production.  Each Pultrusion machine has up to two linear production lines (we use one or two lines per machine depending on rebar size – giving a maximum capacity of 10 manufacturing lines). To date, BI’s operations team has successfully optimized and scaled the capacity of our manufacturing plant to produce up to 28,000 linear feet of BasaFlex™ rebar per shift, per day, depending on the product mix. BI’s own fully equipped Test Lab is utilized to evaluate, validate, and verify each product’s performance attributes in real time.

We believe that macroeconomic factors are pressuring the construction industry to consider the use of alternative reinforcement materials for the following reasons:

•	the increasing need for global infrastructure repair;
•	recent design trends towards increasing the lifespan of projects and materials;
•	the global interest in promoting the use of sustainable products; and
•	increasing consideration of both the long-term costs and environmental impacts of material selections.

We believe we are well positioned to benefit from this renewed focus, particularly in light of the renewed U.S. government interest in funding infrastructure improvements and events such as the tragic collapse of a residential building in Surfside, Florida.

Industry Background and Current and Proposed Customers

We are focused on the construction industry, specifically on products for the reinforcement of primarily concrete but also asphalt. According to Grandview Research, the annual concrete reinforcement market in the U.S. is estimated to be approximately $9.4 billion. This industry very established and resistant to change; however the reinforcement of concrete using traditional steel products and methods have proven to be problematic. Almost every concrete building and foundation in the world was originally built using steel reinforcement. Steel is a long-time proven product for this use, but it has an inherent problem: it corrodes (rusts) due to naturally occurring phenomenon. Every steel reinforcing bar (or rebar) ever used is in some form of degradation due to corrosion. This corrosion causes the concrete to de-bond, crack and ultimately fail: the process is called “spalling.” This corrosion problem has been recognized by the governing bodies to the point that they have written into code a definition of the “acceptable” amount of corrosion on steel rebar prior to its use. Regardless, the bar continues to rust and ultimately this leads to necessary maintenance, repair and eventual replacement over its lifetime. Addressing this problem is our key focus and the definitive basis for its future success – all of our products are corrosion proof. In addition, we believe our disruptive alternative to steel reinforcement also offers greater strengths, giving the end-user alternatives for concrete reinforcing elements that will never require maintenance or replacement for as much as 100 years or more.

Our customer base is a mix between the design-build community and government agencies who can specify our products, and wholesalers (distributors), contractors and concrete producers who will use, and sell our products.

Manufacturing

While we have generated relatively little revenue to date, we continue to receive inquiries from a range of customers for our products, indicating what we believe is a significant level of market interest for BasaFlex™. Some of these inquiries would be for very large potential orders for new, multi-year construction projects.  Based on our current manufacturing capacity, these inquiries (if they lead to actual orders) would exceed our capability to deliver within the customer’s requested timeframe, and largely because of this, there is no guarantee that orders will actually be received without expansion.

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To satisfy what we perceive the market interest for BasaFlex™ to be, and in particular to address potential large-scale customers, we need to significantly accelerate the expansion of our manufacturing capacity. Our current near-term goal is to expand to greater than twice our current capacity by the end of 2021, and ultimately to reach a Pompano plant production capacity exceeding 73,000 linear feet per day per shift (which would be 3 times our current capacity).  To accomplish these goals, we have designed and developed customized pultrusion equipment which offers significantly increased capacity in the same footprint as our current equipment. Our new technology manufacturing system, named BasaMax™, has been specifically designed for the manufacture of BasaFlex™ using our patent pending process. Two versions of this equipment have been designed, and these will not only offer double the capacity of our current equipment (per machine), but also each will run at faster and more efficient rates. A prototype has completed preliminary testing in our Pompano facility and has recently been qualified for production.

Competition

The competitive landscape for concrete reinforcement is intense and can generally be divided into two categories: steel reinforcement, the incumbent since its beginnings in the nineteenth century, and alternative fiber reinforced polymer (FRP) reinforcement, which is gaining traction globally but remains a fairly new concept in the U.S. There is reinforcement of some type in most every cubic yard of concrete that is poured, and steel rebar producers are present in every major U.S. city. In contrast, there are only a handful of FRP manufacturers, and these can be segmented into 3 major types of FRPs used in construction rebar: carbon, fiberglass and basalt. We believe basalt FRP has a wider application temperature range, higher oxidation resistance, higher radiation resistance, higher compression strength and higher shear strength than its previously noted contemporaries. We believe it also represents the best value proposition.

Sources of Raw Materials

The sourcing of our raw materials is a primary focus for our management. It is incumbent upon us to pre-plan our requirements prior to, and in conjunction with, our actual growth and developing an understanding of manufacturing lead-times and other obstacles that may restrain the flow of our established supply chain. Our current suppliers are aware of our aggressive plans for growth and are committed to helping us achieve those plans by adding capacity and developing/expanding long term agreements, with commitments for growth. Our principal suppliers for basalt continuous fiber roving (which is a key component of BasaFlex) are Mafic, BWF/Kamenny Vek and SRCS, Inc. Our principal suppliers for resin matrix ingredient are Aalchem, Phlex-Tek, Lindau Chemical and Cabot Labs.

Sales and Marketing

We primarily utilize third party distribution partners to market and sell our products, with a small amount of direct marketing business that isn’t typically covered by distribution arrangements (such as one-off technology-driven segments on the construction industry such as ultra-high-performance concrete, engineered cementitious composite concrete or geopolymer concrete). We also can generate sales through private label arrangements for larger company as well as export sales. As part of our distribution-focused marketing efforts, we focus on design-build companies, engineering and architectural firms, as well as military, federal, state and local government agencies in an effort to drive material acceptance and specification approvals.

Intellectual Property

Currently, we have a patent pending application with the USPTO for BasaFlex, and plan to augment our intellectual property portfolio with other novel products, processes and equipment. Additionally, we have secured registered trademarks on our company name as well as our key product names, including BasaFlex™; BasaMix™; BasaMesh™ and BasaWrap™, with the near-term intent to secure BasaPro, BasaMax and BasaLinks. These trade names represent our BFRP Rebar, Basalt Chopped Fiber, BFRP Geogrid Mesh, Basalt Reinforcing Wrap Kit, Software Program, Proprietary Pultrusion Equipment and Configured BFRP Shapes respectively.

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August 2021 Private Placement

On August 17, 2021, we conducted the closing of a private placement offering to accredited investors (which we refer to as the August 2021 Private Placement) of our units (or the Units) at a price of $0.275 per Unit, with each Unit consisting of: (i) one (1) share of our common stock, (ii) a five-year, immediately exercisable warrant (which we refer to as Warrant A) to purchase one (1) share of common stock at an exercise price of $0.33 per share (which we refer to as the Exercise Price) and (iii) an additional five-year, immediately exercisable warrant to purchase one (1) share of common stock at the Exercise Price (which we refer to as Warrant B). In the aggregate, the Offering consisted of 19,398,144 shares of common stock, with 19,398,144 shares of common stock underlying the Warrant As and 19,398,144 shares of common stock underlying the Warrant Bs. The August 2021 Private Placement generated net cash proceeds to us of approximately $4,770,000, which we are utilizing for expansion of our manufacturing capability, sales and marketing, satisfaction of certain indebtedness and general working capital purposes.

Pursuant to the SPAs, we have granted the investors in the August 2021 Private Placement registration rights which require us to file two (2) registration statements, as follows: (i) first, we are required to file a Form S-1 registration statement (or equivalent) to register the shares of common stock and the shares of common stock under the Warrant As and Warrant Bs issued in the August 2021 Private Placement for public resale (we refer to this registration as the Resale Registration). We have filed the registration statement of which this prospectus forms a part in order to satisfy such filing obligation, and the selling stockholders are the investors in the August 2021 Private Placement; and (ii) second, we are required to file an additional Form S-1 registration statement (or equivalent) between the 61st day and 75th day of the resale registration statement described above being declared effective an underwritten offering of at least $15,000,000 in gross proceeds and uplisting of our common stock to a national exchange (we refer to this proposed offering and uplisting as the Re-IPO). No assurances can be given that we will be able to effectuate the Re-IPO on terms satisfactory to us or at all.

See “Selling Stockholders” for further information.

Summary of Risk Factors

Investing in our common stock is highly speculative and involves a significant degree of risk. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. Certain of the key risks we face include, without limitation:

•	We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

•	We have a limited operating history and we have incurred net losses in the past and expect to incur additional losses in the future.

•	There is substantial doubt about our ability to continue as a going concern.

•	We have a short operating history and a new business model in an emerging market. This makes it difficult to evaluate our future prospects and increases the risk of your investment.

•	We need substantial additional capital to fund our operations, which, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position.

•	We have identified material weaknesses in our internal control over financial reporting.

•	We expect to derive a substantial portion of our future revenue from sales of a single product (BasaFlex), which leaves us reliant on the commercial viability of such product.

•	Our operating results may fluctuate in unanticipated ways and for reasons beyond our control.

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•	We may be unable to develop the manufacturing capability and infrastructure necessary to achieve the potential sales growth.

•	Our relationships with our channel partners may be terminated or may not continue to be beneficial in generating new clients, which could adversely affect our ability to increase our client base.

•	Our sales and marketing efforts may not be successful.

•	We may not be able to respond in a timely and cost-effective manner to changes in consumer preferences.

•	We depend on certain key personnel.

•	Our independent directors and executive officers have limited experience in the management of public companies which poses a risk for us from a corporate governance perspective.

•	The novel coronavirus pandemic has and could continue to adversely impact our business by delaying our ability to receive raw materials and manufacture our product or otherwise effectively conduct and manage our business.

•	We compete with larger, more established companies, and our size and stage of development creates a significant risk for us in our ability to compete.

•	Our inability to comply with numerous regulatory requirements that govern our industry could harm our business.

•	We are dependent on the availability of basalt fiber and other raw materials.

•	Government contracts generally are subject to a variety of governmental regulations, requirements and statutes, the violation or alleged violation of which could have a material adverse effect on our business.

•	Changes in the global, national, and local economic environment impacting the construction industry may lead to declines in the construction industry and the demand for our products by our customers.

•	Volatility in prices for raw materials may materially, adversely impact our prices.

•	There may be legacy issues (including potential liabilities) arising from or associated with prior management and prior business operations, including potential litigation.

•	We could face potential product liability and warranty claims, we may not accurately estimate costs related to such claims, and we may not have sufficient insurance coverage available to cover such claims.

•	There is a risk that we may not be able to consummate our contemplated Re-IPO.

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•	Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid for them.

•	The holder of our outstanding secured convertible promissory note (which holder is associated with one of our directors) has rights which are senior to the rights of our common stockholders, and which may impair our financing efforts.

•	The interests of our principal stockholders, officers, and directors, who collectively and beneficially own approximately 22.11% of our stock, may not coincide with yours and such stockholders will have the ability to substantially influence decisions with which you may disagree.

•	The number of shares of our common stock issuable upon the exercise outstanding warrants and options is substantial.

•	Adjustments to the conversion price of our convertible debt and the exercise price for certain of our warrants will dilute the ownership interests of our existing stockholders.

•	Even if a market for our common stock develops, the market price of our common stock may be significantly volatile, which could result in substantial losses for purchasers.

•	Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

•	Actions of activist shareholders could be disruptive and potentially costly and the possibility that activist shareholders may seek changes that conflict with our strategic direction could cause uncertainty about the strategic direction of our business.

•	We do not intend to pay dividends on our common stock.

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Corporate History

We were originally incorporated under the name “Nevada Processing Solutions Inc.” in Nevada in May 2006. We subsequently changed our name twice, first to “MMax Media Inc.” and then to PayMeOn, Inc., in each case to reflect the businesses our company conducted at that time. In 2017, we changed our business again to the current business of manufacturing basalt fiber rebar products, and in December 2018, we changed our name to Basanite, Inc. to reflect our current business.

Principal Offices

Our principal executive and operations facility is located at 2041 NW 15th Avenue, Pompano Beach, Florida 33069, and our telephone number is (954) 532-4653.

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THE OFFERING

Common Stock Outstanding:	There are 248,520,598 shares of our common stock outstanding as of the date of this prospectus.

Common Stock Offered by Selling Stockholders:	58,194,432 shares, which includes 38,796,288 shares of common stock underlying the Warrant As and Warrant Bs held by the selling stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the Warrant As and Warrant Bs held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $12.8 million. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock:	Our common stock is currently listed for quotation on the OTCQB Market under the symbol “BASA.”

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

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RISK FACTORS

An investment in our common stock is highly speculative and involves a significant degree of risk, including the risks described below. You should carefully consider the risks described below before purchasing our common stock. The risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition, or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business and Company

We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

Since our inception, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2020, and 2019, we reported net losses of $4,199,331 and $4,308,804 respectively, and negative cash flow from operating activities of $2,799,499 and $2,259,537 respectively. As of December 31, 2020, we had an aggregate accumulated deficit of $29,643,387. For the six months ended June 30, 2021, and 2020, we reported net losses of $8,990,679 and $1,342,722 respectively, and negative cash flow from operating activities of $2,294,501 and $1,040,380, respectively. As of June 30, 2021, we had an aggregate accumulated deficit of $38,634,066. We anticipate that we will continue to report losses and negative cash flow. There is therefore a risk that we will be unable to operate our business in a manner that generate positive cash flow or profit, and our failure to operate our business profitably would damage our reputation and stock price.

There is substantial doubt about our ability to continue as a going concern.

We have generated nominal revenues to date in our current BRFP rebar business model and have generated significant losses from operations. Our revenues are not significant enough to be able to generate profits, and this condition is expected to continue for the foreseeable as we seek to raise funding and invest in our manufacturing capabilities as well as our sales and marketing efforts.  We have incurred operating losses since our inception and will continue to incur net losses until we can produce sufficient revenues to cover our costs. In addition, a number of factors continue to hinder our ability to attract capital investment, and no assurances can be given that we will be able to raise capital in the future on acceptable terms, or at all.  We have concluded that these conditions, in aggregate, raise substantial doubt about our ability to continue as a going concern.  Our independent auditors have included in their audit reports for our most recent fiscal years an explanatory paragraph that states that our net loss and working capital deficiency raises substantial doubt about our ability to continue as a going concern. If we are unable to increase our revenues and establish profitable operations over time, our business might fail.

We have a limited operating history and we have incurred net losses in the past and expect to incur additional losses in the future.

We have a limited operating history in our current business model and have not recorded a profit since inception. As a result of this, and the uncertainty of the market in which we operate, investors have limited ability to assess our future prospects, and we cannot reliably forecast our future results of operations. We expect to increase our operating expenses in the future as a result of refining and upgrading our manufacturing and other internal processes, as well as implementing our sales and marketing strategy. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, or if we do not generate revenues according to our plans, our financial performance would be adversely affected. If our revenue does not grow to offset these increased expenses, we may not be profitable for the foreseeable future. The continuation of losses over time could impair our ability to implement our business plan and finance our company, which could lead to the failure of our business.

9

We have a short operating history and a new business model in an emerging market. This makes it difficult to evaluate our future prospects and increases the risk of your investment.

Our limited operating history in our current BRFP rebar business model also makes it difficult for investors to evaluate our future prospects. You must consider our business and prospects in light of the significant risks and difficulties we have encountered and will continue encounter as an early-stage company in a new market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results. In addition, we do not know if our current business model will operate effectively now or in the future. There is a risk, therefore, that current economic conditions or worsening economic conditions, or a prolonged or recurring recession, or any other factors (some of which we may not yet have experienced or anticipated) that have an adverse impact on the construction industry and the potential demand for our rebar product, would have a significant adverse impact on our operating and financial results.

We need substantial additional capital to fund our operations, which, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position.

We will require substantial additional capital to fund the anticipated growth and expansion of our business and to pursue targeted revenue opportunities. Due to many factors, including the early stage of our business and the lack of liquidity in our publicly traded stock, as well as other uncertainties, there is a material risk that we will be unable to raise additional capital on acceptable terms, or at all Even if we are presented with opportunities to raise additional capital, we do not know ahead of time the terms of any such capital raising. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. We may seek to increase our cash reserves through the sale of additional equity or debt securities, including securities convertible into or exercisable for shares of our common stock. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of convertible or non-convertible indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict our operations and liquidity. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition and require us to significantly curtail or terminate our operations.

We have identified material weaknesses in our internal control over financial reporting.

Give the early-stage nature of our company, we have limited accounting and financial reporting personnel (including the current lack of a fulltime Chief Financial Officer) and other resources with which to address our internal controls and related procedures. We and our independent registered public accounting firm have identified material weaknesses in our internal controls over financial reporting related to (i) the U.S. GAAP expertise and experience of our internal accounting personnel and (ii) a lack of segregation of duties within accounting functions. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remedy our material weaknesses, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

We expect to derive a substantial portion of our future revenue from sales of a single product (BasaFlex), which leaves us reliant on the commercial viability of such product.

Currently, our primary product is BasaFlex. We are seeking to develop secondary sources of BFRP-based product revenue, but we expect that sales of BasaFlex will account for a significant amount of our anticipated revenue potential for the foreseeable future. We currently market and sell BasaFlex on a limited basis in the United States given our limited resources and manufacturing capacity. Because BasaFlex is different from traditional steel rebar, we cannot assure you that BasaFlex will be widely accepted in the market, and demand may not increase as quickly as we expect. Also, we cannot assure you that BasaFlex will compete effectively as an alternative to other more well-known and well-established alternatives such as steel rebar. Since BasaFlex currently represents our primary product, we are significantly reliant on the level of recurring sales of BasaFlex, and decreased or lower than expected sales of BasaFlex for any reason would cause us to lose all or substantially all of our revenue.

10

Our operating results may fluctuate in unanticipated ways and for reasons beyond our control.

Our operating results may fluctuate from period to period as a result of a number of factors, many of which are outside of our control. The following and similar factors may affect our operating results:

•	our ability to gain market acceptance of BasaFlex as an alternative to traditional steel rebar.

•	our ability to compete effectively with larger, more established providers of rebar.

•	supply chain interruptions or major price increases in raw materials.

•	the actions of other rebar manufacturers and distribution companies (including “dumping” or other price manipulative activity).

•	significant reductions in steel rebar and mesh pricing in the market, which would greatly compress margins.

•	our ability to attract and maintain customers.

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business operations and infrastructure.

•	general economic conditions and those economic conditions specific to the construction and rebar industries.

•	our ability to attract, motivate and retain top-quality employees and distribution partners.

These and similar factors could cause our results of operations to fluctuate in unanticipated ways and deviate from our forecasts.

We may be unable to develop the manufacturing capability and infrastructure necessary to achieve the potential sales growth.

Achieving revenue and subsequent growth will require that we develop additional infrastructure in our manufacturing capability as well as in sales, technical and client support functions. We cannot assure you that we will have the capital to develop and maintain these capabilities. We will continue to design plans to establish growth; adding manufacturing, technical, sales and sales support resources as capital permits. If we are unable to scale our manufacturing capability or use any of our current marketing initiatives or the cost of such initiatives were to significantly increase, or such initiatives are not successful, we may not be able to attract new customers or retain customers and clients on a cost-effective basis, and as a result, our revenue and results of operations would be affected adversely.

Additionally, our plans for manufacturing expansion through augmentation of new equipment and technology are of concern because they are proprietary in nature, and only available from a limited number of suppliers. Any interruption in sourcing through this supply chain will have an adverse impact to our ability to meet a growing market demand.

Our relationships with our channel partners may be terminated or may not continue to be beneficial in generating new clients, which could adversely affect our ability to increase our client base.

We are developing a network of active channel partners which refer clients to us within different business verticals and geographies. For example, Business Envelope Associates is one of our manufacturers’ representatives, covering the state of Florida. If we are unable to obtain and maintain contractual relationships with key channel partners, or establish new contractual relationships with potential channel partners, we may experience loss of sales and increased costs and resource constraints in adding customers, which could have a material adverse effect on us. The number of clients we are able to add through these marketing relationships is dependent on the marketing efforts of our partners over which we exercise limited control.

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Our sales and marketing efforts may not be successful.

We currently market and sell BasaFlex on a very limited basis, mainly through distribution partners but also directly. We plan to significantly increase the scope of our sales and marketing activities, as we grow to include approvals and new material specifications with all major federal, state and local agencies and design-build firms. In particular, we are seeking to develop concrete industry partnerships, targeting large concrete manufacturers and contractors. For specific marketing purposes, we have begun to develop industry specific educational materials, such as white papers and other collaterals to further educate our markets on the use and value of our products versus traditional steel rebar. We are participating in industry committees and associations such as ASTM International (formerly the American Society for Testing and Materials) and the Advisory Council of Managing Agents (known as ACMA). The commercial success of BasaFlex and our other basalt fiber products ultimately depends upon a number of factors, including ultimate material acceptance and necessary specifications required to drive demand generation. BasaFlex and our other products may not gain significant increased market acceptance in the construction industry. While positive customer experiences can be a significant driver of future sales, it is impossible to influence the way this information is transmitted and received amongst participants in the construction industry.

In addition, we may not be able to establish or maintain a suitable sales force or enter into or maintain satisfactory marketing and distribution arrangements with others. Our marketing and sales efforts may not be successful in increasing awareness and sales of BasaFlex or our other products. Furthermore, other marketing efforts like advertising, trade shows and educational seminars may not increase revenue to the extent we currently anticipate.

We may not be able to respond in a timely and cost-effective manner to changes in consumer preferences.

Our products, notably BasaFlex, is and will be subject to changing consumer preferences. A shift in customer demand or expectations; away from the products we offer would result in significantly reduced revenue. Our future success depends in part on our ability to anticipate and develop innovative products to respond to those changes. Failure to anticipate and respond to changing consumer preferences in the products we market could lead to, among other things, lower sales of products, significant markdowns or write-offs of inventory, increased product returns and lower margins. If we are not successful in anticipating, adapting, and responding to changes in consumer demand, our results of operations in future periods will be materially adversely impacted.

Competition for employees in our industry is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Our success depends on our ability to attract, train and retain qualified personnel. Competition for qualified technical and business personnel in the construction products industry is intense and we may not be able to hire sufficient personnel to support the anticipated growth of our business. If we fail to attract and retain qualified personnel, our business will suffer. We may not be able to hire and retain such personnel at compensation levels consistent with our market. Many of the companies with which we compete for experienced employees have greater resources and are able to offer more attractive terms of employment. In particular, candidates making employment decisions with respect to publicly traded companies often consider the value of any equity they may receive in connection with their employment. As a result, any lack of liquidity or significant volatility in the price of our publicly traded common stock may adversely affect our ability to attract or retain highly skilled personnel.

In addition, we invest significant time and expense in training employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve our clients could diminish, resulting in a material adverse effect on our business.

12

We may be unable to protect our intellectual property rights, and any inability to protect them could reduce the value of our products and brand.

We are pursuing intellectual property rights for all our proprietary and confidential product and process information and will control access to the same. We have applied for a patent on our BasaFlex product line, which includes both the product design itself and the specific process for its manufacture. In addition, we expect to file for a patent for our new proprietary BasaMaxTM pultrusion equipment. This system would add a layer of intellectual property protection through its electronics, and we believe this is protectable intellectual property. We’ve also secured trademark registrations for our key product names to further protect our brands. However, patents and trademarks may not be granted from our applications, and even if granted, they may not afford adequate protection domestically, or in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and there can be no assurance that others will not independently develop similar know-how and trade secrets. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, protocols, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets. There is a risk that future patents will be challenged, invalidated, or circumvented, that the scope of any of our patents will not exclude competitors or that the patent rights granted to us will not provide us any competitive advantage. If we do not secure registered intellectual property protection for our products and processes, or if we are otherwise unable to protect our proprietary technology, protocols, systems, trade secrets and know-how, the value of our products and brand may be reduced and our ability to complete effectively and our results of operations could suffer.

We may be unable to create new proprietary technology and related intellectual property, which could harm our business.

Our business depends, in part, on our ability to innovate and create new or improved products and processes, including relating to manufacturing, as well as related trade secrets and know-how. There is a risk that we may be unable innovate due to lack of financial or personnel resources, and even if we do innovate, we may be unable to file new patent or trademark applications, or that if filed, any future patent or trademark applications will result in granted patents and trademarks. Our ability to innovate could harm our ability to compete effectively.

Our patents and other intellectual property is subject to challenges by third parties, and if our intellectual property is successfully challenged or invalidated, our business could be harmed.

Any patents we have obtained or will obtain, may be challenged by re-examination, or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (or USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, and even though we’ve had a third party conduct a search of the subject matter and provide a right to proceed, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

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The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made, and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages, we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

In addition to patents, we rely on trademarks to protect the recognition of our company and products in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary scientific protocols. We depend heavily upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of our technology and our manufacturing processes. These measures may not afford us complete or even sufficient protection and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations.

14

Damage to our reputation or our brand, could negatively impact our business, financial condition, and results of operations.

We must grow the value of our brand in order to generate and grow our revenues. We intend to develop a reputation based on the high quality of our rebar and related products as well as on our culture and the experience of our customers. If we do not make investments in areas such as education, marketing, and brand awareness, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, product failure, accidents, and failure to comply with federal, state, or local regulations, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation and negatively impact our financial condition and results of operations.

We depend on certain key personnel.

We substantially rely on the efforts of our current senior management, including Simon R. Kay, our acting interim Chief Financial Officer and President and acting Chief Financial Officer, and David L. Anderson, our Chief Operations Officer. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train and retain highly skilled technical, managerial, product development, sales, and marketing personnel, we may be at a competitive disadvantage and unable to increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.

Our independent directors and executive officers have limited experience in the management of public companies which poses a risk for us from a corporate governance perspective.

Our directors and executive officers are inexperienced with respect to corporate governance of public companies.  Our directors are often required to make decisions regarding related parties, such as the approval of related party transactions, compensation levels, and oversight of our accounting function. Our directors and executive officer also exercise substantial control over all matters requiring stockholder approval, including the nomination of directors and the approval of significant corporate transactions. We do not have a majority of independent directors and we have not yet been able to implement certain corporate governance measures, the absence of which may cause stockholders to have more limited protections against transactions implemented by our Board of Directors, conflicts of interest and similar matters. Stockholders should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

There is a risk that our PPP loan will not be forgiven in whole or in part.

In February 2021, we received loan proceeds in the amount of approximately $165,000 under the Paycheck Protection Program (or PPP), established as part of the Coronavirus Aid, Relief and Economic Security (CARES) Act, which provides economic relief to businesses in response to the COVID-19 pandemic. The loan and accrued interest are forgivable after 24 weeks as long as we use the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and our employee head count remains consistent with our baseline period over the 24-week period after the loan was received. The amount of loan forgiveness will be reduced if we terminate employees or reduce salaries during the 24-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. While we believe that our use of the loan proceeds will meet the conditions for forgiveness of the loan, there is a risk that the loan will not be forgiven or that we will take actions that could cause us to be ineligible for forgiveness of the loan, there is a risk that (i) the loan will not be forgiven, in whole or in part, (ii) we will take actions that could cause us to be ineligible for forgiveness of the loan, in whole or in part or (iii) we may be required to repay the loan, in whole or in part, upon event of default under the loan or upon a breach of applicable PPP regulations.

15

The novel coronavirus pandemic has and could continue to adversely impact our business by delaying our ability to receive raw materials and manufacture our product or otherwise effectively conduct and manage our business.

The pandemic caused by the novel coronavirus (known as “COVID-19”) and governmental and other efforts to curb the spread of the pandemic has caused great disruption to the U.S. national and international economies. We have been adversely impacted by COVID-19 in that we have been required to temporarily suspend operations during 2020 due to necessary quarantines, and the impact of COVID-19 on the construction industry we are proposing to service has been significant. Moreover, the continued prevalence of COVID-19 or variants thereof could disrupt our supply chain, as well as our own operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to illness affecting others in our office or plant, or due to additional necessary quarantines. COVID-19 could also impact members of our Board of Directors as well as key providers of services to us, which could adversely impact the management of our affairs. Additionally, as the COVID-19 pandemic continues to develop, we will continue to spend time and resources in monitoring and adhering to government regulations that impact both our company and our customers and potential customers as necessary, which could also adversely impact our business and results of operations.

Risks Related to Our Industry

We compete with larger, more established companies, and our size and stage of development creates a significant risk for us in our ability to compete.

We are a small early-stage company competing in a mature industry populated by much larger, more established, and better capitalized companies. Our BFRP products for concrete reinforcement compete as an alternative to traditional steel reinforcement, as well as a direct replacement for other FRP rebar and industry established fiber products. The steel rebar industry is price commoditized, very mature and entrenched within our potential customers. Due in part to our early stage and size, we may be unable to convince customers and design professionals that our BFRP products and higher value proposition are a better choice than long-established, lower cost steel, or other accepted FRP products. Our inability to compete with traditional steel rebar, and the larger, more established, and better capitalized companies that produce traditional steel or non-basalt FRP rebar, would cause our business and results of operations to suffer.

Our inability to comply with numerous regulatory requirements that govern our industry could harm our business.

Our products typically require certain approvals and certifications to satisfy regulatory and building code requirements for use as concrete reinforcement. The American Concrete Institute (ACI), ASTM International (formerly the American Society for Testing and Materials), and the International Code Council (ICC) each have very specific testing regimen for FRP materials and strict guidelines regarding the acceptance criteria and product certification process. These include not only the products themselves, but the facility, the equipment and quality control measures used in process as part of the overall approval. There is a risk that we will be unable to secure and maintain such approvals and certifications in the future.  Furthermore, we are dependent on third party independent facilities, such as university laboratories and/or other certifying bodies, to obtain such approvals and certifications, and these come at a significant cost. Our inability to secure approvals and certifications and/or an extended period of time required to obtain such approvals could materially harm our ability to generate revenue.

Our products, which are all made using igneous basalt rock that must be mined from the ground, may become subject to future government laws, rules, and regulations and/or taxation for environmental reasons associated with mining. Such regulatory actions are beyond our control and could result in increases in the cost of basalt stock and/or restrict or prevent raw material availability, and either action would materially harm our ability to meet demand and generate revenue.

16

We are dependent on the availability of basalt fiber and other raw materials.

We will depend on the timely availability of various raw materials, including basalt fiber, for the manufacture of our products from various different suppliers. Our suppliers are located in the United States and abroad. We are subject to the risk that our suppliers will be unable to provide us with sufficient or satisfactory supply of raw materials for us to maintain production levels necessary to satisfy customers. The processes used to produce extremely fine denier, high tenacity basalt fiber is extremely meticulous and slow, and can be adversely affected by myriad issues which can affect the delicate melting process, the platinum bushings, or other advanced process elements. Additionally, such issues could adversely impact our suppliers’ ability to provide quality raw materials on a timely basis, which in turn could adversely affect our ability to obtain raw materials and conduct business.

Government contracts generally are subject to a variety of governmental regulations, requirements and statutes, the violation or alleged violation of which could have a material adverse effect on our business.

Our business plan will be driven in material part by our ability to enter into contracts funded by federal, state and local governmental agencies. Our contracts with these governmental agencies would generally be subject to specific procurement regulations, contract provisions and a variety of socioeconomic requirements relating to their formation, administration, performance, and accounting and often include express or implied certifications of compliance. Further, government contracts typically provide for termination at the convenience of the customer with requirements to pay us for work performed through the date of termination. We may be subject to claims for civil or criminal fraud for actual or alleged violations of these various governmental regulations, requirements, or statutes. Further, if we fail to comply with any of these various governmental regulations, requirements, or statutes or if we have a substantial number of accumulated Occupational Safety and Health Administration or similar workplace safety violations, any government contracts to which we are a party could be terminated, and we could be suspended from government contracting or subcontracting, including federally funded projects at the state level. Even if we have not violated these various governmental regulations, requirements or statutes, allegations of violations could harm our reputation and require us to incur material costs to defend any such allegations or lawsuits. Should one or more of these events occur, it could have a material adverse effect on our business, financial condition, and results of operations.

If we do not comply with certain federal or state laws, we could be suspended or debarred from government contracting, which could have a material adverse effect on our business.

Various statutes to which our operations are or may in the future be subject, including laws prescribing a minimum wage and regulating overtime and working conditions, provide for mandatory suspension and/or debarment of contractors in certain circumstances involving statutory violations. In addition, the federal and various state statutes provide for discretionary suspension and/or debarment in certain circumstances, including as a result of being convicted of, or being found civilly liable for, fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public contract or subcontract. The scope and duration of any suspension or debarment may vary depending upon the facts of a particular case and the statutory or regulatory grounds for debarment. Any suspension or debarment from government contracting could have a material adverse effect on our business, financial condition, and results of operations.

Our industry is seasonal and subject to adverse weather conditions, which can adversely impact our business.

Construction operations occur outdoors. As a result, seasonal changes and adverse weather conditions can adversely affect our business operations through a decline in both the need for and use of our products. Adverse weather conditions such as extended rainy and cold weather in the spring and fall could reduce demand for our products and reduce sales. Major weather events such as hurricanes, tornadoes, tropical storms, and heavy snows could also adversely affect our ability and the ability of our customers to conduct business. In addition, construction materials production and shipment levels follow activity in the construction industry, which typically occurs in the spring, summer and fall. Thus, our business is likely to be seasonal and subject to fluctuation accordingly.

17

Changes in the global, national, and local economic environment impacting the construction industry may lead to declines in the construction industry and the demand for our products by our customers.

We plan to sell our products primarily to the construction industry. The construction industry is cyclical and can exhibit a great deal of sensitivity to general economic conditions.  Low demand from the construction industry could adversely impact our financial position, results of operations and/or our cash flows. Economic or other conditions that adversely impact the global, national, or local construction industry may be novel and singular, in nature, such as the COVID 19 virus, or more seasonal and recurring, such global building supply chain shortages, interest rate fluctuations which impact new construction, lack of government funding for construction initiatives. These conditions, most of which will be beyond our control, could adversely impact business and results of operations.

Changes to accepted trade practices, trade agreements, or imposition of tariffs may adversely impact supply and pricing of certain raw materials.

Political events, such as the imposition of tariffs or the dissolution of trade agreements, may negatively impact supply chain and other factors related to our business.  Such events could materially impact supply and pricing of critically necessary raw materials for manufacture of our products. For example, the basalt fiber roving, the primary raw material used in the manufacture of BasaFlex, and our other products is sourced from many parts of the world, and any such events could materially impact our supply and/or pricing. These events could also adversely impact the construction industry and demand for our products in general. Impacts from such events could adversely impact business and results of operations.

Volatility in prices for raw materials may materially, adversely impact our prices.

Depending on our customer demand and availability of raw materials, we may be faced with having to source and purchase raw materials from alternative suppliers, and/or at prices that are above the current market price, or in greater volumes than available. Additionally, other factors such as added capacity of competing steel and/or alternative FRP’s could create negative pricing pressure, which would negatively affect our profit margins.

There are risks associated with the limited number of basalt fiber manufacturers worldwide, who possess a finite capacity to produce fine micron basalt roving that is incorporated into BasaFlex. In the event these manufacturers lack the desire or ability to invest in additional capacity on a timely basis, we may be faced with an inadequate supply of raw material to meet our growth plan. In such an event, it may become necessary to develop a controlled source of basalt fiber, including acquiring or developing a smelting plant to meet our own demand, which will be a costly process and take time and may not be consummated on desirable terms, or at all.

General Business Risks Associated with Our Company

There may be legacy issues (including potential liabilities) arising from or associated with prior management and prior business operations, including potential litigation.

Our company has been in operation since 2006 and as a public company since 2009. During this time, our company has entered and exited several businesses and has undergone three name changes. Current management has only been engaged since the start of the basalt fiber rebar business in 2019, and in that time has had to address several legacy issues which arose under our previous management, including the recent settlement of the lawsuit with Raw Energy, and the resolution of the judgment awarded to the California State Teachers Retirement System, among others. As such, we face the risk that all prior issues and resulting potential liabilities have not been identified, resolved, or accounted for, and if we are required to addresses any new issues as they arise, our management may become distracted from fulfilling our business objectives and we may be faced with unforeseen costs, expenses and liabilities which could damage our reputation and adversely impact our results of operations.

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If we fail to manage our anticipated growth, our business and operating results could be harmed.

If we do not effectively manage our anticipated growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage our potential growth, we will need to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and allocation of valuable management resources, especially as we add additional manufacturing capacity to our primary facility in Pompano Beach, Florida or invest in satellite manufacturing facilities. We also need to manage our sub-tier suppliers of the equipment necessary to support our growth. If planned or additional required improvements are not implemented on a timely or cost-effective basis, or they are not implemented at all for any reason, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position.

We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could materially affect our operations.

We rely on information technology systems across our operations, including for management, supply chain and financial information and various other processes and transactions. As our manufacturing equipment is wirelessly controlled and operated, and the tracing data (which is required for necessary certifications) our equipment produces is stored electronically, our business depends on the security, reliability, and capacity of these systems. Information technology system failures, network disruptions or breaches of security could disrupt our operations, causing delays or cancellation of customer orders or impeding the manufacture or shipment of products, processing of transactions or reporting of financial results. An attack or other problem with our systems could also result in the disclosure of proprietary information about our business or confidential information concerning our customers or employees, which could result in significant damage to our business and our reputation. Advanced cybersecurity threats, such as computer viruses, attempts to access information, and other security breaches, are persistent and continue to evolve, making them increasingly difficult to identify and prevent. Protecting against these threats may require significant resources, and we may not be able to implement measures that will protect against all the significant risks to our information technology systems. In addition, we rely on third party service providers to execute certain business processes and maintain certain information technology systems and infrastructure, and any breach of security on their part could impair our ability to effectively operate. Any breach of our security measures could result in unauthorized access to and misappropriation of our information, corruption of data or disruption of operations or transactions, any of which could have a material adverse effect on our business.

We will not be insured against all potential losses and could be seriously harmed by natural disasters, catastrophes, pandemics, theft, or sabotage.

Our products are currently produced at a single location, and many of our business activities involve or will involve substantial investments in manufacturing. Our facility could be materially damaged by natural disasters such as floods, tornados, hurricanes (particularly given our location in South Florida), fires, earthquakes, pandemics or by theft or sabotage. We could incur uninsured losses and liabilities arising from such events, including damage to our reputation, and/or suffer material losses in operational capacity, which could have a material adverse impact on our business, financial condition, and results of operations.

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We could face potential product liability and warranty claims, we may not accurately estimate costs related to such claims, and we may not have sufficient insurance coverage available to cover such claims.

Our products are anticipated to be used in a wide variety of residential, commercial, and industrial applications. We face an inherent business risk of exposure to product liability or other claims in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or to property. We may, in the future, incur liability if product liability lawsuits against us are successful. Moreover, any such lawsuits, whether successful or not, could result in adverse publicity to us, which could cause our sales to decline. We maintain insurance coverage to protect us against product liability claims, but that coverage may not be adequate to cover all claims that may arise, or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or that exceeds our established reserves could materially and adversely impact our business, financial condition, and results of operations. In addition, consistent with industry practice, we provide warranties on many of our products. We may experience costs of warranty claims (limited to replacement) when the product is not performing to the satisfaction of the claimant even though it has not caused harm to others or property. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs and thereby fail to establish adequate warranty reserves for them. Warranty claims are not insurable.

Risks Related to Our Securities

There is a risk that we may not be able to consummate our contemplated Re-IPO.

Under the terms of the August 2021 Private Placement, we are required is to conduct a Re-IPO whereby we will seek to raise additional funding in a registered underwritten offering and concurrently list our common stock on a national securities exchange. Investors are cautioned, however, that the Re-IPO may not take for any number of reasons, many of which are beyond our control. You should not invest in our company in reliance on the fact that the Re-IPO will take place. If the Re-IPO does not occur, our common stock would still be quoted on the OTCQB Market, but your opportunity for liquidity in your common stock would be significantly limited. In addition, if we are unable to consummate the Re-IPO on a timely basis or at all, we will owe cash liquidated damages to the investors in the August 20221 Private Placement.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

We may issue a significant number of shares of common stock upon conversion of outstanding convertible notes, or upon exercise of warrants, including the Warrant As and Warrant Bs. As of the date of this prospectus, approximately 303,799,187 shares of common stock are reserved for issuance under our outstanding convertible notes and warrants. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock, and could make it more difficult for us to raise funds in the future through private or public offerings of our securities.

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid for them.

Our common stock trades on the OTCQB Market, which is not as liquid a market as a national securities exchange such as NASDAQ. There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

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Trading in our common stock is subject to special sales practices and may be difficult to sell.

Our common stock is subject to the SEC’s “penny stock” rule, which imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established distributors or accredited investors. Penny stocks are generally defined to be an equity security that has a market price of less than $5.00 per share. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of our stockholders to sell their securities in any market that might develop.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

The conversion of our outstanding secured convertible promissory note will result in dilution to existing stockholders and could negatively affect the market price of our common stock.

At the date of this prospectus, we have an outstanding 20% secured promissory note in the aggregate principal amount of $1,689,746, convertible at the option of the principal holder (a trust associated with one of our directors, Ronald J. LoRicco, Sr., which trust acts as agent for all noteholders) into shares of our common stock at a price per share equal to $0.275. If this note is converted into shares of common stock, our issued and outstanding shares would increase. In the event that a market for our common stock develops, to the extent that the holder of this note converts such note, our existing shareholders will experience dilution to their ownership interest in our company. In addition, to the extent that the holder converts such note and then sell the underlying shares of common stock in the open market, our common stock price may decrease.

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The principal holder of our outstanding secured convertible promissory note (which holder is associated with one of our directors) has rights which are senior to the rights of our common stockholders, and which may impair our financing efforts.

The principal holder of the $1,689,746 convertible note mentioned above (a trust associated with one of our directors, Ronald J. LoRicco, Sr., which trust acts as agent for all noteholders) is party to a security agreement with us granting such holder a secured interest in all of our assets. In addition, our agreements with this principal note holder contain a negative covenant explicitly requiring such holder’s consent in order for us to incur any debt or issue of any equity securities. The interests of such debt holder are senior to the rights of our common stockholders and may impede our ability to obtain new financing. Furthermore, such holder’s interest may not coincide with the interests of other stockholders, and such holder may become subject to conflicts of interest given its affiliation with one of our directors. These conflicts may not be resolved in favor of our common stockholders.

The interests of our principal stockholders, officers, and directors, who collectively and beneficially own approximately 22.11% of our stock, may not coincide with yours and such stockholders will have the ability to substantially influence decisions with which you may disagree.

As of the date of this prospectus, our principal stockholders, officers, and directors beneficially owned approximately 22.11% of our common stock. As a result, our principal stockholders, officers, and directors will have the ability to substantially influence matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of our controlling stockholders. The interests of such stockholders may not coincide with your interests or the interests of other stockholders.

Certain accredited investors control large blocks of restricted common stock.  Sale of large blocks of common stock could materially impact our stock price.

Historically, we have raised funds from accredited investors through the sale of restricted common stock.  Generally, common stock sold privately to accredited investors has certain resale restrictions under the securities laws that include elements of minimum holding periods, certain other requirements with respect to financial filings of our company and other requirements.  Once these requirements are met, holders of the restricted common stock are able to remove resale restrictions and sell freely in the open market. As our common stock has a limited market for resale, substantial additional supply of stock caused by previously restricted stock coming into the market for resale could have a materially, negative impact on our stock price.

The issuance of preferred stock could grant rights to investors that are not enjoyed by the holders of our common stock.

Our articles of incorporation authorize the Board of Directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board of Directors. Our articles of incorporation further authorize the Board of Directors to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change of control of our company. Although we have no present plans to issue additional series or shares of preferred stock, we can give no assurance that we will not do so in the future.

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Our inability to remain current on our required securities filings may impact liquidity for certain shareholders and our ability to raise funds.

We rely on third parties to assist us with the preparation of our public filings.  Our financial resources may not be sufficient from time to time to be able to cover the costs associated with these third parties’ services.  Failure to remain current on certain public filings may limit the ability of shareholders to avail themselves of safe harbors when attempting to sell their shares, for example under Rule 144 of the Securities Act of 1933, as amended.  In addition, our inability to present current financial information may impact our ability to raise additional funds and would further require us to pay cash liquidated damages to the investors in the August 2021 Private Placement.

The number of shares of our common stock issuable upon the exercise outstanding warrants is substantial.

As of the date of this prospectus, we had warrants outstanding that were exercisable for an aggregate of 117,416,666 shares of common stock. The shares of common stock issuable upon exercise of these warrants is substantial, currently constituting approximately 39% of the total number of shares of common stock currently issued and outstanding. Therefore, the exercise of a large number of these warrants and public sales of the shares of common stock underlying these warrants would cause substantial dilution to our stockholders and could adversely impact the price of our common stock from time to time. The timing for such dilution and adversely price impact is uncertain as we have no control over when warrants held by third parties will be exercised. For more information regarding the terms of our warrants, please refer to the footnotes accompanying the audited and unaudited financial statements included as part of this prospectus.

Adjustments to the conversion price for certain of our warrants will dilute the ownership interests of our existing stockholders.

Under the terms of certain of our outstanding warrants (notably the Warrant As and Warrant Bs), the exercise price of such warrants may be adjusted downward in certain circumstances. If a downward adjustment were to occur in the exercise price of such warrants, the exercise of such warrants would result in the issuance of a significant number of additional shares of our common stock and cause significant dilution. Moreover, the public sale of such shares could adversely impact the price of our common stock from time to time.

Even if a market for our common stock develops, the market price of our common stock may be significantly volatile, which could result in substantial losses for purchasers.

The market price for our common stock may be significantly volatile and subject to wide fluctuations in response to factors, including the following:

•	our ability to develop and implement our business plans;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	changes in financial or operational estimates or projections;
•	conditions in markets generally;
•	changes in the economic performance or market valuations of companies similar to ours; and
•	general economic or political conditions in the United States or elsewhere.

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In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

We may issue a significant amount of shares of common stock in the future, including shares of common stock upon conversion of preferred stock or convertible notes we have or may issue, or upon the exercise of warrants currently outstanding or which we may issue in the future. Future sales of a substantial number of shares of these shares of common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock, and could make it more difficult for us to raise funds in the future through public or private offerings of our securities.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Actions of activist shareholders could be disruptive and potentially costly and the possibility that activist shareholders may seek changes that conflict with our strategic direction could cause uncertainty about the strategic direction of our business.

Activist investors or other stockholders who disagree with our management (including legacy stockholders of our company from a time prior to the commencement of our current business plan) may attempt to effect changes in our strategic direction and how our company is governed or may seek to acquire control over our company. Some investors (commonly known as “activist investors”) seek to increase short-term stockholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases, or even sales of assets or the entire company. Activist campaigns can also seek to change the composition of our Board of Directors, and campaigns that contest or conflict with our strategic direction could have an adverse effect on our results of operations and financial condition as responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our Board of Directors and senior management from the pursuit of our business strategies. In addition, perceived uncertainties as to our future direction that can arise from potential changes to the composition of our Board of Directors sought by activists may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, may cause concern to our current or potential customers or other partners, may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners. These types of actions could divert our management’s attention from our business or cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business, all of which could have a material adverse effect on our company.

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Our ability to use our net operating losses and research and development credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses (or NOLs) and its research and development credit carryforwards to offset future taxable income. Our existing NOLs and research and development credit carryforwards may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs and research and development credit carryforwards could be further limited by Sections 382 and 383 of the Code. In addition, our ability to deduct net interest expense may be limited if we have insufficient taxable income for the year during which the interest is incurred, and any carryovers of such disallowed interest would be subject to the limitation rules similar to those applicable to NOLs and other attributes. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience a change of control, we may not be able to utilize a material portion of the NOLs, research and development credit carryforwards or disallowed interest expense carryovers, even if we attain profitability.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Nevada corporation, and the anti-takeover provisions of the Nevada law may discourage, delay or prevent a change in control by, among other things: (i) prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders and (ii) making it more difficult to remove our directors and officers, which might discourage transactions that could involve payment to stockholders of a premium over the market price of our securities.

In addition, our certificate of incorporation, as amended, and our amended and restated bylaws may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. In particular, our certificate of incorporation, as amended, and our amended and restated bylaws, among other matters:

•	permit our Board of Directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate;
•	provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and
•	do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;

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The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, those relating to potential peak sales amounts, product approval, production and supply dates, commercial launch dates, and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this prospectus should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends for the foreseeable future. Therefore, you should not invest in our common stock in the expectation that you will receive dividends.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information currently available to management. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that a variety of important factors, including those listed below and those discussed in our periodic reports to be filed with the SEC under the Securities Exchange Act of 1934, as amended, could affect our future results, and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include, without limitation:

•	the early-stage nature of our company, including our limited manufacturing capacity;

•	factors that impair our ability to commence meaningful revenue generating operations, including our ability to raise capital, obtain market acceptance of our products and attract and retain customers;

•	the amount and timing of required operating costs and capital expenditures related to the maintenance and expansion of our business operations and infrastructure;

•	our ability to secure and maintain key channel partners, including suppliers of raw materials and marketing and distribution partners;

•	our dependence on key personnel;

•	our ability to comply with applicable laws, rules and regulations and changes in laws, rules and regulations that affect our operations and the demand for our products;

•	the long- and short-term impact of the COVID-19 pandemic on the global and United States economy and the impact it may have on our industry;

•	our ability to address and adapt to competition effectively, in particular competition with larger, more established companies;

•	the impact on our operations of general economic conditions and those economic conditions specific to the construction industry;

•	volatility in prices for raw materials; and

•	the impact of natural disasters, catastrophes, pandemics, theft, or sabotage, including by way of hurricanes given our location in South Florida, for which we may have no or inadequate insurance.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements as anticipated, believed, estimated, expected, or intended.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the Warrant As and Warrant Bs held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $12.8 million. As of the date of this prospectus, we have not received proceeds from such exercises. Any net proceeds we receive will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in the best interest of our company. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our common stock or preferred stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made at the discretion of our Board of Directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our common stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated prices. See “Plan of Distribution”. The price at which the selling stockholders may sell their common stock, or the price of our common stock prevailing in the market from time to time, does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Common Stock

As of the date of this prospectus, we have approximately 286 holders of record of our common stock. The number of record holders does not include persons, if any, who hold our common stock in nominee or “street name” accounts through brokers.

Market for Common Stock

Our common stock is quoted on the OTCQB Marketplace under the symbol “BASA.” As of September 28, 2021, the last reported sales price of a share of our common stock on the OTCQB Marketplace was $0.2720. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTC Markets Group, Inc.:

Period Ended	High	Low
June 30, 2021	$0.668	$0.38
March 31, 2021	$0.251	$0.226

December 30, 2020	$0.32	$0.275
September 30, 2020	$0.67	$0.58
June 30, 2020	$0.16	$0.15
March 31, 2020	$0.12	$0.11

December 30, 2019	$0.22	$0.21
September 30, 2019	$0.204	$0.18
June 30, 2019	$0.695	$0.695
March 31, 2019	$0.14	$0.14

These sales prices were obtained from the OTC Market Group, Inc. and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. No assurance can be given that an established public market will develop in our common stock, or if any such market does develop, that it will continue or be sustained for any period of time.

Transfer Agent

Our stock transfer agent is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014, Telephone: (702) 818-5898.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have a formal equity incentive plan at this time, and therefore we have no securities authorized for such issuance under any such plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Statements in this report which express "belief," "anticipation" or "expectation," as well as other statements which are not historical facts, are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those that may be set forth under the "Risk Factors" section of this prospectus and elsewhere in this prospectus, as well as in our annual report on Form 10-K for the year ended December 31, 2020, and subsequently filed quarterly reports on Form 10-Q. See “Cautionary Note Regarding Forward-Looking Statements”.

The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this report.

Overview

This overview provides a high-level discussion of our operating results and some of the trends that affect our business. We believe that an understanding of these trends is important to understand our financial results for the years ended December 31, 2020, and 2019 and the six months ended June 30, 2021, and 2020, respectively. This summary is not intended to be exhaustive, nor is it intended to be a substitute for the detailed discussion and analysis provided elsewhere in this prospectus, and our audited and unaudited condensed consolidated financial statements and accompanying notes included in this prospectus.

On May 30, 2006, Basanite, Inc. was formed as a Nevada corporation. Through our wholly owned subsidiary, Basanite Industries, LLC, a Delaware limited liability company (“BI”), we manufacture a range of “green” (environmentally friendly), sustainable, non-corrosive, lightweight, composite products used in concrete reinforcement by the construction industry. Our core product is BasaFlex™, a basalt fiber reinforced polymer reinforcing bar (“rebar”) which we believe is a stronger, lighter, sustainable, non-conductive, and corrosion-proof alternative to traditional steel.

Our two other main product lines are BasaMix™, which are fine denier basalt fibers available in various chopped sizes, and BasaMesh™, a line of Basalt Geogrid Mesh Rolls, intended to replace welded wire mesh (made of steel) and other fiber reinforced polymer grids and mesh.

BasaMix™ is designed to help absorb the stresses associated with early-aged plastic shrinkage and settlement cracking in concrete, as well as providing an increased toughness for enhanced reinforcement in Slab on Grade (SOG) and precast elements. BasaMix™ also serves in a “system approach” for optimum performance of a concrete element when used in conjunction with our BasaFlex™ rebar.

BasaMesh™ is designed for secondary and temperature shrinkage reinforcement. BasaMesh™ can also work in conjunction with the BasaFlex™ rebar or BasaMix™ for a total reinforcement program.

Each of our products is specifically designed to extend the lifecycle of concrete products by eliminating “concrete spalling.” Spalling results from the steel reinforcing materials embedded within the concrete member rusting (contrary to popular belief, concrete is porous, and water can permeate into concrete). Rusting leads to the steel expanding and eventually causing the surrounding concrete to delaminate, crack, or even break off, resulting in potential structural failure. We believe that each of our products addresses this important need along with other key requirements in today’s construction market.

We believe that the following attributes of BasaFlex™ provide it with a competitive advantage in the marketplace:

•	BasaFlex™ never corrodes: steel reinforcement products rust, leading to spalling and significant repair costs down the road;

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•	BasaFlex™ is sustainable: BasaFlex™ is made from Basalt rock, the most abundant rock found on Earth’s surface, and offers a longer product lifecycle than traditional steel (the lack of corrosion allows the life span of concrete products reinforced with BasaFlex to be significantly longer);

•	BasaFlex™ is “green”: From mining, through production, to installation at the building site, BasaFlex™ has an exceptionally low carbon footprint when compared with that of steel; and

•	BasaFlex™ has a lower in-place cost: the physical nature of our products relative to steel result in a lower net cost to the contractor once installed, such as: BasaFlex™ is one-quarter of the weight of equivalent sized steel, meaning 4 times the quantity of material can be delivered by the same truck (or container); all Basanite products can be loaded/unloaded and moved around the jobsite by hand – no expensive handling equipment is needed; less concrete is required as BasaFlex™ does not require the extra concrete cover needed when using steel; and Basanite products are safer and easier to use. We believe all these factors materially reduce the net in-place cost of concrete reinforcement.

We lease a fully permitted, 36,900 square foot facility located in Pompano Beach, Florida equipped with five customized, Underwriters Laboratories approved, Pultrusion manufacturing machines for BasaFlex™ production, plus other composite manufacturing equipment. Each Pultrusion machine has up to two linear production lines (we use one or two lines per machine depending on rebar size – giving a maximum capacity of 10 manufacturing lines). To date, BI’s operations team has successfully optimized and scaled the capacity of our manufacturing plant to produce up to 25,000 linear feet of BasaFlex™ rebar per shift, per day, depending on the product mix. BI’s own fully equipped test lab is utilized to evaluate, validate, and verify each product’s performance attributes.

We believe that macroeconomic factors are pressuring the construction industry to consider the use of alternative reinforcement materials for the following reasons:

•	the increasing need for global infrastructure repair;

•	recent design trends towards increasing the lifespan of projects and materials;

•	the global interest in promoting the use of sustainable products; and

•	increasing consideration of both the long-term costs and environmental impacts of material selections.

We believe we are well positioned to benefit from this renewed focus, particularly in light of the interest of the U.S. government in funding infrastructure improvements and events such as the tragic collapse of a residential building in Surfside, Florida.

Impact of COVID-19

The novel coronavirus (“COVID-19”) that surfaced in December 2019 and spread throughout the world resulted in our company undergoing a 2-month operational shutdown early in the second quarter of 2020, with normal business operations resuming in June 2019. A second coronavirus related event occurred early in the fourth quarter of 2020, when two employees tested positive for COVID-19, and we became concerned they had potentially exposed the others. Out of an abundance of caution, we temporarily shut down operations for one week and entered a 10-day quarantine period (during this time certain key employees remained active, working from home). We strictly followed CDC guidelines for required quarantining periods and testing of all employees before re-opening. Notwithstanding this, since the beginning of the third quarter of 2020, COVID-19 has not materially impacted our operations or those of our third-party partners. However, the continued spread of variants of the virus could negatively impact the manufacturing, supply, distribution and sale of our products and our financial results in the future. The extent to which COVID-19 may impact the construction industry, our operations or the operations of our third-party partners will depend on future developments, which are uncertain and cannot be predicted with confidence.

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Results of Operations

Comparison of the six months ended June 30, 2021, to the six months ended June 30, 2020

Revenue – The Company had $15,549 of revenues as a result of sales for the three months ended June 30, 2021, compared to $593 for the same period in the prior year and $19,685 of revenues as a result of sales of finished goods sold for the six months ended June 30, 2021, compared to $2,218 for the same period in the prior year. Revenues have been minimal as a result of our focus on the scaling of production and inventory.

Cost of goods sold – During the three and six months ended June 30, 2021, we had cost of sales of $19,493 and $20,809 compared to $1,603 and $2,222, respectively for the same period in the prior year.

For the three months ended June 30, 2021, we had a gross loss from operations in the amount of $3,944 compared to a gross loss in the amount of $1,010 in the same period of the prior year.

For the six months ended June 30, 2021, we had a gross loss from operations in the amount of $1,124 compared to a gross loss in the amount of $4 in the same period of the prior year.

We maintain small margins as we sold existing inventory while preparing for the scaling the manufacture of BasaFlex.

Professional fees – During the three months ended June 30, 2021, professional fees were $79,355 compared to $53,016 for the same period in the prior year. During the six months ended June 30, 2021, professional fees were $193,087 compared to $162,874 for the same period in the prior year. The Company has increased fees as it relates to legal fees with the ongoing litigation, and new supplier and consulting agreements as it tries to secure relationships in the industry.

Payroll and payroll taxes – During the three months ended June 30, 2021, payroll and payroll taxes were $300,683 compared to $162,455 for the same period in the prior year. During the six months ended June 30, 2021, payroll and payroll taxes were $554,798 compared to $399,886 for the same period in the prior year. The company retained a total of 27 employees at the period end June 30, 2021, as compared to 9 employees at the close of the June 30, 2020 period.

Consulting – During the three months ended June 30, 2021, consulting fees were $117,375 compared to $81,875 in the prior year. During the six months ended June 30, 2021, consulting fees were $230,625 compared to $98,938 in the prior year. The increase is due to additional consulting agreements: our Chief Executive Officer is currently compensated as a consultant. The Company’s previous Chief Executive Officer was compensated as an employee. The Company has also retained a capital markets consultant to assist in financial planning and fundraising.

General and administrative – During the three months ended June 30, 2021, general and administrative expenses were $950,167 compared to $283,034 for the same period in the prior year. During the six months ended June 30, 2021, general and administrative expenses were $1,553,937 compared to $500,987 for the same period in the prior year. The increase is largely due to an increase in stock-based compensation expense.

Loss on Extinguishment of Debt - During the three months ended June 30, 2021, we had a loss of $3,056,892 compared to a gain of $980 for the same period in the prior year.  During the six months ended June 30, 2021, we had a loss of $6,743,015 compared to $980 for the same period in the prior year.

Interest expense - During the three months ended June 30, 2021, interest expense was $133,211 compared to $201,007 for the same period in the prior year. During the six months ended June 30, 2021, interest expense was $205,874 compared to $251,830 for the same period in the prior year. The decrease is due to the volume of lending committed to during the second quarter of 2021.

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Comparison of the year ended December 31, 2020, to the year ended December 31, 2019

Revenue – We had $7,161 of revenues as a result of sales of finished goods sold for the year ended December 31, 2020, compared to $3,892 in the prior year. Revenues have been minimal as a result of our shift in focus to the scaling of production and inventory.

Cost of goods sold – During the year ended December 31, 2020, we had cost of sales of $4,487 compared to $105,010 in the prior year. We have small margins as we sold existing inventory while preparing for the scaling the manufacture of BasaFlex. In the same period in the prior year, we lost money on a gross margin basis due to inefficiencies in the start-up process and extremely narrow margins on the initial sales of like products.

Professional fees – During the year ended December 31, 2020, professional fees were $438,749 compared to $341,906 in the prior year. The Company has increased fees as it relates to legal fees with the ongoing litigation, and new supplier and consulting agreements as it tries to secure relationships in the industry.

Payroll and payroll taxes – During the year ended December 31, 2020, payroll and payroll taxes were $837,348 compared to $865,828 in the prior year. The decrease was due to the termination of the prior CEO in the first quarter of 2020 and the resignation of the CFO in the second quarter of 2020 compared to both being employed during the same period in the prior year.

Consulting – During the year ended December 31, 2020, consulting fees were $270,525 compared to $219,326 in the prior year. The increase is due to consulting agreements for senior management at different rates.

General and administrative – During the year ended December 31, 2020, general and administrative expenses were $1,408,948 compared to $2,483,226 in the prior year. The decrease is largely due to the decrease in stock-based compensation expense by $1,535,726 and the minimal increases in several other general and administrative expenses compared to the prior year.

Loss on inventory obsolescence - During year ended December 31, 2020, we had a loss of $33,062 compared to $0 in the prior year, which resulted from a review of purchased inventory on hand that was deemed unsellable.

Disposition of fixed asset - During year ended December 31, 2020, we had a gain of $40,838 compared to $0 in the prior year.  The gain is due to the sale of an asset during the year.

Miscellaneous income - During the year ended December 31, 2020, miscellaneous income was $70,817 as a result of a gain on the settlement of a lawsuit compared to $4,469 in the prior year. The increase is due to the net settlement of $125,000 less the contingency fee and expenses paid to the attorney for the HLM Storefront litigation.

Gain on settlement of payable - During year ended December 31, 2020, we had a gain of $293,678 compared to $201,617 in the prior year. The gain in the current year is due to the forgiveness by prior management of accrued wages and related expenses whereas in the prior year, the gain is largely due to the writing off of several payables that had exceeded their statute of limitations for collection.

Loss on extinguishment of debt - During the year ended December 31, 2020, we had a loss of $56,948 compared to $0 in the prior year.  The increase in loss is due to the settlement of various long-standing debts for restricted common shares which exceeded the value of the debt.

Impairment of fixed asset - During the year ended December 31, 2020, we had no gain or loss compared to a loss of $1,478 in the prior year.

Interest expense - During the year ended December 31, 2020, interest expense was $898,257 compared to $113,076 in the prior year. The increase is mainly due to the amortization of the debt discounts recorded for the convertible debt.

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Liquidity and Capital Resources

Since inception, we have incurred net operating losses and used cash in operations. As of December 31, 2020, we had an accumulated deficit of $29,643,387 and as of June 30, 2021, we had an accumulated deficit of $38,634,066. We have incurred general and administrative expenses associated with our product development and compliance while concurrently setting up our Pompano facility, beginning operations, and developing our business.  We also continue to incur legal fees arising from ongoing litigation.  Based on information currently available, management believes that these ongoing costs are not material to our financial condition, but no assurances can be given that the materiality of these ongoing litigation costs will not change, or that litigation will be resolved in a timely fashion. We expect operating losses to continue in the short term and require additional financing for continued support of our BFRP manufacturing business until we can generate sufficient revenues to achieve positive cash flow. These conditions raise substantial doubt about our ability to continue as a going concern.

We have historically satisfied our working capital requirements through the sale of restricted common stock and the issuance of warrants and promissory notes.  We will continue our fundraising efforts until we have obtained positive cash flow to cover our expenses.  No assurances can be given that we will be successful in raising future capital.

On December 31, 2020, we had cash of $259,505 compared to $129,152 at December 31, 2019. On June 30, 2021, we had cash of $77,400 compared to $259,505 at June 30, 2020. Subsequent to June 30, 2021, we closed a private placement on August 17, 2021, that generated net cash proceeds to us of approximately $4,770,000.

Notwithstanding proceeds from the sale of our common stock this year, current working capital and projected sales revenue are insufficient to maintain our current operations. In order to scale up operations and reach the level of sales revenue sufficient to provide positive cash flow, we require funding of both our expansion plan and our operating deficit through the period while we are scaling our manufacturing capability. We will attempt to raise this capital through third party financing, including potential private or public offerings of our securities as well as bridge or other loan arrangements. We cannot provide any assurances that required capital will be obtained at all or that the terms of such required financing may be acceptable to us. If we are unable to obtain adequate financing, we may reduce our operating activities to reduce our cash use until sufficient funding is secured. If we are unable to secure funding when needed, our results of operations may suffer, and our business may fail.

While we have generated relatively little revenue to date, we continue to receive inquiries from a range of customers for our products, indicating what we believe is a significant level of market interest for BasaFlex™.  Some of these inquiries would be for very large potential orders for new, multi-year construction projects. Based on our current limited manufacturing capacity (which we plan to begin to expand with the net proceeds of the August 2021 Private Placement), these inquiries (if they lead to actual orders) would exceed our capability to deliver within the customer’s requested timeframe, and largely because of this, there is no guarantee that orders will actually be received.

Cash Flows

Net cash used in operating activities amounted to $2,799,499 and $2,259,537 for the years ended December 31, 2020, and 2019, respectively.

During the year ended December 31, 2020, we used $339,586 net cash for investing activities compared to $566,918 used in the prior fiscal year for the modifications and Underwriter’s Laboratories listing of the production machinery and the final payments for the enhancements made to our production facility as compared to the deposits made on machinery and equipment.

During the year ended December 31, 2020, we had $3,269,438 net cash provided by financing activities.  Proceeds of $1,797,068 from the sale of stock from accredited investors and related parties for 15,495,629 restricted common shares issued; borrowing of $1,886,727 from the issuance of convertible and short-term notes payable, including from related parties; less $348,000 of full repayment of a convertible note; less $66,357 of full repayment of short-term notes payable.

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During the year ended December 31, 2019, we had $2,833,776 net cash provided by financing activities. Proceeds of $2,392,828 net cash from the sale of stock from accredited investors and related parties for 41,034,285 restricted common shares issued; borrowing of $642,760 from the issuance of convertible and short-term notes payable, including from related parties; less $50,000 of a partial repayment of a convertible note; less $54,704 of full repayment of a related party convertible note; and less $97,108 of full repayment of a demand note payable.

We do not believe that our cash on hand on December 31, 2020, will be sufficient to fund our current working capital requirements as we try to develop our fiber reinforced polymer rebar manufacturing business. We entered into convertible promissory notes and issued restricted common shares in an effort to raise additional working capital. We will continue working towards securing more working capital. However, there is no assurance that we will be successful in securing working capital or, if we are, that the terms will be beneficial to our shareholders.

Net cash used in operating activities amounted to $2,294,501 and $1,040,380 for the six months ended June 30, 2021, and 2020, respectively. In the current period a loss was recorded related to the issuance of warrants at fair value issued as compensation for the extension of the maturity date of an amended note.

During the six months ended June 30, 2021, net cash used for investing activities were $270,330 compared to $59,377 for the same period in the prior year. The increase is largely due to costs associated with the customization, installation, and verification and validation testing of the first BasaMax™ prototype pultrusion machine.

During the six months ended June 30, 2021, we had $2,382,726 net cash provided by financing activities compared to $1,087,088 in the prior year. Issuance of common shares for $331,776, and $123,500 from warrants exercised; borrowing of $579,741 from the issuance of convertible and short-term notes payable, including from related parties; less $35,000 of a full repayment of convertible notes; and less $8,485 of partial repayment of notes payable provided the net cash during the six months ended June 30, 2021. Further we borrowed $1,091,194 from the issuance of notes payable, including from related parties. Additionally, we borrowed $300,000 in notes payable which was later exchanged for 6,000,000 five-year warrants on May 21, 2021.

We do not believe that our cash on hand as of June 30, 2021 will be sufficient to fund our current working capital requirements as we try to develop our fiber reinforced polymer rebar manufacturing business. We entered into promissory notes and issued restricted common shares in an effort to raise additional working capital. Additionally, we entered into an agreement with Aegis Capital, LLC to secure working capital for equipment and manufacturing improvements. We will continue working towards securing more working capital. However, there is no assurance that we will be successful in securing working capital or, if we are, that the terms will be beneficial to our shareholders.

Summary of Critical Accounting Policies

Use of Estimates – The preparation of the accompanying Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation and stock awards related to convertible debt instruments are recognized based on the fair value of the awards granted. The fair value of each award or conversion feature is estimated on the grant date using the Black-Scholes pricing model. The Black-Scholes pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates and the expected dividend yield of our common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

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Recent Accounting Pronouncements

Described below is a new accounting pronouncement issued or proposed by the FASB that has been adopted by us. Management does not believe this accounting pronouncement has had or will have a material impact on our consolidated financial position or operating results, except as disclosed below or in our future filings.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and other Options (Subtopic 70-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s instruments by removing major separation models required under current accounting principles generally accepted in the United States of America (“U.S. GAAP”). ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exceptions and also simplifies the diluted earnings per share calculation in certain areas. The standard is effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years and interim periods within those fiscal years beginning after December 15, 2021. The Company early adopted this standard on January 1, 2021. By no longer recording embedded conversion features separately from the convertible debt instrument, and instead as a single liability, our financial statements reflect a more simplified view of convertible debt instruments and cash interest expense that is believed to be more relevant than an imputed interest expense that results from the separation of conversion features previously required by U.S. GAAP. The adoption of this standard had no material effect on our condensed consolidated financial statements as of June 30, 2021.

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BUSINESS

Overview and Recent History

We manufacture a range of “green” (environmentally friendly), sustainable, non-corrosive, lightweight, composite products used as concrete reinforcement by the construction industry. Our core product is BasaFlex™, a basalt fiber reinforced polymer (or BFRP) reinforcing bar (or rebar) which we believe is a stronger, lighter, sustainable, non-conductive, and corrosion-proof alternative to traditional steel. We conduct our business through our wholly owned subsidiary, Basanite Industries, LLC (or BI),

Our two other main product lines are BasaMix™, which are fine denier basalt fibers available in various chopped sizes, and BasaMesh™, a line of Basalt Geogrid Mesh Rolls, intended to replace welded wire mesh (made of steel) and other fiber reinforced polymer (or FRP) grids and mesh.

BasaMix™ is designed to help absorb the stresses associated with early-aged plastic shrinkage and settlement cracking in concrete, as well as providing excellent surface performance and an increased toughness for enhanced reinforcement in Slab on Grade (SOG) and precast elements. BasaMix™ also serves in a “system approach” for optimum performance of a concrete element when used in conjunction with our BasaFlex™ rebar.

BasaMesh™ is designed for secondary and temperature shrinkage reinforcement. BasaMesh™ can also work in conjunction with the BasaFlex™ rebar or BasaMix™ for a total reinforcement program.

Each of our products is specifically designed to extend the lifecycle of concrete products by eliminating cracking and “concrete spalling.” Spalling results from the steel reinforcing materials embedded within the concrete member, corroding and rusting due to normally occurring factors like temperature, humidity, pollutants, salt, etc. (contrary to popular belief, concrete is porous, and water does permeate into concrete). Rusting leads to the steel expanding and eventually causing the surrounding concrete to delaminate, crack, spall and even break off, resulting in potential structural failure. We believe that each of our products addresses this important need, along with other key requirements in today’s construction market.

We believe that the following attributes of BasaFlex™ provide it with a competitive advantage in the marketplace:

•	BasaFlex™ never corrodes: steel reinforcement products rust, leading to spalling and significant repair costs down the road;

·

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•	BasaFlex™ is sustainable: BasaFlexTM is made from Basalt rock, the most abundant rock found on Earth’s surface, and offers a longer product lifecycle than traditional steel (the lack of corrosion allows the life span of concrete products reinforced with BasaFlex to be significantly longer);

•	BasaFlex™ is “green”: From mining, through production, to installation at the building site, BasaFlex™ has an exceptionally low carbon footprint when compared with that of steel; and

•	BasaFlex™ has a lower in-place cost: the physical nature of our products relative to steel result in a lower net cost to the contractor once installed, such as: BasaFlexTM is one-quarter of the weight of equivalent sized steel, meaning 4 times the quantity of material can be delivered by the same truck (or container); all Basanite products can be loaded/unloaded and moved around the jobsite by hand – no expensive handling equipment is needed; less concrete is required as BasaFlexTM does not require the extra concrete cover needed when using steel; and Basanite products are safer and easier to use. We believe all these factors materially reduce the net in-place cost of concrete reinforcement.

We lease a fully permitted, 36,900 square foot facility located in Pompano Beach, Florida which is equipped with five customized, Underwriters Laboratories approved, Pultrusion manufacturing machines for BasaFlexTM production.  Each Pultrusion machine has up to two linear production lines (we use one or two lines per machine depending on rebar size – giving a maximum capacity of 10 manufacturing lines).  To date, BI’s operations team has successfully optimized and scaled the capacity of our manufacturing plant to produce up to 28,000 linear feet of BasaFlexTM rebar per shift, per day, depending on the product mix. BI’s own fully equipped Test Lab is utilized to evaluate, validate, and verify each product’s performance attributes in real time.

We believe that macroeconomic factors are pressuring the construction industry to consider the use of alternative reinforcement materials for the following reasons:

•	the increasing need for global infrastructure repair;
•	recent design trends towards increasing the lifespan of projects and materials;
•	the global interest in promoting the use of sustainable products; and
•	increasing consideration of both the long-term costs and environmental impacts of material selections.

We believe we are well positioned to benefit from this renewed focus, particularly in light of the renewed U.S. government interest in funding infrastructure improvements and events such as the tragic collapse of a residential building in Surfside, Florida.

We submitted our first round of BasaFlex™ rebar products to the Structures and Materials Department of the University of Miami, an industry accredited independent testing laboratory, to obtain a Certified Test Report which allows us to participate in approved FRP applications, such as precast, architectural, flatwork and other non-structural engineered applications, or in applications where steel is a poor choice, like bridge decks, piers, seawalls, sewage tunneling and nuclear plants.  On May 29, 2020, a Certified Test Report was submitted to us for engineering use.

During the third quarter of 2020, we began initial manufacturing operations and commenced the manufacture of our initial stock of inventory of BasaFlex™.  Also, during this timeframe, we filled key manufacturing positions within our production facility and reached our primary goal of scaling to full capacity single shift operations.  Management also began recruiting other key positions, focused initially on product development, driving sales growth and expanding our market presence.  Our hiring was focused on key areas of excellence, specifically quality assurance; operations and other technical resources; engineering; and sales and marketing. We successfully completed our initial hiring plan and recruited key personnel with over 140 combined years of industry experience. We have begun selling across our complete product line and are currently working on securing larger orders for next year. We have also been engaged in developing strategic partnerships, with multiple testing programs underway (including international locations) across a broad range of applications.

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During both the third and fourth quarters of 2020, BI continued research, and development work on BasaFlexTM, with the goal of increasing its performance results in the category of modulus. While the baseline version easily met the required industry standard for FRP rebar, we have expanded goals for BasaFlexTM to be able to replace steel rebar in a broader range of applications than the current industry standard allows for. After extensive internal development and testing, a complete test set of bar sizes #3-#8 of an enhanced version of BasaFlexTM was submitted to the University of Sherbrooke (near Montreal, Canada) for lab testing. Sherbrooke, led by renowned materials scientist Dr. Brahim Benmokrane, is the world recognized leader in testing FRP products for concrete reinforcement. In February of 2021, Basanite obtained stellar results on the upgraded BasaFlexTM from the Sherbrooke lab, including best in class performance results in both tensile and modulus strength. Following on from this success, Basanite is working with multiple customers and design professionals to select BasaFlexTM as an alternative to steel in a broader range of applications.

Early in 2021, we contracted with an independent software company to develop BasaPro™, a design software specifically for use with BasaFlex™.  This development effort has been completed and the software is operational.  BasaPro allows both our engineers and engineers of record (EOR) to easily compare engineering designs with steel and the same designs with the recommended use of BasaFlex™ in typical concrete applications.  It allows for both the conversion to BasaFlex™ from steel in existing concrete designs and for original designs using BasaFlex™ and is based upon the application of industry standards ACI 440 (Guide for the Design and Construction of Structural Concrete Reinforced with Fiber-Reinforced Polymer (FRP) Bars) and ACI 318 (Building Code Requirements for Structural Concrete) using structural steel.  The software is capable of showing all calculations using independent test results and pictorial design work in conjunction with applicable building codes.  This means we can now communicate with the design community in their own language.

While we have generated relatively little revenue to date, we continue to receive inquiries from a range of customers for our products, indicating what we believe is a significant level of market interest for BasaFlex™.  Some of these inquiries would be for very large potential orders for new, multi-year construction projects.  Based on our current manufacturing capacity, these inquiries (if they lead to actual orders) would exceed our capability to deliver within the customer’s requested timeframe, and largely because of this, there is no guarantee that orders will actually be received without expansion.

To satisfy what we perceive the market interest for BasaFlex™ to be, and in particular to address potential large-scale customers, we need to significantly accelerate the expansion of our manufacturing capacity. Our current near-term goal is to expand to greater than twice our current capacity by the end of 2021, and ultimately to reach a Pompano plant production capacity exceeding 73,000 linear feet per day per shift (which would be 3 times our current capacity).  To accomplish these goals, we have designed and developed customized pultrusion equipment which offers significantly increased capacity in the same footprint as our current equipment.  Our new technology manufacturing system, named BasaMax™, has been specifically designed for the manufacture of BasaFlex™ using our patent pending process.  Two versions of this equipment have been designed, and these will not only offer double the capacity of our current equipment (per machine), but also each will run at faster and more efficient rates.  A prototype has completed preliminary testing in our Pompano facility and has recently been qualified for production.

Based on this trial, we are planning a two-phase plant expansion, eventually including a total of 10 of these new machines.  Our goal, subject to raising sufficient funding, is to have the first set of five of the new machines installed and be operational by the first quarter of 2022, and to install and have operational five more, along with additional custom manufacturing equipment, by the fourth quarter of 2022 providing sales dictate. This would create the opportunity for BI to ultimately reach our production level target for the Pompano facility by the close of 2022.

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Industry Background and Current and Proposed Customers

We are focused on the construction industry, specifically on products for the reinforcement of primarily concrete but also asphalt. According to Grandview Research, the annual concrete reinforcement market in the U.S. is estimated to be approximately $9.4 billion. This industry very established and resistant to change; however the reinforcement of concrete using traditional steel products and methods have proven to be problematic. Almost every concrete building and foundation in the world was originally built using steel reinforcement. Steel is a long-time proven product for this use, but it has an inherent problem: it corrodes (rusts) due to naturally occurring phenomenon. Every steel reinforcing bar (or rebar) ever used is in some form of degradation due to corrosion. This corrosion causes the concrete to de-bond, crack and ultimately fail: the process is called “Spalling.” This corrosion problem has been recognized by the governing bodies to the point that they have written into code a definition of the “acceptable” amount of corrosion on steel rebar prior to its use. Regardless, the bar continues to rust and ultimately this leads to necessary maintenance, repair and eventual replacement over its lifetime. Addressing this problem is our key focus and the definitive basis for its future success – all of our products are corrosion proof. In addition, we believe our disruptive alternative to steel reinforcement also offers greater strengths, giving the end-user alternatives for concrete reinforcing elements that will never require maintenance or replacement for as much as 100 years or more.

Our customer base is a mix between the design-build community and government agencies who can specify our products, and wholesalers (distributors), contractors and concrete producers who will use, and sell our products.

Competition

The competitive landscape for concrete reinforcement is intense and can generally be divided into two categories: steel reinforcement, the incumbent since its beginnings in the nineteenth century, and alternative fiber reinforced polymer (FRP) reinforcement, which is gaining traction globally but remains a fairly new concept in the U.S. There is reinforcement of some type in most every cubic yard of concrete that is poured, and steel rebar producers are present in every major U.S. city. In contrast, there are only a handful of FRP manufacturers, and these can be segmented into 3 major types of FRPs used in construction rebar: carbon, fiberglass and basalt. We believe basalt FRP has a wider application temperature range, higher oxidation resistance, higher radiation resistance, higher compression strength and higher shear strength than its previously noted contemporaries. We believe it also represents the best value proposition.

We believe our major competitors in the BFRP space specifically include, Neuvokas, Kodiak, Armastek, Galen, Sudaglass and several manufacturers based in China. Other, non-basalt FRP competitors include Owens Corning/Mateen, Liberty, American Fiberglass Rebar, Tuf-Bar, Pulltrall and Pultron. As noted, FRP is relatively new in the U.S., and thus we also compete with major international providers of traditional steel rebar. Given the early stage of our company, we believe all of our competitors are larger, more established, and more financially stable than our company.

Sources of Raw Materials

The sourcing of our raw materials is a primary focus for our management. It is incumbent upon us to pre-plan our requirements prior to, and in conjunction with, our actual growth and developing an understanding of manufacturing lead-times and other obstacles that may restrain the flow of our established supply chain. Our current suppliers are aware of our aggressive plans for growth and are committed to helping us achieve those plans by adding capacity and developing/expanding long term agreements, with commitments for growth. Our principal suppliers for basalt continuous fiber roving (which is a key component of BasaFlex) are Mafic, BWF/Kamenny Vek and SRCS, Inc. Our principal suppliers for resin matrix ingredient are Aalchem, Phlex-Tek, Lindau Chemical and Cabot Labs.

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Sales and Marketing

We primarily utilize third party distribution partners to market and sell our products, with a small amount of direct marketing business that isn’t typically covered by distribution arrangements (such as one-off technology-driven segments on the construction industry such as ultra-high-performance concrete, engineered cementitious composite concrete or geopolymer concrete). We also can generate sales through private label arrangements for larger company as well as export sales. As part of our distribution-focused marketing efforts, we focus on design-build companies, engineering, and architectural firms, as well as military, federal, state and local government agencies in an effort to drive material acceptance and specification approvals. We have secured multiple independent representatives and distributors to date, as detailed in the graphic below, with plans to enter into arrangements to secure additional geographic coverage. We’ve also contracted with other representation to bring our products and message to other parts of the world.

Intellectual Property

Currently, we have a patent pending application with the USPTO for BasaFlex, and plan to augment our intellectual property portfolio with other novel products, processes, and equipment. Additionally, we have secured registered trademarks on our company name as well as our key product names, including BasaFlex™; BasaMix™; BasaMesh™ and BasaWrap™, with the near-term intent to secure BasaPro, BasaMax and BasaLinks. These trade names represent our BFRP Rebar, Basalt Chopped Fiber, BFRP Geogrid Mesh, Basalt Reinforcing Wrap Kit, Software Program, Proprietary Pultrusion Equipment and Configured BFRP Shapes respectively.

Government Regulation

Basalt fiber reinforced polymer rebar is subject to various testing and certifications from various private and public entities, such as the Department of Transportation and the US Army Corps of Engineers, in order to satisfy regulatory requirements for use as concrete reinforcement. The American Concrete Institute (ACI), (formerly the American Society for Testing and Materials) and International Code Council (ICC) have very specific testing regimen for FRP materials and strict guidelines regarding the acceptance criteria and certification process. It includes not only the products themselves, but the facility, the manufacturing equipment, and the quality control measures used in process as part of the overall approval. The testing protocols are very expensive and run approximately $30,000 per bar size for the full required testing protocols. However, once the products have met all the federal, state and local building code requirements, doors will open for myriad other applications and opportunities. There is no guarantee, however, that we will be able to secure such approvals and certifications in the future.  Furthermore, we are dependent on third party independent groups, such as university laboratories and other certifying bodies, to obtain approvals and certifications. Inability to secure approvals and certifications could materially harm our ability to generate revenue.

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In addition, our operations are subject to stringent and complex federal, state and local laws and regulations governing the environmental, health and safety aspects of our operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations on our operations, including (i) the acquisition of a permit or other approval before conducting regulated activities: (ii) restriction of the types, quantities and concentration of materials that can be released into the environment; (iii) the application of specific health and safety criteria addressing worker protection; and (iv) the imposition of substantial liabilities for pollution resulting from our operations.

Also, our business plan will be driven in material part by our ability to enter into contracts funded by federal, state, and local governmental agencies. Our contracts with these governmental agencies would generally be subject to specific procurement regulations, contract provisions and a variety of socioeconomic requirements relating to their formation, administration, performance, and accounting and often include express or implied certifications of compliance.

Employees and Consultants

Our employees are essential to our purpose—to create an innovative, sustainable, productive, and extended future; our values—teamwork and innovation; and our strategy and execution.  A truly innovative workforce needs to be diverse and leverage the skills and perspectives of various backgrounds and experiences. In attracting a diverse workforce, we stress the teamwork approach as well as the life work balance philosophy. Our workforce is highly technical, with the substantial majority of our employees working in engineering, technical and financial roles. During the year 2020, we increased our workforce by 155%.  As of August 31, 2021, we had twenty-three full time employees, all of which are employed for the continuing operations.  None of our employees are represented by a labor union, nor governed by any collective bargaining agreements.  We consider relations with our labor force as satisfactory.

As of August 31, 2021, our employees had the following gender demographics:

	Women	Men
All employees	25%	75%
Engineers	0%	100%
Finance	67%	33%
Manufacturing	0%	100%
People Managers	20%	80%
Individual Contributors	50%	50%

As of August 31, 2021, the race and ethnicity demographics of employees are as follows:

	All Employees	Engineers	Finance	Manufacturing	People Managers	Individual Contributors
Black / African American	49%	—	—	70.0%	—	33.3%
Hispanic/Latino	25%	100%	67%	20.0%	50%	—
White	25%	__	33%	0%	50%	66.7%
Multi-Racial	1%	—	—	10.0%	—	—

Corporate Information

We were originally incorporated under the name “Nevada Processing Solutions Inc.” in Nevada in May 2006. We subsequently changed our name to twice, first to “MMax Media Inc.” and then to PayMeOn, Inc., in each case to reflect the businesses our company conducted at that time. In 2017, we changed our business again to the current business of manufacturing basalt fiber rebar products, and in December 2018, we changed our name to Basanite, Inc. to reflect our current business.

Our principal executive and operations facility is located at 2041 NW 15th Avenue, Pompano Beach, Florida 33069, and our telephone number is (954) 532-4653.

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MANAGEMENT

Set forth below is information regarding our current directors and executive officers as of the date of this prospectus:

Name	Age	Title
Simon R. Kay	59	Interim Acting Chief Executive Officer and President; Acting Chief Financial Officer
David L. Anderson	58	Executive Vice President and Chief Operations Officer
Michael V. Barbera	67	Chairman of the Board of Directors
Ronald J. LoRicco, Sr.	57	Director
Paul M. Sallarulo	64	Director
Adam Falkoff	53	Director

There are no family relationships between any of our directors or executive officers.

Simon R. Kay has served as the interim acting Chief Executive Officer and President since March 2020. He also has served as our Acting Chief Financial Officer since March 2020. Mr. Kay has an extensive record of achievement directing business, sales, new product development, and operations management with the aerospace sector.  His previous experience included roles as COO of Aerospace Technologies Group from 2002 to 2006 and President and CEO from January 2007 to March 2019. Mr. Kay has also worked for divisions of Fortune 500 Companies in both operations management and sales and marketing roles.  From 1996 to 1998 he worked in operations management and sales for Gulfstream Aerospace (a division of General Dynamics) and from 1993 to 1995 he worked in a sales and marketing role for Raytheon Aircraft. Mr. Kay received his Masters of Business Administration from Georgetown University in 1990 and his Bachelor of Science in Professional Aeronautics, with a focus in Aviation Business Administration) from Embry-Riddle Aeronautical University in 1988.

David L. Anderson has served as the Executive Vice President and Chief Operations Officer since May 2019.  Prior to his service in these positions, Mr. Anderson served as the Interim Acting CEO and Principal Financial Officer of our company from August 2018 to May 2019; where he founded and developed our operating subsidiary. Prior to this, from 1988 to 1992, Mr. Anderson was the National Sales Manager for ESI, a bulk and liquid level instrumentation company, where he built and trained sales and distribution networks serving the industrial tank industry.  Additionally, Mr. Anderson served as the Vice President at Fabpro Oriented Polymers, a division of Polymer Group, Inc. (PGI) for 16 years from 1998 to 2013, where he provided leadership and oversight in operations, engineering, and sales, before the company was sold to a private equity group in which Anderson was instrumental in the sales process. During his tenure at Fabpro, Anderson drove sustainable year over year growth and guided it to become the largest producer of synthetic fibers for reinforcement in North America, as well as all divisions holding the first or second market share position in North America.  Since 2013, Mr. Anderson has served as a consultant to several manufacturing companies, including time Fabpro for the better part of a year in 2014. Others consulting engagements Monahan Filaments, Bergkamp, Inc., EY Technologies and Durable Products Group, a research and development company focused on fibrous materials in concrete. Mr. Anderson attended Emporia State University and Wichita State University’s School of Business from 1981 to 1984.

Michael V. Barbera has served as our Chairman of the Board since January 2020 and having served as a member of the Board of Directors since February 2019.  Mr. Barbera has served as the Chief Executive Officer of Analytical Maintenance Services, Inc. (“AMS") located in Boca Raton, Florida since 1998. AMS, a privately held company, provides analytical instrument services, instrumentation, comprehensive training courses and general application support to both the chemical and pharmaceutical industries. Mr. Barbera received a Bachelor of Science in Electronic Engineering in 1977 from the Florida Keys Community College and a Bachelor of Professional Studies in Science from Barry University in 1990. Mr. Barbera also served in the United States Navy from 1972 through 1978, where he specialized in Aviation Electronics.

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Ronald J. LoRicco, Sr. has served as a member of our Board of Directors since June 2017. Mr. LoRicco is an attorney practicing in the areas of civil litigation, insurance defense, criminal law, estate planning and administration and workers' compensation. He is also admitted to practice in Florida and United States District Court for the District of Connecticut. Mr. LoRicco is a member of the American, Connecticut, and New Haven Bar Associations, American Trial Lawyers Association and Connecticut Trial Lawyers Association. He attended Fairfield University where he received a Bachelor of Arts degree in 1986. He received a Juris Doctor degree from Quinnipiac College School of Law, formerly known as the University of Bridgeport School of Law, in 1989.

Paul M. Sallarulo has served as a member of our Board of Directors since April 2017. He served as Chairman of the Board, President and CEO of Nexera Medical Inc. from July 2006 through 2015.  Previously, Mr. Sallarulo had an extensive financial career in capital markets and investment banking in senior positions with Wachovia Securities, where he was the Senior Vice President from July 2003 through June 2006 and Prudential Securities, where he served as Senior Vice President from October 2001 through July 2003. Additionally, Mr. Sallarulo served as Vice President at Meridian Capital Markets from February 1991 to August 1996. Mr. Sallarulo was appointed Commissioner of the North Broward Hospital District by Florida Governor Jeb Bush for two four-year terms beginning in January of 1999. While there, he oversaw four major hospitals, thirty-eight clinics, six thousand professionals, and a budget in excess of $2 billion, and served as Chairman of the Legal Review Committee from 2002 to 2005, Joint Conference Committee from 2004 to 2006, Broward Health Foundation from 2002 through 2004, Community Relations Committee for Broward General Hospital from 2002 to 2004, and Community Relations Committee for Imperial Point Medical Center from 2005 to 2006, respectively. Mr. Sallarulo served on the Board of Directors of Foss Manufacturing, LLC Company, Board of Trustees of Nova Southeastern University, Chairman of the Board of Governors of Nova Southeastern University - Wayne Huizenga School of Business, President of the International Alumni Association of NSU, Nova Southeastern University College of Dental Medicine Advisory Board, and was inducted as the first Honorary member into Sigma Beta Delta Society – International Honor Society in Business, Management and Administration. Mr. Sallarulo also served as a member of the Planning and Zoning Board of Fort Lauderdale, Broward County Personal Advisory Board Fort Lauderdale, the Fort Lauderdale Marine Advisory Board, and the Economic Development Advisory Board. Mr. Sallarulo was Co-Founder of Broward Bank of Commerce and served on the Board of Directors. Mr. Sallarulo assisted in the sale of Broward Financial Holdings, the parent company of Broward Bank of Commerce, to Home BancShares, parent company of Centennial Bank in 2014. Mr. Sallarulo currently serves on the Regional Board of Directors of Centennial Bank and serves on the Loan Committee, and Strategic Planning Committee. Mr. Sallarulo received his M.B.A from Nova Southeastern University in 1984. Previous to that, Mr. Sallarulo attended Bernard Baruch College from 1978 to 1981 where he obtained his Bachelors in Business Administration, and attended SUNY Adirondack between 1975 and 1977 where he obtained his Associate of Applied Science degree.

Adam Falkoff has served as a member of the Board of Directors since September 2020. Mr. Falkoff has over 20 years of experience in public policy, international relations, and business development. He has advised CEOs of the Fortune 100, Presidents, Prime Ministers, Cabinet Ministers and Ambassadors. Since 2000, Mr. Falkoff has served as the President of CapitalKeys, a bipartisan global public policy and strategic consulting firm based in Washington D.C. His expertise is to successfully help clientele understand, anticipate, and navigate the complex public policy environment as well as strategies for business development driving client revenues. Earlier in his career he served as professional staff in the United States Senate. Mr. Falkoff was a 2018 recipient of the Ellis Island Medal of Honor for service to the United States of America and named in the Power 100 of Washington, D.C. by Washington Life Magazine. Mr. Falkoff has been an invited guest speaker, panelist, and moderator on a wide range of public policy and business development related topics in several industries. He has appeared in The Wall Street Journal, The Palm Beach Post, Politico, Roll Call, The Hill, The Washington Diplomat, Jack O'Dwyer's Newsletter, Capitol File, Washington Life, National Journal, Technology Law Journal, Greenwire, Appliance Magazine, and The Opportunist Magazine. Mr. Falkoff received a B.A. from Duke University and both an M.B.A. and M.I.M. (Master of International Management) from the Thunderbird School of Global Management on an academic scholarship in 1992. Mr. Falkoff also holds a Certificate in International Law from the University of Salzburg, Institute on International Legal Studies.

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Involvement in Certain Legal Proceedings

From time to time, we may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on our financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular year.

Board Committees and Director Independence

Director Independence

Of our current directors, we have determined that Adam Falkoff, Ronald. J. LoRicco, Sr., and Paul M. Sallarulo are “independent” as defined by applicable rules and regulations.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation and Nominating. None of these standing committees currently operate under a charter, but it is the intention of our Board of Directors to adopt such committee charters in the future.

Audit Committee

Our Board of Directors has an Audit Committee, composed of Ronaldo J. LoRicco, Sr. and Adam Falkoff, who are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. Mr. LoRicco, Sr. serves as chairman of the committee. Our Board of Directors has not yet determined which member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of our financial statements. The Audit Committee is also responsible for the appointment, termination and oversight of our independent auditors, and also undertakes such responsibilities customarily associated with audit committees of publicly traded companies.

Compensation Committee

Our Board of Directors also has a Compensation Committee, which reviews or recommends the compensation arrangements for our officers and employees and also assists the Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee also undertakes such responsibilities customarily associated with compensation committees of publicly traded companies. The Compensation Committee is composed of Adam Falkoff, Ronald. J. LoRicco, Sr. and Paul M. Sallarulo, who are who are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. At present, this committee does not have a chairman.

Nominating Committee

Our Board of Directors has a Nominating Committee composed of Paul M. Sallarulo, Ronald J. LoRicco, Sr., and Adam Falkoff, who are who are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. Mr. Sallarulo serves as the chairman of the committee. The Nominating Committee is charged with proposing potential director nominees to the Board of Directors for consideration also undertakes such responsibilities customarily associated with nominating committees of publicly traded companies. The Nominating Committee will consider director nominees recommended by security holders.

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Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our employees, including our officers. The Code of Ethics also applies to our directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. A request for a copy can be made in writing to us at 2041 N.W. 15th Avenue, Pompano Beach, FL 33069, Attention: Mr. Michael V. Barbera, Chairman.

Executive Compensation and Summary Compensation Table

The following table lists specified compensation we paid or accrued during each of the fiscal years ended December 31, 2020, and 2019 to the Chief Executive Officer and our two other most highly compensated executive officers, collectively referred to as the “named executive officers,” in 2019:

For definitional purposes, these individuals are sometimes referred to as the “named executive officers”.

Name	Years	Salary ($)	Warrant Awards ($)	Option Awards ($)	Other Compensation ($)	Total ($)
Simon Kay (1)	2020	$—	$—	$—	$261,856	$261,856
Interim Acting Chief Executive Officer	2019	$—	$—	$—	$—	$—

David Anderson (4)	2020	$190,000	$—	$—	$15,000	$205,000
Chief Operating Officer	2019	$149,483	$—	$—	$—	$149,483

Isabella Barbera (2)	2020	$63,996	$—	$—	$63,929	$127,925
Former Chief Financial Officer	2019	$67,077	$—	$516,900	$—	$583,977

Richard Krolewski (3)(4)(5)	2020	$—	$—	$—	$—	$—
Former Chief Executive Officer	2019	$139,019	$423,500	$—	$15,000	$577,519

———————

1 Served as a consultant and advisor to the Board effective January 13, 2020, later transitioning to Interim Acting Chief Executive Officer effective March 9, 2020.

2 Resigned effective July 6, 2020, later serving as a consultant to us as Financial Controller.

3 Terminated effective March 6, 2020.

4 Relocation reimbursement of $15,000 was received as per the employment contract.

5 Warrants were granted while serving as a consultant to us.

Outstanding Equity Awards to Officers on December 31, 2020

On August 16, 2018, as part of his compensation package for his consulting agreement, David Anderson, prior to being employed as our Chief Operating Officer, received 2,500,000 five-year warrants at a strike price of $0.1235. These warrants remained outstanding on December 31, 2020.

On March 4, 2019, as part of his compensation package for employment, Richard M. Krolewski, our former Chief Executive Officer, was granted immediate vesting in 5,000,000 warrants at a strike price of $0.1235 per share expiring in 5 years.  In 2020, he sold 2,500,000 warrants in a private transaction. The private party later exercised one million warrants on January 21, 2021.  4,000,000 of these warrants remained outstanding at December 31, 2020.

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On May 23, 2019, as part of her compensation package for employment, Isabella Barbera, our former Chief Financial Officer, was granted immediate vesting in 1,000,000 options at a strike price of $0.55 per share expiring in 10 years.  These options remained outstanding on December 31, 2020.

Outstanding Equity Awards to Directors on December 31, 2020

We do not have outstanding equity awards to our directors.

Equity Incentive Plan Information

We do not have a formal equity incentive plan at this time.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. The audit committee has the authority to review and approve all related party transactions involving our directors or executive officers.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the audit committee and requests approval or ratification of the transaction. Generally, the audit committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The audit committee will report to the full board all related person transactions presented to it.

Except as disclosed below, we are currently not a party to any related party transaction, including transactions in which: (i) the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two fiscal years, and (ii) a director, executive officer or holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

On April 2, 2021, we issued a promissory note with Paul Sallarulo, a member of our Board of Directors, in exchange for $150,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 1,500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

On April 2, 2021, we issued a promissory note with Michael V. Barbera, our Chairman of the Board, in exchange for $150,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 1,500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

On January 16, 2020, we entered into a demand note agreement with our Board Chairman, Michael V. Barbera, in the amount of $50,000. The note had a term of 6 months bearing an interest rate of 10% per annum.

On January 16, 2020, we entered into a demand note agreement with an entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, in the amount of $50,000. The note had a term of 6 months bearing an interest rate of 10% per annum.

On April 13, 2020, the two demand notes payable entered on January 16, 2020 for $50,000 each from related parties was exchanged for convertible debt.  The noteholders, Michael V. Barbera, our Board Chairman and an entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, converted the promissory notes.  Mr. Barbera converted the promissory note of $50,000 and accrued interest of $2,440 on June 26, 2020 in exchange for 397,269 restricted common shares and 397,269 five-year warrants with an exercise price of $0.396 per share. Mr. LoRicco converted the promissory note of $50,000 and accrued interest of $2,826 on July 21, 2020 in exchange for 400,195 restricted common shares and 400,195 five-year warrants with an exercise price of $0.396 per share.

On June 26, 2020, an entity managed by Ronald J. LoRicco, Sr., a member of our board of directors, converted a promissory note of $150,000 and accrued interest of $3,542 in exchange for 1,163,201 restricted common shares and 1,163,201 five-year warrants with an exercise price of $0.396 per share.

On July 8, 2020, we negotiated with an entity managed by Vincent L. Celentano, who was at the time a more than 5% beneficial stockholder of our company who held several demand notes payable to agree to settle the remaining principal balance of $191,965 and accrued interest of $15,729 for $150,000 of restricted common shares.  The remaining balance of $57,694 was forgiven.  The conversion price of $0.132 per share was agreed upon for 1,136,364 restricted common shares and an equal amount of five-year warrants with an exercise price of $0.396 per share.

On July 21, 2020, noteholder Michael V. Barbera, our Chairman of the Board, converted a promissory note of $25,000 and accrued interest of $809 in exchange for 195,522 restricted common shares and 195,522 five-year warrants with an exercise price of $0.396 per share.

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On August 3, 2020, we issued an unsecured convertible promissory note bearing an interest rate of 18% per annum and payable in six months to Michael V. Barbera, the Chairman of the Board, in exchange for $25,000.

On August 3, 2020, we issued a secured convertible promissory note bearing an interest rate of 20% per annum and payable in six months to The Richard A. LoRicco Sr. and Lucille M. LoRicco Irrevocable Insurance Trust DTD 4/28/95, Louis Demaio as Trustee (the “Trust”) and certain other accredited investors (together with the Trust, the “Holders”) in exchange for $1,000,000.  The Trust was the holder of $750,000 of the principal amount of this note. The Trust was created by the parents of Ronald J. LoRicco Sr. (a member of our Board of Directors) and is maintained by an independent trustee. Mr. LoRicco does not have voting or investment control of or power over the Trust but is an anticipated, partial beneficiary of the Trust. The Holders may convert the unpaid principal balance of the note into shares of restricted common stock at $0.275 per share. The note contains a negative covenant that requires us to obtain consent of the Agent (as defined below) prior to incurring any additional equity or debt investments and is secured by all of our assets. If we consummate an equity financing, revenue sharing transaction, joint venture, or other similar type transaction (including any combination and/or multiple transactions thereof) with total cash proceeds to us of not less than $3,000,000, the Agent, at its sole discretion and by providing written notice to us, may elect to extend the maturity date of the note by an additional six months. On February 12, 2021, we issued an amended and restated secured convertible promissory note to the Holders in exchange for $1,610,005 bearing an interest rate of 20% per annum and payable in three months. The original principal of $1,000,000 and accrued interest of $110,005 calculated as of the date of amendment and restatement along with an additional advance of $500,000 determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the original note, we issued to the Holders, on a pro rata basis, 15,000,000 five-year common stock warrants with an exercise price of $0.20. As part of the amendment and restatement of the note, the Trust was named as the agent for the benefit of the Holders (the “Agent”). On May 12, 2021, we extended the maturity of this note for a newly issued amended and restated secured convertible promissory note with a new principal balance of $1,689,746 bearing an interest rate of 20% per annum and fully payable in 9 months. The original principal of $1,610,005 and accrued interest of $79,742 calculated as of the date of amendment and restatement determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the note, we issued to the Holders, on a pro rata basis, 7,500,000 5-year common stock warrants with an exercise price of $0.35.

During the week of November 20, 2020, during the discounted warrant event whereby accredited investor could exercise their outstanding warrants at 50% of their stated exercise price, several related parties exercised their warrants at a discount.  Paul Sallarulo, a member of our Board of Directors, exercised 2,000,000 warrants originally issued with an exercise price of $0.075 for $75,000 or $0.0375 a share.  Michael V. Barbera, our Chairman of the Board, exercised 1,000,000 warrants originally issued with an exercise price of $0.075 for $37,500 or $0.0375 per share.  An entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, exercised 1,163,201 warrants originally issued with an exercise price of $0.396 for $230,314 or $0.198 per share.  The entity also purchased 11,632 discounted restricted common shares at $0.20 per share for $2,326.

On April 2, 2021, we issued a promissory note with Paul Sallarulo, a member of our Board of Directors, in exchange for $150,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 1,500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

On April 2, 2021, we issued a promissory note with Michael V. Barbera, our Chairman of the Board, in exchange for $150,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 1,500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

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PRINCIPAL STOCKHOLDERS

The following table lists information regarding the beneficial ownership of our equity securities as of the date of this prospectus by (1) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock, (2) each director, (3) each officer named in the summary compensation table below, and (4) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 2041 NW 15th Avenue, Pompano Beach, Florida 33069.

	Number of Shares Beneficially Owned	Percentage of Shares Outstanding (1)
Named Executive Officers and Directors:
Simon R. Kay	—	—
David L. Anderson (2)	3,500,000	0.94%
Michael V. Barbera (3)	12,753,214	3.40%
Ronald J. LoRicco, Sr. (4)	60,915,912	15.67%
Paul Sallarulo (5)	7,334,493	1.97%
Adam Falkoff	500,000	0.13%
All executive officers and directors as a group (6 persons)	85,003,619	22.11%

———————

(1) Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of the date of this prospectus, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2) Includes shares currently held by Mr. Anderson in addition to 2,500,000 shares of common stock issuable upon exercise of common stock purchase warrants exercisable at $0.1235 per share.

(3) Includes shares currently held by Mr. Barbera and Analytical Maintenance Services, Inc. Profit Sharing Plan, where Mr. Barbera is the trustee.  Includes 50,000 shares of common stock issuable upon exercise of common stock purchase warrant exercisable at $0.40 per share, 50,000 shares issuable upon exercise of common stock purchase warrant exercisable at $0.60 per share, 200,000 shares issuable upon exercise of common stock purchase warrant exercisable at $0.15 per share, 1,000,000 shares issuable upon exercise of common stock purchase warrant exercisable at $0.075 per share, 400,195 shares issuable upon exercise of common stock purchase warrant exercisable at $0.396 per share, and 195,522 shares issuable upon exercise of common stock purchase warrant exercisable at $0.396 per share.

(4) Includes shares held by RVRM Holdings, Inc., First New Haven Mortgage Company, LLC and LoRi Co., which are controlled by our director, Ronald J. LoRicco, Sr.  Includes 500,000 shares of common stock issuable upon exercise of common stock purchase option exercisable at $0.25 per share, and 397,269 shares issuable upon exercise of common stock purchase warrant exercisable at $0.396 per share.  In addition, an entity related to Mr. LoRicco currently holds a $1.6 million secured convertible note that does not have a stated conversion rate but cannot convert for any less than $0.01 per share.

(5) Includes shares currently held by Mr. Sallarulo in addition to 250,000 shares of common stock issuable upon exercise of common stock purchase options exercisable at $0.25 per share.

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DESCRIPTION OF SECURITIES

Common Stock

As of this date of the prospectus, there are 248,520,598 shares of common stock outstanding. Currently, our articles of incorporation authorize us to issue and have outstanding one billion five million shares of capital stock, of which one billion is for common stock.

There are currently no dividends paid on the common stock by us. We intend to retain any earnings for use in our business activities, so it is not expected that any dividends on our common stock will be declared and paid in the foreseeable future.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of not less than 10% of our capital stock entitled to vote on such action.

Preferred Stock

Our articles of incorporation allows for the issuance of 5,000,000 shares of preferred stock, but no preferred shares are currently outstanding. The unissued shares of preferred stock are “blank check” shares, meaning that the rights, preferences and privileges of such shares shall be as our Board of Directors may designate.

Warrants

As of the date of this prospectus, warrants to purchase 117,691,666 shares of our common stock are issued and outstanding. Below is a summary of the Warrant As and Warrant Bs issued in the August 2021 Private Placement (we refer to the Warrant As and Warrant Bs collectively as the Warrants). The 38,796,288 shares of our common stock underlying the Warrants are being registered for resale pursuant to the registration statement of which this prospectus forms a part.

The Warrants are immediately exercisable, have a 5-year term and an exercise price of $0.33 per share (the Exercise Price). The Warrants contain customary stock-based (but not price-based) anti-dilution provisions, except that (i) if any subsequent uplisting and concurrent registered offering by us to the New York Stock Exchange, NYSE American or Nasdaq exchange (which we refer to the Re-IPO) is priced below the Exercise Price, then the Exercise Price shall reset on a one-time basis to the offering price of the Re-IPO and (ii) subject to certain exceptions, if prior to the consummation of a Re-IPO, we sell securities at a price less than the Exercise Price then in effect, or issue derivative securities with an exercise or conversion price below the Exercise Price then in effect, the Exercise Price shall be adjusted downward to equal such lesser sales or exercise or conversion price.

The Warrant As and Warrant Bs are otherwise identical, except the Warrant Bs are subject to a call provision as follows: in the event that, at any time, the price of our publicly traded common stock is $1.00 or greater (as adjust for stock splits and the like) for five (5) consecutive trading days, we may provide five (5) trading days’ notice to the holders of Warrant B to call the Warrant Bs for a total price of $0.01 for the entire Warrant B. During such five trading days’ notice period, the holders of Warrant B shall be permitted to exercise their Warrant Bs at the Exercise Price. If the Warrant Bs are not so exercised, they will be deemed to be repurchased by us in full for $0.01.

The Warrants also contain a most favored nation provision such that if we issue any subsequent warrants with rights that are more favorable than the rights contained in the Warrants, such rights shall attach to the Warrants.

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Additional Securities Not Registered

We have other securities presently outstanding, including (i) convertible notes which are presently convertible into an aggregate of 22,500,000 shares of our common stock at a weighted average conversion price of $0.25 and (ii) additional warrants to purchase an aggregate of 117,416,666 shares of our common stock with a weighted average exercise price of $0.28.

Nevada Anti-Takeover Matters

Certain provisions of our articles of incorporation, as amended, our amended and restated bylaws, and Nevada law may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Common Stock – Our authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board of Directors to issue shares of stock to persons friendly to existing management.

Authorized but Unissued Preferred Stock – Our authorized but unissued shares of preferred stock are available for future issuance without stockholder approval. Our board of directors, in its discretion, may set the rights, preferences, and privileges of the preferred stock. These rights, preferences, and privileges could afford the holders of such preferred stock with economic rights that are senior to the rights of our common stockholders and may include rights which could grant such holders the ability to block a change of control of our company or otherwise discourage third parties from considering an investment in or acquisition of our company.

Stockholder Nominations – Our amended and restated bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice. This could discourage third parties from seeking representation on our Board of Directors, which (if such representation was granted) in turn could lead to a change in policy towards mergers and acquisitions involving our company.

Evaluation of Acquisition Proposals – The Nevada Revised Statutes expressly permit our Board of Directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our Board of Directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

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Control Share Acquisitions – The Nevada Revised Statutes contain a control share acquisitions statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Business Combinations – The Nevada Revised Statutes contain a business combinations statute designed to afford stockholders of publicly traded Nevada corporations protection against combinations (as broadly defined in the statute) with a person, entity or group that acquires beneficial ownership of ten percent or more of the corporation’s voting securities or that falls within the statute’s definition of an interested stockholder in another manner, without prior approval of the board of directors or approval by stockholders who are not related to the interested stockholder.  The statute imposes material restrictions on combinations with such person, entity or group within four years after it became an interested stockholder.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders listed below were issued in the August 2021 Private Placement. Other than the relationships as purchasers under the SPAs (as defined below) and described herein, to our knowledge, no material relationships exist between any of the selling stockholders and us nor have any such material relationships existed within the past three years. As used herein, the term “selling stockholders” means the selling stockholders listed in the section of this prospectus captioned “Selling Stockholders” and such holders’ donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

Summary of August 2021 Private Placement

On August 17, 2021, we conducted the closing of a private placement offering to accredited investors of units at a price of $0.275 per unit, with each unit consisting of: (i) one (1) share of our common stock, (ii) a five-year, immediately exercisable warrant (which we refer to as Warrant A) to purchase one (1) share of common stock at an exercise price of $0.33 per share (which we refer to as the Exercise Price) and (iii) an additional five-year, immediately exercisable warrant to purchase one (1) share of common stock at the Exercise Price (which we refer to as Warrant B, which we refer collectively with Warrant A as the Warrants, with the shares of our common stock underlying the Warrants being referred to as the Warrant Shares).

In connection with the closing of the August 2021 Private Placement, we entered into definitive securities purchase agreements (or the SPAs) with 19 accredited investors and issued an aggregate of 19,398,144 shares of common stock, Warrant As to purchase up to an aggregate of 19,398,144 shares of common stock, and Warrant Bs to purchase up to an aggregate of 19,398,144 shares of common stock (for an aggregate of 38,796,288 Warrant Shares), for aggregate gross proceeds of approximately $5,334,490. No actual units were issued in the August 2021 Private Placement. Aegis Capital Corp. acted as the placement agent in connection with the August 2021 Private Placement, for which Aegis received customary cash fees and expense reimbursements.

We are utilizing net proceeds of the August 2021 Private Placement for expansion of our manufacturing capability, sales and marketing, satisfaction of certain indebtedness and general working capital purposes.

The Warrants

The Warrant As and Warrant Bs contain customary stock-based (but not price-based) anti-dilution provisions, except that (i) if any subsequent uplisting and concurrent registered offering by us to the New York Stock Exchange, NYSE American or Nasdaq exchange (which we refer to the Re-IPO) is priced below the Exercise Price, then the Exercise Price shall reset on a one-time basis to the offering price of the Re-IPO and (ii) subject to certain exceptions, if prior to the consummation of a Re-IPO, we sell securities at a price less than the Exercise Price then in effect, or issue derivative securities with an exercise or conversion price below the Exercise Price then in effect, the Exercise Price shall be adjusted downward to equal such lesser sales or exercise or conversion price.

The Warrant As and Warrant Bs are otherwise identical, except the Warrant Bs are subject to a call provision as follows: in the event that, at any time, the price of our publicly traded common stock is $1.00 or greater (as adjust for stock splits and the like) for five (5) consecutive trading days, we may provide five (5) trading days’ notice to the holders of Warrant B to call the Warrant Bs for a total price of $0.01 for the entire Warrant B. During such five trading days’ notice period, the holders of Warrant B shall be permitted to exercise their Warrant Bs at the Exercise Price. If the Warrant Bs are not so exercised, they will be deemed to be repurchased by us in full for $0.01.

The Warrants also contain a most favored nation provision such that if we issue any subsequent warrants with rights that are more favorable than the rights contained in the Warrants, such rights shall attach to the Warrants.

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Registration Rights

Pursuant to the SPAs, we have granted the investors in the August 2021 Private Placement registration rights which require us to file two (2) registration statements, as follows:

1.       Resale Registration. We are required to file a Form S-1 registration statement (or equivalent) by October 1, 2021 (or Filing Date) to register the shares of common stock and the Warrant Shares issued in the August 2021 Private Placement for public resale (we refer to this registration as the Resale Registration). We have filed the registration statement of which this prospectus forms a part in order to satisfy such filing obligation, and the selling stockholders are the investors in the August 2021 Private Placement. We are required to use our commercially reasonable best efforts to cause the Resale Registration to be declared effective by December 15, 2021 (or the Resale Effective Date). If the Filing Date and/or the Resale Effective Date is not met, each investor in the August 2021 Private Placement will be entitled to receive cash liquidated damages penalty equal to 1% of the amount invested in the August 2021 Private Placement per month for the first 90 days following the Filing Date or Resale Effective Date (as the case may be), to be increased to 2% per month thereafter, in each case pro-rated for each 30-day period. Such damages to be capped at six months of penalties in the aggregate.

2.       Uplist Registration Statement. The Company shall file a second Form S-1 registration statement (or equivalent) between the 61st day and 75th day of the Resale Registration statement being declared effective (we refer to this as the Re-IPO Filing Date) to effectuate the Re-IPO with an underwritten offering of at least $15,000,000 in gross proceeds. We are required to use our commercially reasonable best efforts to close the Re-IPO within 180 days of the date the Resale Registration is declared effective. If the Re-IPO Filing Date is not met, each investor in the August 2021 Private Placement will be entitled to receive a cash liquidated damages penalty equal to 1% of the amount invested in the August 2021 Private Placement, pro-rated for each 30-day period up to 90 days to be increased to 2% thereafter. Such damages to be capped at six months of penalties.

No assurances can be given that we will be able to effectuate the Re-IPO on terms satisfactory to us or at all.

Right of Participation

Subject to customary exceptions, for thirty-six months after the closing of the August 2021 Private Placement, the investors in the August 2021 Private Placement shall have the right to purchase up to 30% of the securities offered by us in any subsequent offering upon the same terms as offered to all other offerees.

The SPAs also contain customary representations, warranties, and agreements. In addition, subject to certain exceptions, we have granted to Aegis a consent right with respect to future financings of our company until August 17, 2022.

Selling Stockholder Table

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The table below sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after this offering. Because the selling stockholders may sell, transfer, or otherwise dispose of all, some, or none of their shares of common stock, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all of their shares of common stock.

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	Number of Shares of Common Stock	Sum of Number of Shares of Common Stock	Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Name	Beneficially Owned (1)	Offered Hereby	Sum of Number	Sum of Percentage
GS Capital Partners, LLC (2)	3,000,000	3,000,000	0	0%
Neil J. Prete	1,090,908	1,090,908	0	0%
Albert Carocci	1,090,908	1,090,908	0	0%
Cavalry Fund I LP (3)	3,272,727	3,272,727	0	0%
Brian Vaughn	1,090,908	1,090,908	0	0%
Noel Roberts	2,999,889	2,999,889	0	0%
Eric Depp	90,000	90,000	0	0%
Orca Capital GmbH (4)	1,090,908	1,090,908	0	0%
Rohit Bawa	3,000,000	3,000,000	0	0%
David Cesario	4,400,000	3,000,000	1,400,000	*
Michael A. Bozzuto	3,000,000	3,000,000	0	0%
Fine Investments Properties, Inc. (5)	1,090,908	1,090,908	0	0%
Frank O. Monti	3,416,667	750,000	2,666,667	1.07%
Lincoln Park Capital Fund LLC (6)	10,909,092	10,909,092	0	0%
Ionic Ventures, LLC (7)	10,909,092	10,909,092	0	0%
Bigger Capital Fund, LP (8)	5,454,546	5,454,546	0	0%
District 2 Capital Fund LP (9)	5,454,546	5,454,546	0	0%
James V. Rosati	600,000	600,000	0	0%
Anthony J. Martone Jr.	300,000	300,000	0	0%
Total Selling Stockholders	62,261,099	58,194,432	4,066,667	1.40%

———————

*        Less than 1%.

(1)	The number of shares of common stock owned prior to the offering in this column assumes the sale of all shares offered pursuant to this prospectus. Applicable percentages based on 248,520,598 shares of common stock outstanding as of this prospectus.

(2)	Gabriel Sayegh is the individual who has voting and dispositive power over the securities held by this selling stockholder.

(3)	Thomas Welsh is the individual who has voting and dispositive power over the securities held by this selling stockholder.

(4)	Thomas Koenig is the individual who has voting and dispositive power over the securities held by this selling stockholder.

(5)	Howard M. Fein is the individual who has voting and dispositive power over the securities held by this selling stockholder.

(6)	Joshua Scheinfeld and Jonathan Cope are the individuals who have voting and dispositive power over the securities held by this selling stockholder.

(7)	Thomas Welsh is the individual who has voting and dispositive power over the securities held by this selling stockholder.

(8)	Brendan O'Neil and Keith Coulston are the individuals who have voting and dispositive power over the securities held by this selling stockholder.

(9)	Michael Bigger is the individual who has voting and dispositive power over the securities held by this selling stockholder.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock. As used herein, the term “selling stockholders” means the selling stockholders listed in the section of this prospectus captioned “Selling Stockholders” and such holders’ donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	on the over-the-counter market;

•	undertaken otherwise than on these exchanges or systems or in the over the counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through crossing transactions via a broker-dealer;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	by purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	through privately negotiated transactions;

•	through short sales;

•	through sales pursuant to Rule 144;

•	under which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

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If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the securities purchase agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Saltzman Mugan Dushoff, LLC.

EXPERTS

The consolidated financial statements of Basanite, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included in our Annual Report on Form 10K, have been incorporated by reference herein in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting in auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We are a reporting company and file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov. We maintain a website at www.basaniteindustries.com. Information contained in or accessible through our website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock.

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INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Basanite, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Basanite, Inc. (the “Company”) as of December 31, 2020 and 2019, and the consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses and need to raise additional funds to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Debt and Equity Instruments

As disclosed in Notes 5, 6, 7, 8, and 10 to the consolidated financial statements, the Company has entered into convertible and nonconvertible note agreements containing attached warrants with individuals including related parties. The accounting for the transactions were complex, as it required assessment as to whether features, other than the conversion feature, required bifurcation and separate valuation. Additionally, the transactions were complex as they required valuation of the conversion feature in the debt instrument, which involved estimation of the fair value of the debt instrument absent of any conversion feature, and evaluation of the appropriate classification of the conversion feature in the financial statements.

Our audit procedures included the following:

•	We obtained an understanding of the internal controls and processes in place over management’s process for recording debt and equity transactions.
•	We obtained and read the underlying convertible notes agreements.
•	We confirmed related party notes payable balances and terms with respective note holders.
•	We verified proper approval of equity transactions by the Board of Directors.
•	We evaluated the Company’s selection of the valuation methodology and significant assumptions used by the Company, and evaluated the completeness and accuracy of the underlying data supporting the significant assumptions. Specifically, when assessing the key assumptions, we evaluated the appropriateness of the Company’s estimates of its credit risk, volatility, dividend yield, and the market risk free rate.
•	We tested management’s application of the relevant accounting guidance.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2019.

Fort Lauderdale, Florida
March 31, 2021

F-3

BASANITE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019

ASSETS

CURRENT ASSETS
Cash	$259,505	$129,152
Accounts receivable, net	1,907	—
Inventory	446,575	159,472
Prepaid expenses	40,283	26,640
Deposits and other current assets	75,995	145,671
TOTAL CURRENT ASSETS	824,265	460,935

Lease right-of-use asset	1,004,167	1,222,853
Fixed assets, net	1,020,035	771,996
Other assets	—	5,380
TOTAL LONG TERM ASSETS	2,024,202	2,000,229

TOTAL ASSETS	$2,848,467	$2,461,164

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$249,353	$218,082
Accrued expenses	197,350	489,179
Accrued legal liabilities	809,127	790,606
Notes payable	128,021	219,617
Notes payable - convertible, net	10,000	453,991
Notes payable - convertible - related party, net	1,025,000	—
Subscription liability	40,000	—
Lease liability - current portion	267,289	221,997
TOTAL CURRENT LIABILITIES	2,726,140	2,393,472

Lease liability - net of current portion	826,388	1,094,970

TOTAL LIABILITIES	3,552,528	3,488,442

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 224,836,785 and 200,735,730 shares issued and outstanding, respectively	224,838	200,736
Additional paid-in capital	28,714,488	24,216,042
Accumulated deficit	(29,643,387)	(25,444,056)
TOTAL STOCKHOLDERS' DEFICIT	(704,061)	(1,027,278)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,848,467	$2,461,164

The accompanying notes are an integral part of the consolidated financial statements.

F-4

BASANITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31,
	2020	2019
Revenue
Products sales - rebar	$7,161	$3,892

Total cost of goods sold	4,487	105,010

Gross profit (loss)	2,674	(101,118)

OPERATING EXPENSES
Professional fees	438,749	341,906
Payroll, taxes and benefits	837,348	865,828
Consulting fees	270,525	219,326
General and administrative	1,408,948	2,483,226
Loss on inventory obsolescence	33,062	—
Total operating expenses	2,988,632	3,910,286

NET LOSS FROM OPERATIONS	(2,985,958)	(4,011,404)

OTHER (EXPENSE) INCOME
Gain on sale of asset	40,838	—
Loss on extinguishment of debt	(56,948)	—
Miscellaneous income	70,817	4,469
Gain on settlement of payables	293,678	201,617
Impairment of fixed assets	—	(1,478)
Interest expense	(898,257)	(113,076)
Total other (expense) income	(549,872)	91,532

NET LOSS FROM OPERATIONS	(3,535,830)	(3,919,872)

Deemed dividends	(663,501)	(388,932)

NET LOSS	$(4,199,331)	$(4,308,804)

Net loss per share - basic and diluted	$(0.017)	$(0.021)

Weighted average number of shares outstanding - basic and diluted	209,163,821	186,607,492

The accompanying notes are an integral part of the consolidated financial statements.

F-5

BASANITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

					Additional			Non-	Total Stockholders'
	Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	controlling	Equity
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Receivable	Interest	(Deficit)
Balance December 31, 2018	—	$—	154,202,008	$154,202	$18,718,283	$(21,135,252)	$—	$225,015	$(2,037,752)

Stock-based compensation	—	—	—	—	1,701,316	—	—	—	1,701,316
Shares issued to convert notes payable	—	—	2,139,437	2,139	528,961	—	—	—	531,100
Stock issued for cash	—	—	21,323,570	21,324	1,248,756		—	—	1,270,080
Stock issued to purchase non-controlling interest in Basalt America Territory #1	—	—	2,010,000	2,010	223,005	—	—	(225,015)	—
Warrants exercised for cash	—	—	19,710,715	19,711	1,268,889		—	—	1,288,600
Deemed dividend on common stock	—	—	—	—	388,932	—	—	—	388,932
Shares issued as loan commitment fee	—	—	1,350,000	1,350	137,900	—	—	—	139,250
Net loss	—	—	—	—	—	(4,308,804)	—	—	(4,308,804)
Balance December 31, 2019	—	$—	200,735,730	$200,736	$24,216,042	$(25,444,056)	$—	$—	$(1,027,278)

Convertible debt and debt discount	—	—	9,305,426	9,306	2,008,673	—	—	—	2,017,979
Stock issued for compensation	—	—	600,000	600	173,400	—	—	—	174,000
Stock issued for cash	—	—	8,385,289	8,386	1,134,606		—	—	1,142,992
Warrants exercised for cash	—	—	7,110,340	7,110	646,966		—	—	654,076
Deemed dividend on common stock	—	—	—	—	663,501	—	—	—	663,501
Return of shares issued with loan commitment fee	—	—	(1,300,000)	(1,300)	(128,700)	—	—	—	(130,000)
Net loss	—	—	—	—	—	(4,199,331)	—	—	(4,199,331)
Balance December 31, 2020	—	$—	224,836,785	$224,838	$28,714,488	$(29,643,387)	$—	$—	$(704,061)

The accompanying notes are an integral part of the consolidated financial statements.

F-6

BASANITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,199,331)	$(4,308,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Lease right-of-use asset amortization	218,686	175,920
Depreciation	117,340	17,143
Amortization of debt discount	707,533	(22,533)
Gain on extinguishment of debt	56,948	—
Loss on sale of asset	(40,838)	—
Impairment of fixed assets	—	1,478
Loss on inventory obsolescence	33,062	—
Non-cash interest charges	—	(81,806)
Non-cash loan commitment fee	—	9,250
Deemed dividend	663,501	388,932
Stock-based compensation	165,590	1,701,316
Changes in operating assets and liabilities:
Prepaid expenses	(5,233)	56,537
Inventory	(320,165)	(102,886)
Accounts receivable	(1,907)	883
Subscription liability	40,000	—
Lease liability	(223,290)	—
Deposits and other current assets	49,263	(127,051)
Accounts payable and accrued expenses	(60,658)	32,084
Net cash used in operating activities	(2,799,499)	(2,259,537)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(339,586)	(766,918)
Deposits on machinery and equipment	—	200,000
Net cash used in investing activities	(339,586)	(566,918)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and exercise of warrants	1,797,068	2,392,828
Repayment of convertible notes payable and convertible notes payable related party	(348,000)	(104,704)
Proceeds from notes payable and notes payable related party	266,727	234,760
Proceeds from convertible notes payable and convertible notes payable related party	1,620,000	408,000
Repayment of notes payable and notes payable related party	(66,357)	(97,108)
Net cash provided by financing activities	3,269,438	2,833,776

NET INCREASE IN CASH	130,353	7,321

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	129,152	121,831

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$259,505	$129,152

The accompanying notes are an integral part of the consolidated financial statements.

F-7

BASANITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the year ended
	December 31,
	2020	2019
Supplemental cash flow information:
Cash paid for interest expense	$35,723	$31,237

Supplemental disclosure of non cash investing and financing activities:
Return of loan commitment shares	$(130,000)	$—
Common shares issued for loan commitment fees	$—	$137,900
Conversion of notes payable into common stock	$150,000	$531,101
Recording of debt discount on convertible notes	$685,000	$—
Conversion of convertible notes payable into common stock	$1,182,979	$—
Common shares issued to acquire interest in joint venture	$—	$502,500
Exchange of notes payable and related interest for common stock	$—	$165,852

The accompanying notes are an integral part of the consolidated financial statements.

F-8

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS AND GOING CONCERN

(A) Description of Business

On May 30, 2006, Basanite, Inc. was organized as a Nevada corporation. Basanite and its wholly owned subsidiaries are herein referred to as the "Company", “we”, “our”, or “us”. Currently based in Pompano Beach, Florida, the Company intends to manufacture concrete-reinforcing products made from basalt fiber reinforced polymers (“BFRP”), such as its primary product BasaFlex. This UV-stable, chemical, acid and moisture resistant material is sustainable and environmentally friendly and has been engineered to replace steel as it never rusts, therefore, addressing the industry’s current corrosion issues.

The Company’s wholly owned subsidiary created in 2018, Basanite Industries, LLC (“BI”) manufactures BasaFlex™, a basalt fiber reinforced polymer rebar. BFRP rebar is a stronger, lighter, sustainable, non-conductive and non-corrosive alternative for traditional steel rebar and wire mesh. BI leases a fully permitted and Underwriters Laboratories (“UL”) approved 36,900 square foot facility located in Pompano Beach, Florida, equipped with five customized Pultrusion machines. Each machine has two linear production lines (a total capacity of 10 manufacturing lines). BI’s operations team is currently in the processes of optimizing and scaling the manufacturing plant to produce 11,000 to 17,000 linear feet of BFRP rebar per line, per day, depending on the product mix. BI’s own fully equipped test lab is utilized to evaluate, validate and verify each product’s performance attributes.

The manufacture of concrete reinforcement products made from continuous basalt fiber creates substantial benefits for the construction industry, including but not limited to, the following:

•	BasaFlex™ never rusts – steel reinforcement products rust, causing time and repair costs down the road;
•	BasaFlex™ is sustainable; with a longer lifecycle – production of our products results in exceptionally low carbon footprint when compared with steel. The lack of corrosion allows the “lifespan” of concrete products to be significantly longer; and
•	BasaFlex™ has a lower final, in place cost – the physical nature of our products relative to steel (4X lighter, easily transportable, “coil-able”, safer and easier to use) reduces the all-in cost of reinforcement when all factors are considered.

(B) Liquidity and Management Plans

Since inception, the Company has incurred net operating losses and used cash in operations. As of December 31, 2020 and 2019, respectively, the Company reported:

•	an accumulated deficit of approximately $29.6 million and $25.4 million;
•	a working capital deficiency of approximately $1.9 million and $1.9 million; and
•	cash used in operations of approximately $2.8 million and $2.3 million.

Losses have principally occurred as a result of the substantial resources required for product research and development and for marketing of the Company's products; including the general and administrative expenses associated with the organization.

At December 31, 2020, the Company had cash of $259,505 compared to $129,152 at December 31, 2019.

F-9

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS AND GOING CONCERN (CONTINUED)

We have historically satisfied our working capital requirements through the sale of restricted common stock and the issuance of warrants and promissory notes. Until we are able to internally generate positive cash flow, we will attempt to fund working capital requirements through third party financing, including through private placement of our securities as well as bridge loan arrangements. However, a number of factors continue to hinder the Company’s ability to attract new capital investment. We cannot provide any assurances that the required capital will be obtained or that the terms of such required capital may be acceptable to us. If we are unable to obtain adequate financing, we may reduce our operating activities to reduce our cash use until sufficient funding is secured.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties. Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Use of Estimates in Financial Statements

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation and stock awards related to convertible debt instruments are recognized based on the fair value of the awards granted. The fair value of each award or conversion feature is estimated on the grant date using the Black-Scholes pricing model. The Black-Scholes pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates and the expected dividend yield of our common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

(B) Principles of Consolidation

The consolidated financial statements include the accounts of Basanite, Inc. and its wholly owned subsidiaries, Basanite Industries, LLC and Basalt America, LLC, formerly known as Rockstar Acquisitions, LLC. All intercompany balances have been eliminated in consolidation.

(C) Cash

The Company considers all highly liquid temporary cash instruments with an original maturity of three months or less to be cash equivalents. The Company places its cash, cash equivalents and restricted cash on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit risk in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. The Company from time to time may have amounts on deposit in excess of the insured limits.

F-10

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(D) Inventories

The Company’s inventories consist of raw materials, work in process and finished goods, both purchased and manufactured. Inventories are stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis. Raw materials inventory consists primarily of basalt fiber and other necessary elements to produce the basalt rebar. On a quarterly basis, the Company analyzes its inventory levels and records allowances for inventory that has become obsolete and inventory that has a cost basis in excess of the expected net realizable value. During the year ended December 31, 2020, the Company recorded a loss related to obsolete inventory in the amount of $33,062. No impairment charge or loss due to obsolescence were recorded during the year ended December 31, 2019.

The Company’s inventory at December 31, 2020 and 2019 was comprised of:

	December 31, 2020	December 31, 2019

Finished goods	$305,550	$47,462
Work in process	35,286	—
Raw materials	105,739	112,010
Total inventory	$446,575	$159,472

(E) Fixed assets

Fixed assets are stated at cost, subject to adjustments for impairment, less accumulated depreciation and amortization. Depreciation and amortization are computed using a straight-line method over the following estimated useful lives:

Computer equipment	3 years
Machinery	7 years
Leasehold improvements	15 years or lease term
Office furniture and equipment	5 years
Land improvements	15 years
Website development	3 years

Maintenance and repairs are charged to expenses as incurred, and improvements to leased facilities and equipment are capitalized.

Fixed assets consist of the following:

	December 31, 2020	December 31, 2019

Computer equipment	$15,780	$7,268
Machinery	667,536	578,347
Leasehold improvements	161,579	137,217
Office furniture and equipment	71,292	62,926
Land improvements	7,270	7,270
Website development	2,500	27,275
Construction in process	234,950	—
Total fixed assets	1,160,907	820,303
Accumulated depreciation	(140,872)	(48,307)
Total fixed assets, net	$1,020,035	$771,996

F-11

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(E) Fixed assets (Continued)

Depreciation expense for the year ended December 31, 2020 was $117,340 compared to $17,143 for the year ended December 31, 2019.

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(F) Deposits and other current assets

The Company’s deposits and other current assets consist of the deposits made on equipment, security deposits, utility deposits and other receivables. The deposits are reclassified as part of the fixed asset cost when received and placed into service. The Company reclassified $31,173 of deposits from December 31, 2019 into machinery during the year ended December 31, 2020.

(G) Accrued expenses

The Company’s accrued expenses consist of the following:

	December 31, 2020	December 31, 2019

Accrued payroll and taxes	$76,031	$321,328
Accrued interest	88,147	98,091
Credit cards payable	4,752	49,715
Other accrued expenses	28,420	20,045
Total accrued expenses	$197,350	$489,179

(H) Accrued legal liabilities

The Company’s accrued legal liabilities consist of the following:

	December 31, 2020	December 31, 2019

Accrued consulting fees	$315,000	$315,000
Judgement payable	388,867	388,867
Accrued interest on judgement	105,260	86,739
Total accrued legal liability	$809,127	$790,606

(I) Loss Per Share

The basic loss per share is calculated by dividing the Company’s net loss available to common shareholders by the weighted average number of common shares during the period. The diluted loss per share is calculated by dividing the Company’s net loss by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

F-12

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(I) Loss Per Share (Continued)

The following are potentially dilutive shares not included in the loss per share computation:

	December 31, 2020	December 31, 2019

Options	4,542,500	5,042,500
Warrants	38,920,378	29,849,761
Convertible shares	112,233,406	984,014
	155,696,284	5,876,275

(J) Stock-Based Compensation

The Company recognizes compensation costs to employees under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Under FASB ASC Topic 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the grant.

The Company entered into a consulting agreement on July 9, 2020 for services in exchange for restricted common stock as compensation for the consulting services. The term of the agreement is for six months with the option for renewal quarterly. Upon execution of the agreement, 600,000 shares were due within 5 days of execution. The execution date fair value of the shares was $0.29 per share or $174,000. The Company recognized $165,590 in stock-based compensation as of December 31, 2020 as a result with the remainder in prepaid expense. If the Company agrees to renew each quarter, an additional 350,000 shares are to be issued per quarter. On January 9, 2021, the Company agreed to renew another quarter and issued 350,000 restricted common shares.

The Company entered into a consulting agreement on October 13, 2020 for services in exchange for restricted common stock as compensation for the consulting services. The term of the agreement is for six months with the option for renewal quarterly. Upon execution of the agreement, no shares were due to be issued. If the Company agrees to renew each quarter, 250,000 shares are to be issued per quarter. On January 9, 2021, the Company agreed to renew another quarter and issued 250,000 restricted common shares.

The Company used the Black Scholes valuation model to determine the fair value of the warrants and options issued, using the following key assumptions for the years ended December 31, 2020 and 2019:

	2020	2019
Expected price volatility	—	118.66 - 152.63%
Risk-free interest rate	—	2.32 - 2.41%
Expected life in years	—	4 - 10
Dividend yield	—	—

F-13

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(K) Income Taxes

The Company has not recorded any income tax expense or benefit for the years ended December 31, 2020 and 2019 due to its history of net operating losses. The provision for income taxes was calculated as a result of the following (in thousands):

	December 31,
	2020	2019

Federal tax at statutory rate	$(743)	$(823)
State taxes, net of federal income tax benefit	—	(171)
Change of valuation allowance	731	987
Non-deductible expenses and other	12	7
Provision for income tax	$—	$—

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$4,413	$3,610
Accruals and allowances	34	10
Stock-based compensation	1,070	1,059
Total deferred tax assets	5,517	4,679
Valuation allowance	(5,517)	(4,679)
Total deferred tax assets net of valuation allowance	—	—
Deferred tax liabilities:
Property, equipment and intangible assets	(180)	(57)
Total deferred tax liabilities	(180)	(57)
Valuation allowance	180	57
Total deferred tax liabilities net of valuation allowance	—	—
Net deferred tax assets	$—	$—

As of December 31, 2020, the Company has a valuation allowance of approximately $5.3 million related to federal net operating loss (“NOL”) carryforwards of approximately $21.0 million. The amount of the valuation allowance represented an increase of approximately $0.7 million over the amount recorded as of December 31, 2019 and was due to the increase in net operating losses. If not utilized, federal net operating losses of $8.0 million may be carried forward indefinitely, and $13 million will expire at various times between 2031 and 2037. State net operating losses follow the federal tax laws for NOLs.

Management has evaluated all other tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2020.

The Company files income tax returns in the U.S. federal jurisdiction and Florida. The Company is subject to U.S. federal and Florida state tax examinations for certain years after 2018.

F-14

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

There are several new accounting pronouncements issued or proposed by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial position or operating results.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and other Options (Subtopic 70-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exceptions and also simplifies the diluted earnings per share calculation in certain areas. The standard is effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years and interim periods within those fiscal years beginning after December 15, 2021. For all other entities, the standard will be effective for fiscal years beginning after December 12, 2023. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact that adoption of this standard will have on its consolidated financial statements and related disclosures.

NOTE 4 – OPERATING LEASE

On January 18, 2019, the Company entered into an agreement to lease approximately 25,470 square feet of office and manufacturing space in Pompano Beach, Florida through March 2024. On March 25, 2019, the Company entered into an amendment to the agreement to increase the square footage of leased premises to 36,900 square feet, increasing the Company’s base rent obligation to be approximately $33,825 per month for one year and nine months, and increasing annually at a rate of three percent for the remainder of the lease term.

In accordance with ASC 842, on January 18, 2019, the Company entered into and recorded a lease right-of-use asset and a lease liability at a present value of $1,405,804. The right-of-use asset is composed of the sum of all lease payments plus any initial direct cost and is amortized over the life of the expected lease term. For the expected term of the lease, the Company used the initial term of the five-year lease. If the Company does elect to exercise its option to extend the lease for another five years, that election will be treated as a lease modification and the lease will be reviewed for remeasurement.

The future minimum lease payments to be made under the operating lease as of December 31, 2020 are:

2021	$415,033
2022	427,484
2023	440,308
2024	110,884
Total minimum lease payments	1,393,709
Discount	(300,032)
Operating lease liability	$1,093,677

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used the incremental borrowing rate based on the information available at the lease commencement date. As of December 31, 2020, the weighted-average remaining lease term is 3.25 years and the weighted-average discount rate used to determine the operating lease liability was 15.0%. For the years ended December 31, 2020 and 2019, the Company expensed $429,022 and $423,121, respectively, for rent.

F-15

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 5 – NOTES PAYABLE – CONVERTIBLE

Notes payable – convertible totaled $10,000 and $453,991 at December 31, 2020 and December 31, 2019, respectively.

On October 22, 2015, the Company issued an unsecured promissory note in the principal amount of $300,000 to PDQ Auctions, LLC. The note bears interest at an annual rate of 7% and was originally payable on or before October 22, 2017 (subsequently extended until May 2021), unless the note was converted or prepaid prior to the maturity date. Subject to certain limitations, the note may be converted at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $0.35 per share, subject to adjustment. In the event the Company issues any new or additional promissory notes that pay an interest rate that exceeds 7% per annum (subsequently increased to 10% and then to 15%), then the holder shall be entitled to request an increase in the interest rate payable on the note to an amount equal to the rate being paid on the new or additional notes. The conversion of the note may be limited if, upon conversion, the holder thereof would beneficially own more than 4.9% of the Company’s common stock. The note may be prepaid at the option of the Company commencing 190 days after the issuance of the note. On May 2, 2018, the Company secured a three-year extension of the convertible note in return for (1) a $5,000 per month payment applicable to current interest and principal beginning on April 22, 2018, and (2) the issuance of 274,575 new, restricted common shares. The shares were issued on June 13, 2018. On August 3, 2020, the Company negotiated with the noteholder to agree to convert the remaining principal balance of $258,524 and accrued interest of $102,176, at a conversion price of $0.175 per share, for 2,061,143 restricted common shares. The conversion resulted in a loss on extinguishment of debt in the amount of $121,607.

On October 10, 2019, the Company entered into a Securities Purchase Agreement with Labrys Fund, LP (the investor) pursuant to which the investor purchased a 15% Convertible Promissory Note from the Company. Unless there is a specific event of default or the note remains unpaid by April 16, 2020 (the maturity date), then the investor shall have the ability to convert the principal and interest under the note into shares of the Company's common stock. If the note is not repaid prior to the maturity date, the per share conversion price into which the principal amount and interest under the note may be converted is equal to the lesser of (i) 60% multiplied by the lowest trade price of the common stock during the 25 consecutive trading days ending on the latest complete trading day prior to the date of issuance of the note, and (ii) 60% multiplied by the lowest market price of the common stock during the 25 trading day period ending on the latest complete trading day prior to the conversion date. Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell to the investor the note, in the principal amount of $338,000. The Company received net proceeds from the note of $300,000 after an original issue discount of $33,800 and a reduction for investor’s legal counsel fees of $4,200. Additionally, the Company issued 1,300,000 shares of common stock to the investor as a commitment fee (the returnable shares) which was valued at $0.10 per share and recorded as an offset to the principal amount. The returnable shares must be returned to the Company in the event the note is fully paid and satisfied prior to the maturity date. On April 13, 2020, the Company repaid its remaining obligation under the Securities Purchase Agreement and related 15% Convertible Promissory Note with Labrys Fund, LP. The Company paid $262,389 in full satisfaction of the note. This amount included $24,389 accrued interest. On April 16, 2020, the investor returned the originally issued 1,300,000 shares of common stock that was issued as a commitment fee. Additionally, the transfer agent released the reserve of 21,666,666 shares of common stock in the name of the Investor for issuance upon conversion.

On March 5, 2020, the Company issued a convertible promissory note to an accredited investor in exchange for $50,000 bearing an interest rate of 10% per annum and payable in nine months. After June 5, 2020, the holder may convert the unpaid principal and interest balance of the note into shares of common stock, par value $0.001 per share, at the conversion rate equal to 80% of the closing price on June 5, 2020 per share. At the time of conversion, the Company shall immediately also issue a five-year warrant to the holder to purchase an amount of warrants equal to the $50,000 divided by the conversion price of shares of common stock of the Company. The exercise price for such warrants shall be 3 times the conversion price. In addition, the warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above the warrant price times 190% for 20 consecutive trading days. The conversion price was determined to be $0.132. A debt discount of $50,000 was recorded on the note payable at resolution of the contingent beneficial conversion feature. The noteholder converted the promissory note of $50,000 and accrued interest of $1,908 on July 21, 2020 in exchange for 393,246 restricted common shares and 126,263 five-year warrants with an exercise price of $0.396 per share.

F-16

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 5 – NOTES PAYABLE – CONVERTIBLE (CONTINUED)

On April 13, 2020, the Company entered into several convertible promissory notes. The Company issued convertible notes payable in exchange for $100,000 bearing an interest rate of 12% per annum and payable in six months. At the option of the holders, the principal and accrued interest may be converted to shares of common stock at a conversion rate of $0.092 per share. At the time of conversion, the Company shall immediately also issue an equal amount of five-year warrants to purchase common stock of the Company, at an exercise price of $0.312 per share. The warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above $0.69 per share for 20 consecutive trading days. Upon issuance of the notes, the Company recorded debt discounts of $100,000 for the beneficial conversion features embedded in the notes. One of the noteholders converted their promissory note of $50,000 and accrued interest of $1,181 on June 26, 2020 in exchange for 556,313 restricted common shares and 556,313 five-year warrants with an exercise price of $0.312 per share. The remaining noteholders converted their promissory notes of $25,000 and accrued interest of $1,618 each on July 21, 2020. Each received in exchange for their notes 280,532 restricted common shares and 280,532 five-year warrants with an exercise price of $0.312 per share.

On April 13, 2020, the Company issued a convertible promissory note to an accredited investor in exchange for $50,000 bearing an interest rate of 12% per annum and payable in six months. After June 5, 2020, the holder may convert the unpaid principal and interest balance of the note into shares of common stock, par value $0.001 per share, at the conversion rate equal to 80% of the closing price on June 5, 2020 per share. At the time of conversion, the Company shall immediately also issue a five-year warrant to the holder to purchase the same number of shares of common stock of the Company as the holder receives in such conversion. The exercise price for such warrants shall be 3 times the conversion price. In addition, the warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above the warrant price plus 150% for 20 consecutive trading days. The conversion price was determined to be $0.132. A debt discount of $50,000 was recorded on the note payable at resolution of the contingent beneficial conversion feature. The noteholder converted the promissory note of $50,000 and accrued interest of $1,615 on July 21, 2020 in exchange for 391,023 restricted common shares and 391,023 five-year warrants with an exercise price of $0.396 per share.

On May 27, 2020, the Company issued a convertible promissory note with an accredited investor in exchange for $60,000bearing an interest rate of 12% per annum and payable in six months. At the option of holder, the principal may be converted to shares of common stock at a conversion rate of $0.11 per share. At the time of conversion, the Company shall immediately also issue an equal amount of five-year warrants to purchase common stock of the Company, at an exercise price of $0.33 per share. The warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above $0.825 per share for 20 consecutive trading days. Upon issuance of the note, the Company recorded a debt discount of $60,000 for the beneficial conversion features embedded in the note. The noteholder converted the promissory note on June 26, 2020 in exchange for 545,455 restricted common shares and 545,455 five-year warrants with an exercise price of $0.33 per share. Accrued interest of $552 was forgiven and reported as a gain on extinguishment of debt.

On May 29, 2020, the Company issued a convertible promissory note with an accredited investor in exchange for $50,000 bearing an interest rate of 12% per annum and payable in six months. At the option of holder, the principal may be converted to shares of common stock at a conversion rate of $0.108 per share. At the time of conversion, the Company shall immediately also issue an equal amount of five-year warrants to purchase common stock of the Company, at an exercise price of $0.324 per share. The warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above $0.81 per share for 20 consecutive trading days. Upon issuance of the note, the Company recorded a debt discount of $50,000 for the beneficial conversion features embedded in the note. The noteholder converted the promissory note of $50,000 on June 26, 2020 in exchange for 462,963 restricted common shares and 462,963 five-year warrants with an exercise price of $0.324 per share. Accrued interest of $427 was forgiven and reported as a gain on extinguishment of debt.

F-17

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 5 – NOTES PAYABLE – CONVERTIBLE (CONTINUED)

On June 1, 2020, the Company issued two convertible promissory notes with accredited investors in exchange for $100,000 bearing an interest rate of 12% per annum and payable in six months. At the option of holder, the principal may be converted to shares of common stock at a conversion rate of $0.096 per share. At the time of conversion, the Company shall immediately also issue an equal amount of five-year warrants to purchase common stock of the Company, at an exercise price of $0.288 per share. The warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above $0.72 per share for 20 consecutive trading days. Upon maturity, the Company shall have the option to convert the unpaid principal balance of the note under the same terms as above. Upon issuance of the notes, the Company recorded debt discounts of $100,000 for the beneficial conversion features embedded in the notes. The noteholders converted the promissory notes of $100,000 on December 1, 2020 in exchange for 520,834 restricted common shares and 520,834 five-year warrants with an exercise price of $0.288 per share each. Accrued interest of $5,986 was forgiven pursuant to the conversion terms of the notes.

On August 3, 2020, the Company issued an unsecured convertible promissory note to an accredited investor in exchange for $10,000 bearing an interest rate of 18% per annum and payable in six months. The Company shall pay interest on the unconverted and then outstanding principal amount of the note at a rate of 18% per annum, accrued monthly for the first four months of this note and payable thereafter until the maturity date of February 3, 2021, unless the note is converted or prepaid prior to maturity. The holder may convert the unpaid principal balance of the note into restricted common stock, par value $0.001 per share, of the Company at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to the Company of not less than $500,000 (the “conversion price”); provided, however, in no event shall the conversion price ever be less than $0.01 per share. On February 16, 2021, the $10,000 note was paid along with accrued interest in the amount of $1,007.

Interest expense for the Company’s convertible notes payable was $64,093 and $51,015 for the years ended December 31, 2020 and December 31, 2019, respectively. Accrued interest for the Company’s convertible notes payable at December 31, 2020 and December 31, 2019 was $760 and $86,520, respectively, and is included in accrued expenses on the consolidated balance sheets.

NOTE 6 – NOTES PAYABLE – CONVERTIBLE – RELATED PARTY

Notes payable – convertible – related party totaled $1,025,000 and $0 at December 31, 2020 and December 31, 2019, respectively.

On April 13, 2020, the demand notes payable entered on January 16, 2020 for $50,000 each from related parties; Michael V. Barbera, our Board Chairman and an entity managed by Ronald J. LoRicco, Sr., a Board Member were exchanged for convertible notes. The notes were accounted for as an extinguishment and the convertible debt valued at fair value in accordance with ASC 470. Per the addendums, the interest rate of 10% was increased to 12% per annum. The modification also allowed for a conversion option for the holder after June 5, 2020. After June 5, 2020, the holder may convert the unpaid principal and interest balance of the note into shares of common stock, par value $0.001 per share, at the conversion rate equal to 80% of the closing price on June 5, 2020 per share. At the time of conversion, the Company shall immediately also issue a five-year warrant to the holder to purchase the same number of shares of common stock of the Company as the holder receives in such conversion. The exercise price for such warrants shall be 3 times the conversion price. In addition, the warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above the warrant price plus 150% for 20 consecutive trading days. The conversion price was determined to be $0.132. Debt discounts of $100,000 were recorded on the notes payable at resolution of the contingent beneficial conversion feature. One noteholder converted the promissory note of $50,000 and accrued interest of $2,440 on June 26, 2020 in exchange for 397,269 restricted common shares and 397,269 five-year warrants with an exercise price of $0.396 per share. The other noteholder converted the promissory note of $50,000 and accrued interest of $2,826 on July 21, 2020 in exchange for 400,195 restricted common shares and 400,195 five-year warrants with an exercise price of $0.396 per share.

F-18

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 6 – NOTES PAYABLE – CONVERTIBLE – RELATED PARTY (CONTINUED)

On April 13, 2020, the Company issued a convertible promissory note with Michael V. Barbera, our Board Chairman, in exchange for $25,000 bearing an interest rate of 12% per annum and payable in six months. After June 5, 2020, the holder may convert the unpaid principal and interest balance of the note into shares of common stock, par value $0.001 per share, at the conversion rate equal to 80% of the closing price on June 5, 2020 per share. At the time of conversion, the Company shall immediately also issue a five-year warrant to the holder to purchase the same number of shares of common stock of the Company as the holder receives in such conversion. The exercise price for such warrants shall be 3 times the conversion price. In addition, the warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above the warrant price plus 150% for 20 consecutive trading days. The conversion price was determined to be $0.132. A debt discount of $25,000 was recorded on the note payable at resolution of the contingent beneficial conversion feature. The noteholder converted the promissory note of $25,000 and accrued interest of $809 on July 21, 2020 in exchange for 195,522 restricted common shares and 195,522 five-year warrants with an exercise price of $0.396 per share.

On April 13, 2020, the Company issued a convertible promissory note with an entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, in exchange for $150,000 bearing an interest rate of 12% per annum and payable in six months. After June 5, 2020, the holder may convert the unpaid principal and interest balance of the note into shares of common stock, par value $0.001 per share, at the conversion rate equal to 80% of the closing price on June 5, 2020 per share. At the time of conversion, the Company shall immediately also issue a five-year warrant to the holder to purchase the same number of shares of common stock of the Company as the holder receives in such conversion. The exercise price for such warrants shall be 3 times the conversion price. In addition, the warrants shall have an option whereby the Company can require the exercise of the warrants if the trading price is at or above the warrant price plus 150% for 20 consecutive trading days. The conversion price was determined to be $0.132. A debt discount of $150,000 was recorded on the note payable at resolution of the contingent beneficial conversion feature. The noteholder converted the promissory note of $150,000 and accrued interest of $3,542 on June 26, 2020 in exchange for 1,163,201 restricted common shares and 1,163,201 five-year warrants with an exercise price of $0.396 per share.

On August 3, 2020, the Company issued an unsecured convertible promissory note to Michael V. Barbera, the Chairman of the Board, in exchange for $25,000 bearing an interest rate of 18% per annum and payable in six months. The Company shall pay interest on the unconverted and then outstanding principal amount of the note at a rate of 18% per annum, accrued monthly for the first four months of this note and payable thereafter until the maturity date of February 3, 2021, unless the note is converted or prepaid prior to maturity. The holder may convert the unpaid principal balance of the note into restricted common stock, par value $0.001 per share, of the Company at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to the Company of not less than $500,000 (the “conversion price”); provided, however, in no event shall the conversion price ever be less than $0.01 per share. On February 16, 2021, the $25,000 note was paid along with accrued interest in the amount of $2,518.

On August 3, 2020, the Company issued a secured convertible promissory note to certain accredited investors in exchange for $1,000,000 bearing an interest rate of 20% per annum and payable in six months. The Company shall pay interest on the unconverted and then outstanding principal amount of the note at a rate of 20% per annum, accrued monthly for the first four months of this note and payable thereafter until the maturity date of February 3, 2021, unless the note is converted or prepaid prior to maturity. The holder may convert the unpaid principal balance of the note into restricted common stock, par value $0.001 per share, of the Company at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to the Company of not less than $500,000 (the “conversion price”); provided, however, in no event shall the conversion price ever be less than $0.01 per share. This note contains a negative covenant that requires the Company to obtain consent prior to incurring any additional equity or debt investments and is secured by all of the assets of the Company. The Richard A. LoRicco Sr. and Lucille M. LoRicco Irrevocable Insurance Trust DTD 4/28/95, Louis Demaio as Trustee (the “Trust”) is the holder of $750,000 of the principal amount of this note. The Trust is maintained by Richard A. LoRicco Sr. and Lucille M. LoRicco, who are the parents of Ronald J. LoRicco Sr., one of the members of our Board. The disinterested members of the Board approved the terms of the note. Ronald J. LoRicco Sr. does not have voting or investment control of or power over the Trust but is an anticipated, partial beneficiary of the Trust. The secured convertible promissory note was amended and restated on February 12, 2021. The terms are included in Note 13 – Subsequent Events.

F-19

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 6 – NOTES PAYABLE – CONVERTIBLE – RELATED PARTY (CONTINUED)

Interest expense for the Company’s convertible notes payable – related parties was $93,736 and $4,704 for the years ended December 31, 2020 and December 31, 2019, respectively. Accrued interest for the Company’s convertible notes payable – related parties at December 31, 2020 and December 31, 2019 was $86,574 and $0, respectively, and is included in accrued expenses on the consolidated balance sheets.

NOTE 7 – NOTES PAYABLE

Notes payable totaled $128,021 and $219,617 at December 31, 2020 and December 31, 2019, respectively.

During the year ended December 31, 2018, the Company issued unsecured, 4% demand promissory notes to VCVC, LLC (“VCVC”) totaling $260,425. VCVC is the personal holding company of Vincent L. Celentano, who was our chairman and chief executive officer at the time of the notes. On July 8, 2020, the Company negotiated with the noteholder to agree to settle the remaining principal balance of $191,965 and accrued interest of $15,729 for $150,000 of restricted common shares. The remaining balance of $57,694 was forgiven resulting in a gain from the extinguishment of debt. The conversion price of $0.132 per share was agreed upon for 1,136,364 restricted common shares and an equal amount of five-year warrants with an exercise price of $0.396 per share.

On September 3, 2019, the Company entered a financing arrangement with their landlord to borrow against their rent payments. The financing has an interest rate of 7% and lasted through May of 2020. The balance as of December 31, 2020 was $0.

On March 30, 2020 and May 17, 2019, the Company entered financing arrangements to finance the insurance premiums for its liability coverage. The financings have an interest rate of 9.40% and last through March of 2021. The balance as of December 31, 2020 was $4,703.

Due to the ongoing uncertainty about the severity and duration associated with the COVID-19 pandemic, the Company considered furloughing or eliminating employees and taking other measures to reduce operating costs until there is more certainty about the short-term and long-term effects of the COVID-19 pandemic on the nation’s economy and the Company’s business. On May 1, 2020, the Company entered a promissory note agreement with its bank in exchange for $123,318 bearing an interest rate of 1.0% per annum. The loan was made pursuant to the Paycheck Protection Program under the CARES Act after receiving confirmation from the U.S. Small Business Administration (“SBA”). The Paycheck Protection Program Flexibility Act requires that the funds be used to maintain the current number of employees as well as cover payroll-related costs, monthly mortgage or rent payments and utilities and not more than 40% can be expended on non-payroll-related costs. After providing documented evidence of the number of employees and the use of funds, the SBA has forgiven the promissory note of $123,318 as of January 4, 2021.

Interest expense for the Company’s notes payable was $5,041 and $7,675 for the years ended December 31, 2020 and 2019, respectively. Accrued interest for the Company’s notes payable at December 31, 2020 and December 31, 2019 was $0 and $11,244, respectively, and is included in accrued expenses on the consolidated balance sheets.

NOTE 8 – NOTES PAYABLE - RELATED PARTY

Notes payable – related party totaled $0 at December 31, 2020 and December 31, 2019.

On January 16, 2020, the Company entered into a demand note agreement with our Board Chairman, Michael V. Barbera, in the amount of $50,000. The note has a term of 6 months bearing an interest rate of 10% per annum. On April 13, 2020, an addendum was executed changing the terms of the note to a convertible note payable bearing an interest rate of 12% per annum. Per the addendum, the principal and accrued interest is convertible at the option of the holder after June 5, 2020 at a 20% discount of that days’ closing price. See Note 6 for information regarding this convertible note payable – related party.

F-20

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 8 – NOTES PAYABLE – RELATED PARTY (CONTINUED)

On January 16, 2020, the Company entered into a demand note agreement with an entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, in the amount of $50,000. The note has a term of 6 months bearing an interest rate of 10% per annum. On April 13, 2020, an addendum was executed changing the terms of the note to a convertible note payable bearing an interest rate of 12% per annum. Per the addendum, the principal and accrued interest is convertible at the option of the holder after June 5, 2020 at a 20% discount of that days’ closing price. See Note 6 for information regarding this convertible note payable – related party.

Interest expense for the Company’s notes payable – related party was $2,455 and $2,926 for the years ended December 31, 2020 and December 31, 2019, respectively. Accrued interest for the Company’s notes payable – related party at December 31, 2020 and December 31, 2019 was $0 and $0, respectively, and is included in accrued expenses on the consolidated balance sheets.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Legal Matters

In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's business, financial condition, cash flows, or results of operations except as provided below.

CalSTRS Judgement

On March 31, 2014, the Company received a “Notice of Default” letter from legal counsel representing the California State Teachers Retirement System (“CalSTRS”) (the landlord for the Company’s office space) alerting that the Company was in default of its lease for failure to pay monthly rent for the office space located at 2400 East Commercial Boulevard, Suite 612, Fort Lauderdale, FL 33304. The letter demanded immediate payment of $41,937 for rent past due as of April 1, 2014. The Company had indicated in writing its intention to cooperate with the landlord while trying to resolve the matter. On February 11, 2015, the landlord, through its attorneys, filed a motion for summary judgment. The motion asked for $376,424 in unpaid rent, recovery of abated rents and tenant improvements and $12,442 in attorney’s costs incurred by the landlord. On April 22, 2015, the motion for unpaid rent, recovery of abated rents and tenant improvements and attorney’s costs was granted by the Circuit Court of the 17th Judicial Circuit in and for Broward County and the Company has reserved the entire judgement of $388,866. The total amount is accruing interest at the statutory rate of 4.75%. The accrued interest on the judgement at December 31, 2020 is $105,260.

HLM Paymeon Storefront Damage Settlement

On December 15, 2016, a third-party driver drove his car through the Company’s retail storefront located at 2599 N. Federal Highway, Fort Lauderdale, FL 33305. The accident caused severe damage to the building causing the city of Fort Lauderdale to declare the building an unsafe structure. The Company was forced to vacate the premises, therefore, terminating the lease. The damaged storefront and terminated lease effectively terminated the business. On August 3, 2017, the Company filed a complaint with the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida for loss of income, beneficial lease and debt to the sub-landlord. On February 26, 2020, the Company was able to settle for $125,000 in exchange for a Complete Release for All Claims against all parties named in the case. The case was taken on a contingency basis by its attorney, therefore, reducing the settlement proceeds by 40% and related expenses. The Company received $70,817 in net proceeds on March 18, 2020 represented by the gain on settlement of lawsuit.

F-21

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 9 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

RAW Materials Litigation

On or about August 28, 2018, Raw Energy Materials Corp. filed an action for declaratory relief and breach of contract in Broward County, Florida, in the 17th Judicial Circuit Court, titled Raw Energy Materials Corp. v. Rockstar Acquisitions, LLC, Paymeon, Inc. (now Basanite, Inc.), and Basalt America, LLC, CASE NO.: CACE 18-020596.

An Amended Complaint was filed on or about December 19, 2018 adding Basanite Industries, LLC as a defendant, as well as an alleged claim under Florida Statute Section 501.201 and for injunction.  The Company continues to contest plaintiff's claims vigorously.

The Company filed and has pending an amended counterclaim for Breach of Contract, Fraud and Civil Conspiracy against Raw Energy affiliates, including Don Smith, his longtime girlfriend Elina Jenkins, Global Energy Sciences, LLC, Yellow Turtle Design, LLC, as well as former business affiliates/associates to Don Smith, Richard Laurin and Robert Ludwig. The defendants responded with a Motion to Dismiss, which was later denied.

The nature of the dispute is based on representations (or misrepresentations) the Company alleges were made to it, as well as breaches of the terms of a licensing agreement, related consulting and other agreements, and failures and refusals of Plaintiff and Don Smith related entities to deliver equipment/machinery and goods paid for by the Company or its affiliates.

As it became apparent that the subject license agreement was effectively worthless and moot to the Company, and the purported and promised trade secrets and intellectual property were essentially non-existent, the Company and Plaintiff agree to an order terminating that license agreement, which resulted in the Agreed Order dated January 28, 2019.

The parties continue to litigate damages arising from the dispute.

A mediation was scheduled on March 4, 2021 which resulted in an impasse. Negotiations towards a settlement are ongoing.

Lustig Litigation

In reviewing court records recently in late 2020, counsel for the Company found names of its affiliates in a case filed in 2018 by Stephen Lustig against one of the Company's shareholders. The Company and its affiliates were not served or made a party to that case; and were listed as an attempt by Mr. Lustig to execute, attach or foreclosure on the defendant shareholder's stock in the Company. The Company did not breach any agreement and was not engaged in any wrongdoing. The Company was informed that the subject shareholder had made contact with Mr. Lustig and obtained a resolution between them; a voluntary dismissal was filed on January 4, 2021.

To our knowledge, we are not currently subject to any other legal proceedings.

Supplier Agreement

MEP Consulting Engineers, Inc.

On July 23, 2020, the Company entered into an Exclusive Supplier Agreement with MEP Consulting Engineers, Inc. (“MEP”) of Miami, FL. MEP engaged the Company as its sole and exclusive supplier for production of MEP’s proprietary “Hurricane Bar,” a BFRP reinforcing bar product owned by MEP. The agreement also provides MEP with exclusive distribution rights to the Company’s BasaFlexTM BFRP reinforcing bar and other Basanite products in Miami-Dade County.

The agreement allows for MEP or its designated customers to place orders from time to time for up to the total value of $50,000,000 over the 5-year period. As compensation, MEP was provided the ability to exercise options to purchase a total of 5,000,000 restricted common shares of the Company, over the 5 years from the supplier agreement effective date, tied to sales performance. This option shall automatically expire after the end of the option period. An extension period is available through specific clauses in the agreement. To date, the compensation portion of the agreement has not been fully executed.

F-22

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 9 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

CR Business Consultants, Inc.

On October 22, 2020, the Company entered into an Exclusive Supplier Agreement with CR Business Consultants, Inc. (“CRBC”). CRBC agreed to utilize the Company as its exclusive supplier for all Basanite products, and the Company has granted CRBC exclusive distribution rights of the Company’s products in the Republic of Costa Rica and the and Republic of Panama. CRBC also has non-exclusive distribution rights in the Republic of El Salvador; Belize; the Republic of Guatemala; the Republic of Honduras; and the Republic of Nicaragua; Argentina, Plurinational State of Bolivia, Federative Republic of Brazil, Republic of Chile, Republic of Colombia, Republic of Ecuador, Co-operative Republic of Guyana, Republic of Paraguay, Republic of Peru, Republic of Suriname, Oriental Republic of Uruguay, Bolivarian Republic of Venezuela, and a part of France, French Guiana; and the Kingdom of the Netherlands; the Falkland; and the Republic of Trinidad and Tobago. Furthermore, CRBC can introduce additional customers to Basanite from other territories with no geographic restrictions, and where sales to such customers will be included under Terms of the Agreement.

The agreement allows for CRBC or its designated customers to place orders from time to time for up to a total value of $50,000,000 over the 5-year period. As compensation, CRBC was provided the ability to exercise options to purchase a total of 5,000,000 restricted common shares of the Company, over the 5 years from the supplier agreement effective date, tied to sales performance. This option shall automatically expire after the end of the option period. An extension period is available through specific clauses in the agreement.

NOTE 10 – STOCKHOLDERS’ DEFICIT

In April 2020, the Company issued 4,166,667 restricted common shares, par value $.001 per share, in exchange for the $416,667 received in the prior period from investors. The investors also received 4,000,000 five-year warrants with an exercise price of $0.30 per share and 16,667 five-year warrants with an exercise price of $0.40 per share.

Additionally, 1,300,000 restricted common shares were returned to the Company upon fully satisfying the debt with Labrys Fund. See Note 5 for information regarding this note payable.

In June 2020, the Company received $200,000 from investors in exchange for 912,409 restricted common shares, par value $.001 per share, for $0.1096 per share and 961,538 restricted common shares, par value $.001 per share, for $0.104 per share. Both investors received equal amounts of five-year warrants with an exercise price to be determined as the greater of: (a) three times the purchase price for the common shares pursuant to the subscription agreement; or (b) the price equal to 80% of the lowest open market closing price of the common shares during the twenty trading days preceding the 120th calendar day after the purchase date.

On August 5, 2020, an accredited investor received 163,043 restricted common shares and 163,043 five-year warrants with an exercise price of $0.54 per share in exchange for $30,000.

On September 25, 2020, an accredited investor exercised his warrants at an exercise price of $0.075. The investor received 500,000 restricted common shares in exchange for $37,500.

On September 28, 2020, the Company received $90,000 from an accredited investor to purchase 300,000 restricted common stock. On October 5, 2020, an accredited investor received 300,000 restricted common shares in exchange for $90,000.

On October 14, 2020, an accredited investor received 166,667 restricted common shares in exchange for $50,000.

On October 16, 2020, 600,000 shares were issued per the consulting agreement entered on July 9, 2020 for fundraising services. The value of the shares is $174,000 and will be expensed over the six-month term of the agreement.

On October 27, 2020, an accredited investor received 133,333 restricted common shares in exchange for $40,000.

F-23

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 10 – STOCKHOLDERS’ DEFICIT (CONTINUED)

On November 10, 2020, the Board of Directors approved offering the current holders of our warrants a discounted exercise price to their current exercise price if they exercised the warrant within a certain time period. The offer to the current holders of our warrant commenced on November 10, 2020 and extended through December 4, 2020 providing warrants holders with declining discounts on their exercise price per share in an effort to raise the capital required. In December, the Company issued 6,590,340 restricted common shares in exchange for $612,576 from discounted exercise of warrants and 1,601,632 restricted common shares in exchange for $320,325 from discounted private placements. In connection with the issuance of common stock, $663,501 was recognized as a deemed dividend, which represents the intrinsic value of the discounted exercise price of the warrants exercised as the holders of the warrants are also common shareholders.

During the year ended December 31, 2020, the Company issued 8,385,289 restricted common shares for proceeds received in the amount of $1,142,992 from the sale of stock from accredited investors and related parties; 7,110,340 restricted common shares for proceeds in the amount of $654,076 from the exercise of warrants; 9,305,426 restricted common shares from the conversion of debt and accrued interest in the amount of $1,104,476; and 600,000 restricted common shares for payment of services. The Company also received 1,300,000 shares in return originally issued as a loan commitment fee after full repayment of a convertible note.

NOTE 11 – OPTIONS AND WARRANTS

Stock Options:

The following table provides the activity in options for the respective periods:

	Total Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value

Balance at January 1, 2019	2,587,500	$0.35	$—
Issued	2,500,000	0.25
Cancelled	(45,000)	(0.25)
Balance at December 31, 2019	5,042,500	$0.40	$—
Cancelled	(500,000)	(0.25)
Balance at December 31, 2020	4,542,500	$0.41	$118,148

Options exercisable and outstanding at December 31, 2020 are as follows:

		Weighted Average
Range of		Remaining	Weighted Average	Aggregate
Exercise Prices	Number Outstanding	Contractual Life (Years)	Exercise Price	Intrinsic Value

$0.01 - $0.50	2,002,500	2.66	$0.25	$ 118,148
$0.51 - $1.00	2,540,000	4.80	$0.54	—
	4,542,500			$ 118,148

F-24

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 11 – OPTIONS AND WARRANTS (CONTINUED)

Stock Warrants:

The following table provides the activity in warrants for the respective periods:

	Total Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value

Balance at January 1, 2019	18,025,000	$0.24	$—
Granted	31,535,475	0.12
Exercised	(19,710,714)	0.07
Balance at December 31, 2019	29,849,761	$0.23	$1,956,750
Granted	17,180,957	0.31
Exercised	(7,110,340)	0.09
Cancelled	(1,000,000)	—
Balance at December 31, 2020	38,920,378	$0.27	$2,973,660

Warrants exercisable and outstanding at December 31, 2020 are as follows:

		Weighted Average
Range of		Remaining	Weighted Average	Aggregate
Exercise Prices	Number Outstanding	Contractual Life (Years)	Exercise Price	Intrinsic Value

$0.01 - $0.50	36,429,835	3.46	$0.24	$2,973,660
$0.51 - $1.00	2,490,543	2.10	$0.60	—
	38,920,378			$2,973,660

During the year ended December 31, 2020, warrants to purchase 500,000 shares of common stock with an exercise price of $0.075 per share were exercised for $37,500 and warrants to purchase 6,610,340 shares of common stock with various exercises price were exercised at a 50% discount for $616,576. The total received for the exercise of warrants was $654,076, resulting in the issue of a total of 7,110,340 shares of common stock.

The Company entered into a consulting agreement on December 15, 2020 for services in exchange for payment in cash and cashless warrants for the purchase of restricted common stock as compensation for the consulting services. The term of the agreement is for three months with the option for renewal quarterly. Upon execution of the agreement, $7,500 and 250,000 cashless, five-year warrants for the purchase of restricted common stock with an exercise price of $0.30 per share were due within 5 days of execution. Monthly payments of $7,500 are due for the term of the agreement. If the Company agrees to renew another quarter, payment in cash and cashless warrants for the purchase of restricted common stock as compensation is required for each quarter.

During the years ended December 31, 2020 and 2019, total stock-based compensation expense amounted to $165,590 and $1,701,316 respectively. As of December 31, 2020, $8,410 of stock was issued but not earned as compensation and is included in prepaid expenses on the consolidated balance sheet.

F-25

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 12 – RELATED PARTIES

In addition to those transactions discussed in Notes 6 and 8, the Company had the following related party transactions.

During the week of November 20, 2020, during the discounted warrant event whereby accredited investors could exercise their outstanding warrants at 50% of their stated exercise price, several related parties exercised their warrants at a discount. Paul Sallarulo, a member of our Board of Directors, exercised 2,000,000 warrants originally issued with an exercise price of $0.075 for $75,000 or $0.0375 a share. Michael V. Barbera, our Chairman of the Board, exercised 1,000,000 warrants originally issued with an exercise price of $0.075 for $37,500 or $0.0375 per share. An entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, exercised 1,163,201 warrants originally issued with an exercise price of $0.396 for $230,314 or $0.198 per share. The entity also purchased 11,632 discounted restricted common shares at $0.20 per share for $2,326.

NOTE 13 – SUBSEQUENT EVENTS

On January 4, 2021, the Small Business Administration forgave the promissory note of $123,381 and accrued interest of $825 issued under the Paycheck Protection Program.

On January 11, 2021, 600,000 shares were issued per the two consulting agreements entered on July 9, 2020 and October 16, 2020 for fundraising services. The value of the shares is $174,000 and will be expensed over the renewable three-month term of the agreement.

On January 26, 2021, an accredited investor exercised 1,000,000 warrants for restricted common shares at a strike price of $0.1235 per share in exchange for $123,500.

On January 26, 2021, the Company issued the 200,000 restricted common shares to the accredited investor in exchange for the subscription liability of $40,000 at December 31, 2020.

On February 11, 2021, the Company issued 250,000 unrestricted common shares to an accredited investor in exchange for $50,000.

On February 12, 2021, the Company issued an amended and restated secured convertible promissory note to certain accredited investors in exchange for $1,610,005 bearing an interest rate of 20% per annum and payable in three months. The original principal of $1,000,000 and accrued interest of $110,005 calculated as of the date of amendment and restatement along with an additional advance of $500,000 determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the original note, the Company issued to the noteholders 15,000,000 five-year common stock warrants with an exercise price of $0.20. The Company shall pay interest on the unconverted and then outstanding principal amount of the note at a rate of 20% per annum at the maturity date of May 12, 2021, unless the note is converted or prepaid prior to maturity. The holder may convert the unpaid principal and accrued and unpaid interest balance of the note into shares of common stock, par value $0.001 per share, at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to the Company of not less than $500,000, however, in no event shall the conversion price ever be less than $0.01 per share. If prior to the maturity date, the Company consummates financing with proceeds of not less than $3,000,000, the noteholders, at their sole discretion, may elect to extend the maturity date by an additional six months such that the maturity date shall then be November 12, 2021. The amended and restated note contains a negative covenant that requires the Company to obtain consent prior to incurring any additional equity or debt investments and is secured by all of the assets of the Company. The Richard A. LoRicco Sr. and Lucille M. LoRicco Irrevocable Insurance Trust DTD 4/28/95, Louis Demaio as Trustee (the “Trust”) is the holder of $1,207,504 of the principal amount of this note. The Trust is maintained by Richard A. LoRicco Sr. and Lucille M. LoRicco, who are the parents of Ronald J. LoRicco Sr., one of the members of our Board. The disinterested members of the Board approved the terms of the note. Ronald J. LoRicco Sr. does not have voting or investment control of or power over the Trust but is an anticipated, partial beneficiary of the Trust. On February 12, 2021, 11,250,000 of the 15,000,000 warrants were issued to the noteholders.

F-26

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 13 – SUBSEQUENT EVENTS (CONTINUED)

On February 25, 2021, the Company entered a promissory note agreement with its bank in exchange for $165,747 bearing an interest rate of 1.0% per annum. The loan was made pursuant to the Paycheck Protection Program under the Second Draw PPP Legislation after receiving confirmation from the U.S. Small Business Administration (“SBA”). The Paycheck Protection Program Flexibility Act requires that the funds be used to maintain the current number of employees as well as cover payroll-related costs, monthly mortgage or rent payments and utilities and not more than 40% can be expended on non-payroll-related costs. The applicable maturity date will be the maturity date as established by the SBA. If the SBA does not establish a maturity date or range of allowable maturity dates, the term will be five years.

On March 29, 2021, an accredited investor purchased 127,128 restricted common shares from the Company in exchange for $23,900. The shares have not been issued as of the date of the report.

In March of 2021, the Company received the first prototype of its customized next generation pultrusion manufacturing system. This “BasaMaxTM” prototype machine was custom designed to meet specific Basanite requirements and will be patented by Basanite:

•	BasaMaxTM is the first pultrusion manufacturing system designed on a clean sheet specifically to manufacture Basalt fiber rebar (not adapted or compromised from machines originally designed for fiberglass or other types of raw materials)
•	BasaMaxTM is designed in two versions, which offer double the capacity of any competing system within the same footprint: a dual line system (2-lines per machine) for bar sizes 6 and up, and a quad line system (4-lines per machine) for bar sizes 2 though 5
•	BasaMaxTM is designed to operate at a speed up to 15% faster than competing equipment
•	BasaMaxTM is built using heavy-duty, industrial quality, Underwriters Laboratory approved components, that can run continuously
•	BasaMaxTM is designed to be highly efficient, with a much lower power draw than competing systems, further reducing our carbon footprint
•	BasaMaxTM system ovens are designed with new technology and can hold temperatures within +/- 5 degrees Celsius, essential for producing repeatable, high quality, composite products
•	BasaMaxTM adds elements not previously available to enhance the finished product, improve product quality, and to reduce waste
•	BasaMaxTM is modular, with interchangeable modular cabinets designed for increased operational efficiency (modular replacement in well under an hour)
•	BasaMaxTM is automated and can be controlled wirelessly via a tablet
•	BasaMaxTM contains aerospace-level data recording capabilities, exceeding all industrial quality assurance requirements for the concrete and/or construction industries
•	BasaMaxTM monitors its own performance and automatically shuts down if any key operating parameter is exceeded, completely preventing waste

Integration and installation of this new equipment also requires changes and upgrades to our facility, which in turn require significant capital. However, a number of factors continue to hinder the Company’s ability to attract new capital investment. Because the Company is currently experiencing a scarcity of working capital on top of the funding needed for the facility upgrades, the Company has temporarily scaled back operations and issued temporary furloughs to certain employees to conserve its cash. No assurances can be given that the Company will be successful in raising future capital.

F-27

BASANITE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 (UNAUDITED) AND DECEMBER 31, 2020

	June 30, 2021	December 31, 2020,
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$77,400	$259,505
Accounts receivable, net	8,509	1,907
Inventory	678,159	446,575
Prepaid expenses	129,915	40,283
Deposits and other current assets	278,323	75,995
TOTAL CURRENT ASSETS	1,172,306	824,265

Lease right-of-use asset	881,666	1,004,167
Fixed assets, net	1,226,440	1,020,035
Total Long-Term Assets	2,108,106	2,024,202

TOTAL ASSETS	$3,280,412	$2,848,467
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$358,916	$249,353
Accrued expenses	136,950	197,350
Accrued legal liability	503,286	809,127
Notes payable	787,412	128,021
Notes payable – related party	300,000	—
Notes payables - convertible, net	—	10,000
Notes payable - convertible - related party, net	1,689,746	1,025,000
Subscription liability	—	40,000
Lease liability - current portion	209,034	267,289
TOTAL CURRENT LIABILITIES	3,985,344	2,726,140

Lease liability - net of current portion	756,793	826,388
TOTAL LIABILITIES	4,742,137	3,552,528

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 228,522,454 and 224,836,785 shares issued and outstanding, respectively	228,523	224,838
Additional paid-in capital	36,943,818	28,714,488
Accumulated deficit	(38,634,066)	(29,643,387)
TOTAL STOCKHOLDERS' DEFICIT	(1,461,725)	(704,061)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,280,412	$2,848,467

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-28

BASANITE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE & SIX MONTHS ENDED JUNE 30, 2021, AND 2020

(UNAUDITED)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue
Products Sales - Rebar	$15,549	$593	$19,685	$2,218

Total cost of goods sold	19,493	1,603	20,809	2,222

Gross loss	(3,944)	(1,010)	(1,124)	(4)

OPERATING EXPENSES
Professional fees	79,355	53,016	193,087	162,874
Payroll, taxes and benefits	300,683	162,455	554,798	399,886
Consulting	117,375	81,875	230,625	98,938
General and administrative	950,167	283,034	1,533,937	500,987
Total operating expenses	1,469,755	580,380	2,534,622	1,162,685

NET LOSS FROM OPERATIONS	(1,451,524)	(581,390)	(2,513,571)	(1,162,689)

OTHER INCOME (EXPENSE)
Gain on settlement of legal contingency	320,037	—	344,522	—
Miscellaneous income	3,116	—	3,116	70,817
Loss (gain) on extinguishment of debt	(3,056,892)	980	(6,743,015)	980
Loan forgiveness	—	—	124,143	—
Interest expense	(133,211)	(201,007)	(205,874)	(251,830)
Total other income (expense)	(2,866,950)	(200,027)	(6,477,108)	(180,033)

NET LOSS	(4,318,474)	(781,417)	(8,990,679)	(1,342,722)

Net loss per share – basic and diluted	(0.019)	(0.003)	(0.039)	(0.007)

Weighted average number of shares outstanding - basic and diluted	227,837,337	234,917,946	227,115,792	205,202,856

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-29

BASANITE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(UNAUDITED)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit

Balance January 1, 2020	—	$—	200,735,730	$200,736	$24,216,042	$(25,444,056)	$(1,027,278)

Net loss	—	—	—	—	—	(561,305)	(561,305)

Balance March 31, 2020	—	—	200,735,730	200,736	24,216,042	(26,005,361)	(1,588,583)

Stock issued for cash	—	—	6,040,614	6,041	610,626	—	616,667

Return of shares issued as loan committee fee	—	—	(1,300,000)	(1,300)	(128,700)	—	(130,000)

Convertible debt and debt discount	—	—	3,125,201	3,125	761,932	—	765,057

Net loss	—	—	—	—	—	(781,417)	(781,417)

Balance June 30, 2020	—	$—	208,601,545	$208,602	$25,459,900	$(26,786,778)	$(1,118,276)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit

Balance January 1, 2021	—	$—	224,836,785	$224,838	$28,714,488	$(29,643,387)	$(704,061)

Warrants exercised for cash	—	—	1,000,000	1,000	122,500	—	123,500

Stock-based compensation	—	—	600,000	600	173,400	—	174,000

Stocks issued for cash	—	—	450,00	450	89,550	—	90,000

Warrants issued with Debt	—	—	—	—	3,686,123	—	3,686,123

Net loss	—	—	—	—	—	(4,672,205)	(4,672,205)

Balance March 31, 2021	—	—	226,886,785	226,888	32,786,061	(34,315,592)	(1,302,643)

Stock issued for cash	—	—	735,669	735	241,041	—	241,776

Stock-Based Compensation	—	—	900,000	900	554,625	—	555,525

Warrant Issued with Debt	—	—	—	—	3,362,091	—	3,362,091

Net loss	—	—	—	—	—	(4,318,474)	(4,318,474)

Balance June 30, 2021	—	$—	228,522,454	$228,523	$36,943,818	$(38,634,066)	$(1,461,725)

The accompanying notes are an integral part of the condensed consolidated financial statements.

30

BASANITE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021, AND 2020

(UNAUDITED)

	For the six months ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,990,679)	$(1,342,722)
Adjustments to reconcile net loss to net cash used in operating activities:
Lease right-of-use asset amortization	122,501	105,184
Depreciation	63,925	55,774
Amortization of debt discount	—	186,237
Gain on settlement of legal contingency	(344,522)	—
Loss (gain) on extinguishment of debt	6,743,015	(980)
Loan forgiveness	(124,143)	—
Stock-based compensation	729,525	—
Changes in operating assets and liabilities:
Prepaid expenses	(89,632)	(33,252)
Inventory	(231,584)	15,639
Accounts receivable	(208,930)	—
Other current assets	—	47,888
Accounts payable and accrued expenses	(203,873)	33,339
Subscription liability	(40,000)	—
Lease liability	(127,850)	(107,487)
Net cash used in operating activities	(2,294,501)	(1,040,380)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(270,330)	(59,377)
Net cash used in investing activities	(270,330)	(59,377)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	331,776	616,667
Proceeds from warrants exercised for cash	123,500	—
Repayment of convertible notes payable and convertible notes payable related party	(35,000)	(348,000)
Proceeds from notes payable and notes payable related party	1,391,194	266,727
Proceeds from convertible notes payable and convertible notes payable related party	579,741	585,000
Repayment of notes payable and notes payable related party	(8,485)	(33,306)
Net cash provided by financing activities	2,382,726	1,087,088

NET INCREASE (DECREASE) IN CASH	(182,105)	(12,669)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	259,505	129,152

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$77,400	$116,483

Supplemental cash flow information:
Cash paid for interest	$4,016	$34,747
Forgiveness of Paycheck Protection Program loan and accrued interest	124,143	—

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-31

BASANITE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2021, AND 2020

(UNAUDITED)

	For the six months ended
	June 30,
	2021	2020
Supplemental disclosure of non cash investing and financing activities:
Return of loan commitment shares	$—	$(130,000)
Issuance of warrants for services	64,045	—
Recording of debt discount on convertible notes	—	685,000
Conversion of convertible notes payable into common stock	—	80,057
Conversion of note payable in exchange for warrants	305,199	—

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-32

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS AND GOING CONCERN

(A) Description of Business

Basanite, Inc., a Nevada corporation (the “Company”, “Basanite”, “we”, “us”, “our” or similar terminology), through our wholly owned subsidiary, Basanite Industries, LLC, a Delaware limited liability company (“BI”), manufactures a range of “green” (environmentally friendly), sustainable, non-corrosive, lightweight, composite products used in concrete reinforcement by the construction industry. Our core product is BasaFlex™, a basalt fiber reinforced polymer reinforcing bar (“rebar”) which we believe is a stronger, lighter, sustainable, non-conductive and corrosion-proof alternative to traditional steel.

Our two other main product lines are BasaMix™, which are fine denier basalt fibers available in various chopped sizes, and BasaMesh™, a line of Basalt Geogrid Mesh Rolls, intended to replace welded wire mesh (made of steel) and other fiber reinforced polymer (“FRB”) grids and mesh.

BasaMix™ is designed to help absorb the stresses associated with early-aged plastic shrinkage and settlement cracking in concrete, as well as providing an increased toughness for enhanced reinforcement in Slab on Grade (SOG) and precast elements. BasaMix™ also serves in a “system approach” for optimum performance of a concrete element when used in conjunction with our BasaFlex™ rebar.

BasaMesh™ is designed for secondary and temperature shrinkage reinforcement. BasaMesh™ can also work in conjunction with the BasaFlex™ rebar or BasaMix™ for a total reinforcement program.

Each of our products is specifically designed to extend the lifecycle of concrete products by eliminating “concrete spalling.” Spalling results from the steel reinforcing materials embedded within the concrete member rusting (contrary to popular belief, concrete is porous and water can permeate into concrete). Rusting leads to the steel expanding and eventually causing the surrounding concrete to delaminate, crack, or even break off, resulting in potential structural failure. We believe that each Basanite product addresses this important need along with other key requirements in today’s construction market.

We believe that the following attributes of BasaFlex™ provide it with a competitive advantage in the marketplace:

•	BasaFlex™ never corrodes: steel reinforcement products rust, leading to spalling and significant repair costs down the road;

•	BasaFlex™ is sustainable: BasaFlex™ is made from Basalt rock, the most abundant rock found on Earth’s surface, and offers a longer product lifecycle than traditional steel (the lack of corrosion allows the life span of concrete products reinforced with BasaFlex to be significantly longer);

•	BasaFlex™ is “green”: From mining, through production, to installation at the building site, BasaFlex™ has an exceptionally low carbon footprint when compared with that of steel; and

•	BasaFlex™ has a lower in-place cost: the physical nature of our products relative to steel result in a lower net cost to the contractor once installed, such as: BasaFlex™ is one-quarter of the weight of equivalent sized steel, meaning 4 times the quantity of material can be delivered by the same truck (or container); all Basanite products can be loaded/unloaded and moved around the jobsite by hand – no expensive handling equipment is needed; less concrete is required as BasaFlex™ does not require the extra concrete cover needed when using steel; and Basanite products are safer and easier to use. We believe all these factors materially reduce the net in-place cost of concrete reinforcement.

31

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS AND GOING CONCERN (CONTINUED)

(B) Liquidity and Management Plans

Since inception, the Company has incurred net operating losses and used cash in operations. As of June 30, 2021, and December 31, 2020, respectively, the Company reported:

•	an accumulated deficit of $38,634,066 and $29,643,387;

•	a working capital deficiency of $2,813,038 and $1,901,875; and

•	cash used in operations of $2,294,501 and $2,799,499.

Losses have principally occurred as a result of the substantial resources required for product research and development and for marketing of the Company's products; including the general and administrative expenses associated with the organization.

While we have generated relatively little revenue to date, we continue to receive inquiries from a range of customers for our products, indicating what we believe is a significant level of market interest for BasaFlex™. Some of these inquiries would be for very large potential orders for new, multi-year construction projects. Based on our current limited manufacturing capacity (which we plan to begin to expand with the net proceeds of our private placement offering described in note 13 below), these inquiries (if they lead to actual orders) would exceed our capability to deliver within the customer’s requested timeframe, and largely because of this, there is no guarantee that orders will actually be received.

We have historically satisfied our working capital requirements through the sale of restricted common stock and the issuance of warrants and promissory notes. Until we are able to internally generate meaningful revenue and positive cash flow, we will attempt to fund working capital requirements through third party financing, including through potential private or public offerings of our securities as well as bridge or other loan arrangements. However, a number of factors continue to hinder the Company’s ability to attract new capital investment. We cannot provide any assurances that the required capital will be obtained at all, or that the terms of such required capital may be acceptable to us. If we are unable to obtain adequate financing, we may reduce our operating activities to reduce our cash use until sufficient funding is secured. If we are unable to secure funding when needed, our results of operations may suffer, and our business may fail.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties. Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.

At June 30, 2021, the Company had cash of $77,400 compared to $259,505 at December 31, 2020. Subsequent to June 30, 2021, cash on hand was increased due to the closing of our private placement offering in August 2021 (see note 13).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

(A) Use of Estimates in Financial Statements

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation and stock awards related to convertible debt instruments are recognized based on the fair value of the awards granted. The fair value of each award or conversion feature is typically estimated on the grant date using the Black-Scholes pricing model. The Black-Scholes pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates and the expected dividend yield of our common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

F-34

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(B) Principles of Consolidation

The consolidated financial statements include the accounts of Basanite, Inc. and its wholly owned subsidiaries, Basanite Industries, LLC and Basalt America, LLC. All intercompany balances have been eliminated in consolidation. The Company’s operations are conducted primarily through Basanite Industries, LLC. Basalt America, LLC is currently inactive.

(C) Cash

The Company considers all highly liquid temporary cash instruments with an original maturity of three months or less to be cash equivalents. The Company places its cash, cash equivalents and restricted cash on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit risk in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. The Company from time to time may have amounts on deposit in excess of the insured limits.

(D) Inventories

The Company’s inventories consist of raw materials, work in process and finished goods, both purchased and manufactured. Inventories are stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis. Raw materials inventory consists primarily of basalt fiber and other necessary elements to produce the basalt rebar. On a quarterly basis, the Company analyzes its inventory levels and records allowances for inventory that has become obsolete and inventory that has a cost basis in excess of the expected net realizable value.

The Company’s inventory at June 30, 2021 and December 31, 2020 was comprised of:

	June 30, 2021	December 31, 2020
	(Unaudited)
Finished goods	$575,360	$305,550
Work in process	23,932	35,286
Raw materials	78,867	105,739
Total inventory	$678,159	$446,575

(E) Fixed assets

Fixed assets consist of the following:

	June 30, 2021	December 31, 2020
	(Unaudited)
Computer equipment	$117,141	$15,780
Machinery	686,237	667,536
Leasehold improvements	163,882	161,579
Office furniture and equipment	71,292	71,292
Land improvements	7,270	7,270
Website development	2,500	2,500
Construction in process	382,915	234,950
Total fixed assets	1,431,237	1,160,907
Accumulated depreciation	(204,797)	(140,872)
Total fixed assets, net	$1,226,440	$1,020,035

32

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation expense for the three and six months ended June 30, 2021, was $32,216 and $63,925, respectively, compared to $29,947 and $55,774 to the three and six months ended June 30, 2020.

(F) Deposits and other current assets

The Company’s deposits and other current assets consist of the deposits made on equipment, security deposits, utility deposits and other receivables. The deposits are reclassified as part of the fixed asset cost when received and placed into service.

(G) Loss Per Share

The basic loss per share is calculated by dividing the Company’s net loss available to common shareholders by the weighted average number of common shares during the period. The diluted loss per share is calculated by dividing the Company’s net loss by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

The following are potentially dilutive shares not included in the loss per share computation:

	June 30, 2021	December 31, 2020
	(Unaudited)
Options	4,727,778	4,542,500
Warrants	78,620,378	38,920,378
Convertible shares	173,579,371	112,233,406
	256,927,527	155,696,284

(H) Stock-Based Compensation

The Company recognizes compensation costs to employees under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Under FASB ASC Topic 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the grant.

The Company entered into a consulting agreement with Bridgeview Capital on July 9, 2020 for strategic planning and financial markets services in exchange for shares of restricted common stock as compensation. The term of the agreement is for six months with the option for renewal quarterly. Upon execution of the agreement, 600,000 shares were due within 5 days of execution. The execution date fair value of the shares was $0.29 per share or $174,000. If the Company agrees to renew each quarter, an additional 350,000 shares are to be issued per quarter. On July 9, 2021, the Company agreed to renew another quarter and issued 350,000 restricted common shares per the agreement. The execution date fair value of the shares was $0.23 per share or $80,500.

The Company entered into a consulting agreement with Seth Shaw on October 13, 2020 for strategic planning and financial markets services in exchange for shares of restricted common stock as compensation. The term of the agreement is for six months with the option for renewal quarterly. Upon execution of the agreement, no shares were due to be issued. If the Company agrees to renew each quarter, 250,000 shares are to be issued per quarter. On July 9, 2021, the Company agreed to renew another quarter and issued 250,000 restricted common shares per the agreement. The execution date fair value of the shares was $0.23 per share or $57,500.

F-33

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company entered into a consulting agreement with Frederick Berndt on May 12, 2021 for capital markets advisory services in exchange for restricted warrants to purchase shares of common stock as compensation. The term of the agreement is for twelve months with the option for renewal for an additional six months as needed. If the Company agrees to renew every twelve months, 250,000 warrants are to be issued at that time. On May 12, 2021, the Company issued 250,000 restricted common share warrants per the agreement. The execution date fair value of the warrants was $0.256 per warrant or $64,045.

The Company entered into a consulting agreement with Integrous Communications on May 17, 2021 for investor communications services in exchange for shares of restricted common stock as compensation. The term of the agreement is for six months with the option for renewal for an additional six months as needed. If the Company agrees to renew every six months, 300,000 shares are to be issued at that time. On June 10, 2021, the Company issued 300,000 restricted common shares per the agreement. The execution date fair value of the shares was $0.299 per share or $89,700.

On May 20, 2021, the Company issued 777,778 options with a strike price of $0.27 to the Chairman of the Board as partial compensation for the services rendered in such role. The execution date fair value of the options was $160,857. The options vested fully on May 20, 2021, and expire in 5 years which resulted in stock compensation expense of $160,857 being recorded as of June 30, 2021.

On May 20, 2021, the Company issued 500,000 options with a strike price of $0.28 to a director of the Company as partial compensation for services rendered in such role. The execution date fair value of the options was $102,923. The options vested fully on May 20, 2021, and expire in 5 years which resulted in stock compensation expense of $102,923 being recorded as of June 30, 2021.

The Company recognized $729,525 in stock-based compensation as of June 30, 2021. As of June 30, 2021, $81,563 of stock was issued for the consulting agreements but not earned as compensation and is included in prepaid expenses on the condensed consolidated balance sheet.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

Described below is a new accounting pronouncements issued or proposed by the FASB that has been adopted by the Company. Management does not believe this accounting pronouncement has had or will have a material impact on the Company’s consolidated financial position or operating results, except as disclosed below or in future filings of the Company.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and other Options (Subtopic 70-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s instruments by removing major separation models required under current accounting principles generally accepted in the United States of America (“U.S. GAAP”). ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exceptions and also simplifies the diluted earnings per share calculation in certain areas. The standard is effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years and interim periods within those fiscal years beginning after December 15, 2021. The Company early adopted this standard on January 1, 2021. By no longer recording embedded conversion features separately from the convertible debt instrument, and instead as a single liability, the Company’s financial statements reflect a more simplified view of convertible debt instruments and cash interest expense that is believed to be more relevant than an imputed interest expense that results from the separation of conversion features previously required by U.S. GAAP. The adoption of this standard had no material effect on the Company's condensed consolidated financial statements as of June 30, 2021.

F-34

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 4 – OPERATING LEASE

On January 18, 2019, the Company entered into an agreement to lease approximately 25,470 square feet of office and manufacturing space in Pompano Beach, Florida through March 2024. On March 25, 2019, the Company entered into an amendment to the agreement to increase the square footage of leased premises to 36,900 square feet, increasing the Company’s base rent obligation to be approximately $33,825 per month for one year and nine months, and increasing annually at a rate of three percent for the remainder of the lease term.

The right-of-use asset is composed of the sum of all remaining lease payments plus any initial direct costs and is amortized over the life of the expected lease term. For the expected term of the lease, the Company used the initial term of the five-year lease. If the Company does elect to exercise its option to extend the lease for another five years, that election will be treated as a lease modification and the lease will be reviewed for remeasurement.

The future minimum lease payments to be made under the operating lease as of June 30, 2021, are:

2021	$209,034
2022	427,484
2023	440,308
2024	110,888
Total minimum lease payments	1,187,714
Discount	(221,887)
Operating lease liability	$965,827

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used the incremental borrowing rate based on the information available at the lease commencement date. As of June 30, 2021, the weighted-average remaining lease term is 3 years and the weighted-average discount rate used to determine the operating lease liability was 15.0%. For the three months ended June 30, 2021, and 2020, the Company expensed $107,117 and $107,595. For the six months ended June 30, 2021, and 2020, the Company expensed $214,036 and $215,183, respectively, for rent.

NOTE 5 – NOTE PAYABLE – CONVERTIBLE

Notes payable – convertible totaled $0 and $10,000 at June 30, 2021 and December 31, 2020, respectively.

On August 3, 2020, the Company issued an unsecured convertible promissory note to an investor in exchange for $10,000 bearing an interest rate of 18% per annum and payable in 6 months. The note included provisions which allowed the holder to convert the unpaid principal balance of the note into restricted common stock, of the Company at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to the Company of not less than $500,000 provided, however, in no event shall the conversion price ever be less than $0.01 per share. On February 16, 2021, the $10,000 note was paid along with accrued interest in the amount of $1,007.

Interest expense for the Company’s convertible notes payable for the three and six months ended June 30, 2021 was $0 and $161, respectively, compared to $118,443 and $158,250 for the three and six months ended June 30, 2020, respectively.

Accrued interest for the Company’s convertible notes payable on June 30, 2021 and December 31, 2020 was $0 and $760, respectively, and is included in accrued expenses on the condensed consolidated balance sheets.

F-38

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONS OLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 – NOTE PAYABLE – CONVERTIBLE – RELATED PARTY

Notes payable – convertible – related party totaled $1,689,746 and $1,025,000 on June 30, 2021, and December 31, 2020, respectively.

On August 3, 2020, the Company issued a secured convertible promissory note to certain investors in exchange for $1,000,000 in the aggregate bearing an interest rate of 20% per annum and payable in 6 months. The holder may convert the unpaid principal balance of the note into shares of restricted common stock, of the Company at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to the Company of not less than $500,000 provided, however, in no event shall the conversion price ever be less than $0.01 per share. This note contains a negative covenant that requires the Company to obtain consent prior to incurring any additional equity or debt investments and is secured by all of the assets of the Company. The Richard A. LoRicco Sr. and Lucille M. LoRicco Irrevocable Insurance Trust DTD 4/28/95, Louis Demaio as Trustee (the “Trust”) is the holder of $750,000 of the principal amount of this note. The Trust was created by Richard A. LoRicco Sr. and Lucille M. LoRicco, who were the parents of Ronald J. LoRicco Sr., one of the members of the Company’s Board of Directors and is maintained by an independent trustee Ronald J. LoRicco Sr. does not have voting or investment control of or power over the Trust but is an anticipated, partial beneficiary of the Trust.

On February 12, 2021, the Company exchanged the original debt for a newly issued amended and restated secured convertible promissory note with a new principal balance of $1,610,005 bearing an interest rate of 20% per annum and fully payable in 3 months. This was accounted for as debt extinguishment and the new promissory note was recorded at fair value in accordance with ASC 470 “Debt”. The original principal of $1,000,000 and accrued interest of $110,005 calculated as of the date of amendment and restatement along with an additional advance of $500,000 determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the original note, the Company issued to the noteholders 15,000,000 5-year common stock warrants with an exercise price of $0.20. The issuance of the warrants for the extension generated a loss on extinguishment of $3,686,136 for the fair value of the warrants issued.

On May 12, 2021, the Company extended the debt for a newly issued amended and restated secured convertible promissory note with a new principal balance of $1,689,746 bearing an interest rate of 20% per annum and fully payable in 9 months. The original principal of $1,610,005 and accrued interest of $79,742 calculated as of the date of amendment and restatement determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the original note, the Company issued to the noteholders 7,500,000 5-year common stock warrants with an exercise price of $0.35. The issuance of the warrants for the extension generated a loss on extinguishment of $1,874,705 for the fair value of the warrants issued.

Interest expense for the Company’s convertible notes payable – related parties for the three and six months ended June 30, 2021, was $84,605 and $151,521, respectively, compared to $74,029 for the three and six months ended June 30, 2020.

Accrued interest for the Company’s convertible notes payable – related parties on June 30, 2021, and December 31, 2020, was $46,048 and $86,574, respectively, and is included in accrued expenses on the condensed consolidated balance sheets.

F-39

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 7 – NOTE PAYABLE

Notes payable totaled $787,412 and $128,021 on June 30, 2021, and December 31, 2020, respectively.

On March 30, 2021, and May 18, 2021, the Company entered financing arrangements to finance the insurance premiums for its liability coverage. The financing has an interest rate of 9.67% and lasts through March 2022. The balance as of June 30, 2021, was $26,665.

On February 25, 2021, the Company entered a promissory note agreement with its bank to memorialize a $165,747 loan bearing an interest rate of 1.0% per annum. The loan was made pursuant to the Paycheck Protection Program under the Second Draw PPP Legislation after receiving confirmation from the U.S. Small Business Administration (“SBA”). The Paycheck Protection Program Flexibility Act requires that the funds be used to maintain the current number of employees as well as cover payroll-related costs, monthly mortgage or rent payments and utilities and not more than 40% can be expended on non-payroll-related costs. The applicable maturity date will be the maturity date as established by the SBA. If the SBA does not establish a maturity date or range of allowable maturity dates, the term will be five years.

On April 2, 2021, the Company issued a promissory note with an investor in exchange for $200,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 2,000,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

On April 9, 2021, the Company issued a promissory note with an investor in exchange for $50,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

On April 16, 2021, the Company issued a promissory note with an investor, in exchange for $300,000 bearing an interest rate of 18% per annum. The maturity date for the promissory note is April 16, 2022. The company also issued 3,000,000 common stock warrants at exercise price of $0.25 per share expiring in 5 years. As of this filing the note remains unexecuted.

On April 16, 2021, the Company issued a promissory note with an investor in exchange for $25,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 250,000 common stock warrants at an exercise price of $0.25 per share expiring in 5 years.

On April 16, 2021, the Company issued a promissory note with an investor in exchange for $20,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 200,000 common stock warrants at an exercise price of $0.25 per share expiring in 5 years.

On April 16, 2021, the Company issued a promissory note with an investor in exchange for $300,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 3,000,000 common stock warrants at an exercise price of $0.25 per share expiring in 5 years.

On April 16, 2021, the Company issued a promissory note with an investor in exchange for $300,000 bearing an interest rate of 18% per annum and payable in one year. The company also issued 3,000,000 common stock warrants at an exercise price of $0.25 per share expiring in 5 years. On May 21, 2021, the investor converted the promissory note of $300,000 in exchange for 6,000,000 common stock warrants at an exercise price of $0.15 per share expiring in 5 years. The accrued interest of $5,199 was forgiven. The conversion of the debt to warrants generated a loss on extinguishment of $1,487,386 for the fair value of the warrants issued.

Interest expense for the Company’s notes payable for the three and six months ended June 30, 2021, was $29,802 and $30,177, respectively, compared to $2,025 and $3,986 to the three and six months ended June 30, 2020.

Accrued interest for the Company’s notes payable on June 30, 2021, and December 31, 2020, was $24,540 and $0, respectively, and is included in accrued expenses on the condensed consolidated balance sheets.

35

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 8 – NOTE PAYABLE - RELATED PARTY

Notes payable - related party totaled $300,000 and $0 on June 30, 2021, and December 31, 2020, respectively.

On April 2, 2021, the Company issued a promissory note with Paul Sallarulo, a member of our Board of Directors, in exchange for $150,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 1,500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

On April 2, 2021, the Company issued a promissory note with Michael V. Barbera, our Chairman of the Board, in exchange for $150,000 bearing an interest rate of 18% per annum and payable in 1 year. The company also issued 1,500,000 common stock warrants at an exercise price of $0.20 per share expiring in 5 years.

Interest expense for the Company’s notes payable – related party for the three and six months ended June 30, 2021, was $13,335, respectively, compared to $364 and $2,455 for the three and six months ended June 30, 2020.

Accrued interest for the Company’s notes payable - related party on June 30, 2021, and December 31, 2020, was $13,335 and $0, respectively, and is included in accrued expenses on the condensed consolidated balance sheets.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Supplier Agreement

MEP Consulting Engineers, Inc.

On July 23, 2020, the Company entered into an Exclusive Supplier Agreement with MEP Consulting Engineers, Inc. (“MEP”) of Miami, Florida. MEP engaged the Company as its sole and exclusive supplier and producer of basalt fiber reinforced polymer (“BFRP”) rebar, with the intent of developing a proprietary rebar to be named “Hurricane Bar.” The agreement also provides MEP with exclusive distribution rights to the Company’s BasaFlex™ BFRP rebar and other Company products in Miami-Dade County.

The agreement is targeting substantial volumes of South Florida construction projects in the works, which is expected to generate material revenues over the 5-year period. As compensation, MEP was provided the ability to exercise options to purchase a total of 5,000,000 restricted common shares of the Company, over the 5 years from the supplier agreement effective date, tied to sales performance. This option shall automatically expire after the end of the option period. An extension period is available through specific clauses in the agreement. To date, the compensation portion of the agreement has not been fully executed.

The Company did not produce product under this contract for the period ending June 30, 2021.

CR Business Consultants, Inc.

On October 22, 2020, the Company entered into an Exclusive Supplier Agreement with CR Business Consultants, Inc. (“CRBC”). CRBC agreed to utilize the Company as its exclusive supplier for all Company products, and the Company has granted CRBC exclusive distribution rights of the Company’s products in the Republic of Costa Rica and the Republic of Panama. Furthermore, CRBC has key relationships that could be a source of additional customers for the Company in other territories with no geographic restrictions.

The agreement is targeting multiple large projects in Costa Rica, to include the rebuilding of the Port of Limon, which Basanite has been specified. The recognized construction projects are expected to produce material revenues over the 5-year period. As compensation, CRBC was provided the ability to exercise options to purchase a total of 5,000,000 restricted common shares of the Company, over the 5 years from the supplier agreement effective date, tied to sales performance. This option shall automatically expire after the end of the option period. An extension period is available through specific clauses in the agreement.

36

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company did not produce product under this contract for the period ending June 30, 2021.

Legal Matters

In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's business, financial condition, cash flows, or results of operations except as provided below.

CalSTRS Judgement

On March 31, 2014, the Company received a “Notice of Default” letter from legal counsel representing the California State Teachers Retirement System (“CalSTRS”) (the landlord for the Company’s office space) alerting that the Company was in default of its lease for failure to pay monthly rent for the office space located at 2400 East Commercial Boulevard, Suite 612, Fort Lauderdale, Florida 33304. The letter demanded immediate payment of $41,937 for rent past due as of April 1, 2014. The Company had indicated in writing its intention to cooperate with CalSTRS while trying to resolve the matter. On February 11, 2015, CalSTRS, through its attorneys, filed a motion for summary judgment. The motion asked for $376,424 in unpaid rent, recovery of abated rents and tenant improvements and $12,442 in attorney’s costs incurred by the landlord. On April 22, 2015, the motion for unpaid rent, recovery of abated rents and tenant improvements and attorney’s costs was granted by the Circuit Court of the 17th Judicial Circuit in and for Broward County and the Company has reserved the entire judgement of $388,866. The total amount is accruing interest at the statutory rate of 4.75%. The accrued interest on the judgement on June 30, 2021, and December 31, 2020, is $114,419.95 and $105,260, respectively.

RAW Materials Litigation

On or about August 28, 2018, Raw Energy Materials Corp. (“Raw Energy”) filed an action for declaratory relief and breach of contract in Broward County, Florida, in the 17th Judicial Circuit Court, titled Raw Energy Materials Corp. v. Rockstar Acquisitions, LLC, Paymeon, Inc. (now Basanite, Inc.), and Basalt America, LLC, CASE NO.: CACE 18-020596. An Amended Complaint was filed on or about December 19, 2018, adding the Company’s subsidiary Basanite Industries, LLC as a defendant, as well as an alleged claim under Florida Statute Section 501.201 and for injunction. The Company filed and has pending an amended counterclaim for breach of contract, fraud, and civil conspiracy against Raw Energy affiliates, including Donald R. Smith, Elina Jenkins, Global Energy Sciences, LLC, Yellow TurtleDesign, LLC (“YellowTurtle”), as well as former business affiliates/associates to Don Smith, Richard Laurin and Robert Ludwig. The nature of the dispute is based on representations (or misrepresentations) the Company alleges were made to it, as well as breaches of the terms of a licensing agreement, related consulting and other agreements, and failures and refusals of plaintiff and Don Smith related entities to deliver equipment/machinery and goods paid for by the Company or its affiliates. As it became apparent that the subject license agreement was effectively worthless and moot to the Company, and the purported and promised trade secrets and intellectual property were essentially non-existent, the Company and Plaintiff agree to an order terminating that license agreement, which resulted in the agreed order dated January 28, 2019.

A mediation was scheduled on March 4, 2021, which resulted in an impasse. Negotiations were continued, and on April 14, 2021, Basanite, Inc. entered into a settlement and release agreement with RAW, LLC (“RAW”), Donald R. Smith, YellowTurtle and Elina B. Jenkins among others. The settlement agreement provides for, among other things, the following: (i) a dismissal of the legal action as to the above-referenced parties and their owners, agents, affiliated companies, successors and assigns, having Case Number 18-020596 (21) in the Seventeenth Judicial Circuit Court in and for Broward County, Florida (the “Litigation”) upon the Company’s timely purchase of the shares as set forth in the next paragraph below and (ii) mutual general releases for the above-referenced parties relating to the Litigation upon the Company’s timely purchase of the shares as set forth in the next paragraph below.

Simultaneously with the execution of the settlement agreement settling the litigation in full and release of all claims among the parties, the Company entered into stock purchase agreements with both RAW and YellowTurtle to repurchase the 10,000,000 shares of the Company’s common stock held by RAW for $1,212,121 and the 6,500,000 shares of the Company’s common stock held by YellowTurtle for $787,879, or an aggregate purchase price of $2,000,000. On May 17, 2021, the settlement shares were purchased by a group of related and non-related investors which resulted in the closing of this legal action. As a result of the settlement, the Company recognized a gain on settlement of $320,037 from the derecognition of previously accrued contingent legal liabilities.

F-42

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10 – STOCKHOLDERS’ DEFICIT

On May 21, 2021, the Company converted a $300,000 note payable into 6,000,000 warrants to purchase shares of the Company’s common stock warrants. The fair value of the warrants was recorded as a loss on extinguishment of debt for $1,487,386 and is included in additional paid-in capital of the statement of stockholders’ deficit.

On June 10, 2021, 600,000 shares were issued per the two consulting agreements entered on July 9, 2020, and October 16, 2020, for fundraising services. The value of the shares for both agreements is $138,000 and will be expensed over the renewable three-month term of the agreement.

On June 10, 2021, 300,000 shares were issued per the consulting agreement entered on May 17, 2021, for investor relations services. The value of the shares for agreement is $89,700 and will be expensed over the renewable six-month term of the agreement.

The Company issued 735,669 and 1,185,669 restricted common shares to various investors for the three and six months ended June 30, 2021, for cash proceeds totaling $241,776 and $331,776, respectively. The Company issued 6,040,614 restricted common shares to various investors for the three and six months ended June 30, 2020, for cash proceeds totaling $616,667.

NOTE 11 – OPTIONS AND WARRANTS

Stock Options:

The following table summarizes all option grants outstanding to consultants, directors, and employees as of June 30, 2021, and December 31, 2020, and the related changes during these periods are presented below.

	June 30, 2021	December 31, 2020
Options outstanding and exercisable	4,727,778	4,542,500
Weighted-average exercise price	$0.36	$0.41
Aggregate intrinsic value	$579,494	118,148
Weighted-average remaining contractual term (years)	4.19	3.86

The Company uses the “straight-line” attribution method for allocating compensation costs of each stock option over the requisite service period using the Black-Scholes Option Pricing Model to calculate the grant date fair value.

During the six months ended June 30, 2021, 1,092,500 options were cancelled. The company granted 1,277,778 options for the period ending June 30, 2021.

Stock Warrants:

The following table summarizes all warrant grants outstanding to consultants, directors and employees as well as investors as of June 30, 2021, and December 31, 2020, and the related changes during these periods are presented below.

	June 30, 2021	December 31, 2020
Warrants outstanding and exercisable	78,620,378	38,920,378
Weighted-average exercise price	$0.25	$0.27
Aggregate intrinsic value	$15,067,991	$2,973,660
Weighted-average remaining contractual term (years)	3.86	3.37

During the six months ended June 30, 2021, 40,700,000 five-year 5 warrants were issued. During the six months ended June 30, 2021, 1,000,000 warrants were exercised.

During the three months ended June 30, 2021, and 2020, total stock-based compensation expense amounted to $482,953 and $0, respectively.

During the six months ended June 30, 2021, and 2020, total stock-based compensation expense amounted to $647,963 and $0, respectively.

F-43

BASANITE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 12 – RELATED PARTIES

In addition to those transactions discussed in Notes 5 and 7, the Company had the following related party transactions.

Issuance of notes payable - related parties, totaling $100,000 and detailed in Note 13 – Subsequent Events.

NOTE 13 – SUBSEQUENT EVENTS

On July 7, 2021, the Company issued a promissory note with an entity managed by Ronald J. LoRicco, Sr., a member of our Board of Directors, in exchange for $50,000 bearing an interest rate of 10% per annum. The maturity date for the promissory note is July 23, 2021. The note payable remains outstanding as of this filing.

On July 7, 2021, the Company issued a promissory note with Michael V. Barbera, our Chairman of the Board, in exchange for $50,000 bearing an interest rate of 10% per annum. The maturity date for the promissory note is July 23, 2021. The note payable remains outstanding as of this filing.

On July 9, 2021, 600,000 shares of common stock were issued per the two consulting agreements entered on July 9, 2020, and October 16, 2020, for fundraising services.

On July 15, 2021, the Company issued a promissory note with David Anderson, our Chief Operating Officer, in exchange for $20,000 bearing an interest rate of 10% per annum. The maturity date for the promissory note is July 23, 2021. The note payable was paid in full on August 18, 2021.

On July 26, 2021, the Company issued a promissory note with David Anderson, our Chief Operating Officer, in exchange for $30,500 bearing an interest rate of 10% per annum. The maturity date of the promissory note is August 2, 2021. The note payable was paid in full on August 18, 2021.

On July 27, 2021, the Company issued a promissory note with Simon Kay, our Interim Acting Chief Executive Officer and Principal Financial Officer, in exchange for $10,000 bearing an interest rate of 10% per annum. The maturity date of the promissory note is August 3, 2021. The note payable was paid in full on August 18, 2021.

On August 17, 2021, the Company conducted the closing (the “Closing”) of a private placement offering to accredited investors (the “Offering”) of the Company’s units (the “Units”) at a price of $0.275 per Unit, with each Unit consisting of: (i) one (1) share of the Company’s common stock, (ii) a five-year, immediately exercisable warrant (“Warrant A”) to purchase one (1) share of common stock at an exercise price of $0.33 per share (“Exercise Price”) and (iii) an additional five-year, immediately exercisable warrant to purchase one (1) share of common stock at the Exercise Price (“Warrant B”). The Warrant A and Warrant B are identical, except that the Warrant B has a call feature in favor of the Company.

In connection with the Closing, the Company entered into definitive securities purchase agreements with 17 accredited investors and issued an aggregate of 19,398,144 shares of common stock, Warrant As to purchase up to an aggregate of 19,398,144 shares of Common Stock, and Warrant Bs to purchase up to an aggregate of 19,398,144 shares of Common Stock (for an aggregate of 38,796,288 Warrant Shares), for aggregate gross proceeds to the Company of approximately $5,334,490. No actual Units were issued in the Offering. Aegis Capital Corp. (“Aegis”) acted as the Company’s placement agent in connection with the Offering, for which Aegis received customary cash fees and expense reimbursements.

The net proceeds of the Offering (approximately $4,770,000) will be used by the Company for expansion of its manufacturing capability, sales and marketing, satisfaction of certain indebtedness and general working capital purposes.

F-44

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

BASANITE, INC.

58,194,432 shares
common stock

PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the SEC.

Description	Amount to be Paid
Filing Fee – SEC	$2004.17
Attorney’s fees and expenses	$50,000.00
Accountant’s fees and expenses	$7,500.00
Miscellaneous expenses (*)	$10,000.00
Total	$69,504.17

*  Estimated

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

•	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our governing documents provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

Issuances in 2021

On January 11, 2021, 600,000 shares were issued per the two consulting agreements entered on July 9, 2020 and October 16, 2020 for fundraising services.

On January 26, 2021, an investor exercised 1,000,000 warrants for restricted common shares at a strike price of $0.1235 per share in exchange for $123,500.

On January 26, 2021, we issued the 200,000 restricted common shares to the investor in exchange for the funds received and recorded as a subscription liability of $40,000 on December 31, 2020.

On February 11, 2021, we issued 250,000 unrestricted common shares to an investor in exchange for $50,000.

II-2

On August 3, 2020, we issued a secured convertible promissory note bearing an interest rate of 20% per annum and payable in six months to The Richard A. LoRicco Sr. and Lucille M. LoRicco Irrevocable Insurance Trust DTD 4/28/95, Louis Demaio as Trustee (the “Trust”) and certain other accredited investors (together with the Trust, the “Holders”) in exchange for $1,000,000. The Trust was the holder of $750,000 of the principal amount of this note. The Trust was created by the parents of Ronald J. LoRicco Sr. (a member of our Board of Directors) and is maintained by an independent trustee. Mr. LoRicco does not have voting or investment control of or power over the Trust but is an anticipated, partial beneficiary of the Trust. The Holders may convert the unpaid principal balance of the note into shares of restricted common stock at $0.275 per share. The note contains a negative covenant that requires us to obtain consent of the Agent (as defined below) prior to incurring any additional equity or debt investments and is secured by all of our assets. If we consummate an equity financing, revenue sharing transaction, joint venture, or other similar type transaction (including any combination and/or multiple transactions thereof) with total cash proceeds to us of not less than $3,000,000, the Agent, at its sole discretion and by providing written notice to us, may elect to extend the maturity date of the note by an additional six months. On February 12, 2021, we issued an amended and restated secured convertible promissory note to the Holders in exchange for $1,610,005 bearing an interest rate of 20% per annum and payable in three months. The original principal of $1,000,000 and accrued interest of $110,005 calculated as of the date of amendment and restatement along with an additional advance of $500,000 determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the original note, we issued to the Holders, on a pro rata basis, 15,000,000 five-year common stock warrants with an exercise price of $0.20. As part of the amendment and restatement of the note, the Trust was named as the agent for the benefit of the Holders (the “Agent”). On May 12, 2021, we extended the maturity of this note for a newly issued amended and restated secured convertible promissory note with a new principal balance of $1,689,746 bearing an interest rate of 20% per annum and fully payable in 9 months. The original principal of $1,610,005 and accrued interest of $79,742 calculated as of the date of amendment and restatement determined the principal amount of the new note. In consideration of the additional advance and the extension of the maturity date of the note, we issued to the Holders, on a pro rata basis, 7,500,000 5-year common stock warrants with an exercise price of $0.35.

On March 29, 2021, an investor purchased 127,128 restricted common shares from us in exchange for $23,900.

On April 5, 2021, we issued the 127,128 restricted common shares to the investor in exchange for the funds received and recorded as a subscription liability of $23,900 on March 31, 2021.

On April 16, 2021, upon the conversion of a note $300,000 into 3,000,000 common stock warrants additional paid-in capital was generated in the amount of $300,000 for the original principal of the note.

On May 21, 2021, upon the conversion of a $300,000 note into 6,000,000 common stock warrants additional paid-in capital was generated in the amount of $300,000 for the original principal of the note.

On June 10, 2021, 600,000 shares were issued per the two consulting agreements entered on July 9, 2020, and October 16, 2020, for fundraising services.

On June 10, 2021, 300,000 shares were issued per the consulting agreement entered on May 17, 2021, for investor relations services.

On June 10, 2021, we issued 45,455 restricted common shares to an investor in exchange for $10,000.

II-3

On June 10, 2021, we issued 47,619 restricted common shares to an investor in exchange for $10,000.

On June 10, 2021, we issued 36,372 restricted common shares to an investor in exchange for $14,545.

On June 10, 2021, we issued 72,744 restricted common shares to an investor in exchange for $29,091.

On June 10, 2021, we issued 60,620 restricted common shares to an investor in exchange for $24,242.

On June 10, 2021, we issued 96,992 restricted common shares to an investor in exchange for $38,788.

On June 10, 2021, we issued 30,310 restricted common shares to an investor in exchange for $12,121.

On June 10, 2021, we issued 60,620 restricted common shares to an investor in exchange for $24,242.

On June 10, 2021, we issued 15,155 restricted common shares to an investor in exchange for $6,061.

On June 10, 2021, we issued 24,248 restricted common shares to an investor in exchange for $9,697.

On June 10, 2021, we issued 12,124 restricted common shares to an investor in exchange for $4,848.

On June 10, 2021, we issued 30,310 restricted common shares to an investor in exchange for $12,121.

On June 10, 2021, we issued 30,310 restricted common shares to an investor in exchange for $12,121.

On June 24, 2021, we issued 45,662 restricted common shares to an investor in exchange for $10,000.

On August 17, 2021, we conducted the closing of a private placement offering to accredited investors (the “August 2021 Private Placement”) of units (the “Units”) at a price of $0.275 per Unit, with each Unit consisting of: (i) one (1) share of common stock, (ii) a five-year, immediately exercisable warrant (“Warrant A”) to purchase one (1) share of common stock at an exercise price of $0.33 per share (“Exercise Price”) and (iii) an additional five-year, immediately exercisable warrant to purchase one (1) share of common stock at the Exercise Price (“Warrant B”). The Warrant A and Warrant B are identical, except that the Warrant B has a call feature in favor of our company. In connection with the August 2021 Private Placement, we entered into definitive securities purchase agreements with 19 accredited investors and issued an aggregate of 19,398,144 shares of common stock, Warrant As to purchase up to an aggregate of 19,398,144 shares of common stock, and Warrant Bs to purchase up to an aggregate of 19,398,144 shares of common stock (for an aggregate of 38,796,288 shares of common stock underlying the Warrant As and Warrant Bs), for aggregate gross proceeds to us of approximately $5,334,490. No actual Units were issued in the August 2021 Private Placement. Aegis Capital Corp. (“Aegis”) acted as our placement agent in connection with the August 2021 Private Placement, for which Aegis received customary cash fees and expense reimbursements. The net proceeds of the August 2021 Private Placement (approximately $4,770,000) have been and will be used for expansion of our manufacturing capability, sales and marketing, satisfaction of certain indebtedness and general working capital purposes.

Issuances in 2020

In April 2020, we issued 4,166,667 restricted common shares, par value $.001 per share, in exchange for the $416,667 received in the prior period from investors.  The investors also received 4,000,000 five-year warrants with an exercise price of $0.30 per share and 16,667 five-year warrants with an exercise price of $0.40 per share.

In June 2020, we received $200,000 from investors in exchange for 912,409 restricted common shares, par value $.001 per share, for $0.1096 per share and 961,538 restricted common shares, par value $.001 per share, for $0.104 per share.  Both investors received equal amounts of five-year warrants with an exercise price to be determined as the greater of: (a) three times the purchase price for the common shares pursuant to the subscription agreement; or (b) the price equal to 80% of the lowest open market closing price of the common shares during the twenty trading days preceding the 120th calendar day after the purchase date.

On June 24, 2020, noteholders including entities managed by Ronald J. LoRicco, Sr., a member of the Board of Directors, converted their convertible notes payable with a principal balance of $360,000. The noteholders converted all principal and accrued interest (where applicable) under these notes in the amount of $367,163 (which includes interest accrued through June 24, 2020) in exchange for 3,125,201 restricted common shares.  As part of the convertible note agreements, the noteholders were issued five-year warrants of an equal amount.

On July 21, 2020, noteholder Michael V. Barbera, our Chairman of the Board, converted a promissory note of $50,000 and accrued interest of $2,826 in exchange for 400,195 restricted common shares and 400,195 five-year warrants with an exercise price of $0.396 per share.

On July 21, 2020, two noteholders converted promissory notes of $25,000 and accrued interest of $809 each in exchange for 280,532 restricted common shares and 280,532 five-year warrants with an exercise price of $0.312 per share.

II-4

On July 21, 2020, noteholder Michael V. Barbera, our Chairman of the Board, converted a promissory note of $25,000 and accrued interest of $809 in exchange for 195,522 restricted common shares and 195,522 five-year warrants with an exercise price of $0.396 per share.

On July 21, 2020, a noteholder converted two promissory notes totaling $100,000 and accrued interest of $3,523 in exchange for 784,269 restricted common shares and 517,286 five-year warrants with an exercise price of $0.396 per share.

On August 3, 2020, we issued an unsecured convertible promissory note to an accredited investor in exchange for $10,000 bearing an interest rate of 18% per annum and payable in six months. We were to pay interest on the unconverted and then outstanding principal amount of the note at a rate of 18% per annum, accrued monthly for the first four months of this note and payable thereafter until the maturity date of February 3, 2021, unless the note is converted or prepaid prior to maturity.  The holder may convert the unpaid principal balance of the note into restricted common stock, par value $0.001 per share, of us at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to us of not less than $500,000 (the “conversion price”); provided, however, in no event shall the conversion price ever be less than $0.01 per share.  On February 16, 2021, we paid the accredited investor the total amount due of $11,007, which included $1,007 of accrued interest.

On August 3, 2020, we issued an unsecured convertible promissory note to Michael V. Barbera, the Chairman of the Board, in exchange for $25,000 bearing an interest rate of 18% per annum and payable in six months. We were required to pay interest on the unconverted and then outstanding principal amount of the note at a rate of 18% per annum, accrued monthly for the first four months of this note and payable thereafter until the maturity date of February 3, 2021, unless the note is converted or prepaid prior to maturity. The holder may convert the unpaid principal balance of the note into restricted common stock, par value $0.001 per share, of us at the conversion rate equal to the per share cash price paid for the shares by any third-party investor(s) with total proceeds to us of not less than $500,000 (the “conversion price”); provided, however, in no event shall the conversion price ever be less than $0.01 per share. On February 16, 2021, we paid the Chairman the total amount due of $27,518, which included $2,518 of accrued interest.

On August 5, 2020, a noteholder converted a promissory note of $258,524 and accrued interest of $102,176 in exchange for 2,061,143 restricted common shares.

On August 5, 2020, an accredited investor received 163,043 restricted common shares and 163,043 five-year warrants with an exercise price of $0.54 per share in exchange for $30,000.

II-5

On August 24, 2020, a noteholder settled the amount due on several promissory notes totaling $191,965 and accrued interest of $15,729 in exchange for 1,136,364 restricted common shares and 1,136,364 five-year warrants with an exercise price of $0.396 per share.

On September 25, 2020, an accredited investor exercised his warrants at an exercise price of $0.075.  The investor received 500,000 restricted common shares in exchange for $37,500.

On September 28, 2020, we received $90,000 from an accredited investor to purchase 300,000 restricted common stock.  The restricted common stock had not been issued as of September 30, 2020, and therefore, is represented as a subscription liability.

Issuances in 2019

On February 12, 2019, as a result of the termination of the RAW License Agreement, we agreed to settle with the non-controlling investors in Basalt America Territory 1, LLC to unwind this investment. In the settlement, we agreed to issue 2,010,000 restricted common shares at a value representing the original investment of $502,500 ($0.25 per share). The non-controlling investors were issued these shares on March 21, 2019, and we took control of the previous 44.7% of Basalt America Territory 1, LLC formerly representing the non-controlling interest as of December 31, 2018 in the accompanying consolidated financial statements.

In February 2019, we issued 3,000,000 restricted common shares, par value $.001 per share, for $.05 per share and 3,000,000 warrants with a strike price of $.075 per share in exchange for $150,000. We also issued 3,000,000 restricted common shares, par value $.001 per share, for $.05 per share and 3,000,000 warrants with a strike price of $.075 per share in exchange for $150,000 to related parties.

On March 14, 2019, noteholders including Vincent L. Celentano, our former chairman and chief executive officer, converted all principal and accrued interest under these notes in the amount of $509,178 (which includes interest accrued through February 26, 2019) in exchange for 1,700,985 restricted common shares.

In March 2019, we issued 7,000,000 restricted common shares, par value $.001 per share, for $.05 per share and 7,000,000 warrants with a strike price of $.075 per share in exchange for $350,000. We also issued 2,500,000 restricted common shares, par value $.001 per share, for $.05 per share and 2,500,000 warrants with a strike price of $.075 per share in exchange for $125,000 to related parties.

On April 18, 2019, we issued 1,250,000 restricted common shares, par value $.001 per share for $.20 per share and 5,000,000 warrants with a strike price of $.30 per share in exchange for $250,000.

On April 19, 2019, we issued 28,570 restricted common shares, par value $.001 per share, for $.35 per share and 28,570 warrants with a strike price of $.35 per share in exchange for $10,000.

In April 2019, we issued 4,500,000 restricted common shares, par value $.001 per share, for $.05 per share and 4,500,000 warrants with a strike price of $.075 per share in exchange for $225,000.

On May 1, 2019, holders of warrants to purchase common stock were given the opportunity to exercise their warrants at a 20% discount to their original strike price in an effort to raise additional operating capital. Holders were given until May 15, 2019, to exercise at the discounted rate. On May 17, 2019, we agreed to issue 17,710,715 shares of its common stock, par value $.001 per share, in exchange for $1,168,600 as the result of the discounted exercise of certain outstanding warrants issued by us in the past to various accredited investors. Of the 17,710,715 shares issued from the exercise of warrants, 7,500,000 shares were issued to related parties.  In connection with the issuance of common stock, $292,150 was recognized as a deemed dividend on the warrants, which represents the intrinsic value of the discounted exercise price of the warrants exercised as the holders of the warrants are also common shareholders.

II-6

On September 24, 2019, a noteholder converted their convertible note payable with principal and accrued interest under the note in the amount of $21,923 in exchange for 438,452 restricted common shares and 266,667 five-year warrants with a strike price of $0.075 per share.  In connection with the issuance of the common stock, $66,782 was recognized as a deemed dividend on the warrants, which represents the intrinsic value of the warrants received as a part of the conversion.

On September 24, 2019, we issued 50,000 restricted common shares to two investors (25,000 to a related party and 25,000 to an unrelated party) as part of previous financing arrangements made with us.  The common shares were valued at $9,250 ($0.185 per share) and have been recorded as a loan commitment fee.

On October 16, 2019, we issued 1,300,000 restricted common shares to an investment fund as returnable shares to serve as a loan commitment fee per the conversion note payable agreement.

On December 4, 2019, an investor exercised its warrants for 2,000,000 shares at a strike price of $.06 per share (a 20% discount to their original strike price of $.075 per share) in exchange for $120,000.  In connection with the issuance of the common stock, $30,000 was recognized as a deemed dividend on the warrants, which represents the intrinsic value of the discounted exercise price of the warrants exercised as the holder of the warrant is also a common shareholder.

On December 11, 2019, we issued 45,000 restricted common shares, par value $.001, at $.224 per share and 45,000 five-year warrants at a strike price of $.67 per share to our then Chief Financial Officer, Isabella Barbera, in exchange for $10,080.

II-7

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date Filed	Number	Filed or Furnished Herewith	To be Filed by Amendment
2.1	Agreement and Plan of Merger, dated December 11, 2018, between Basanite, Inc. and PayMeOn, Inc.	8-K	12/12/18	2.1
2.2	Articles of Merger, dated December 12, 2018	8-K	12/12/18	3.1
3.1	Articles of Incorporation	S-1	11/4/08	3.1
3.2	Amendment to Articles of Incorporation	S-1	11/4/08	3.3
3.3	Amendment to Articles of Incorporation increasing capital stock and blank check preferred	8-K	4/3/13	3.1
3.4	Amendment to Articles of Incorporation Name change and reverse split effective May 17, 2013	8-K	5/6/13	3.1
3.7	Amended and Restated Bylaws	8-K	8/18/21	3.1
4.1	Common Stock Warrant for 5,000,000 shares to Richard Krolewski	8-K/A	3/19/19	4.1
4.2	Common Stock Warrant for 5,000,000 shares to David L. Anderson	8-K	3/12/19	4.1
4.3	Form of Common Stock Warrant issued in connection with September 2018 through March 2019 private placement	10-K	3/28/19	10.38
4.4	Form of Common Stock Warrant issued to 20% Secured Convertible Noteholders, dated February 12, 2021	8-K	2/19/21	4.1
4.5	Form of Common Stock Warrant issued to 20% Secured Convertible Noteholders, dated May 12, 2021	10-Q	5/17/21	4.2
4.6	Form of Warrant A issued in the August 2021 Private Placement	10-Q	8/23/21	4.1
4.7	Form of Warrant B issued in the August 2021 Private Placement	10-Q	8/23/21	4.2
5.1	Opinion of Saltzman Mugan Dushoff, LLC					X
10.1	Employment Agreement, dated February 1, 2019, with Dave Anderson, Executive Vice President and Chief Operating Officer	8-K	3/12/19	10.1
10.2	First Amendment to Employment Agreement, dated March 8, 2019, with Dave Anderson, Executive Vice President and Chief Operating Officer	8-K	3/12/19	10.2
10.3	Commercial Lease Agreement between Basanite Industries LLC and CAMTON, LLC	8-K	1/31/19	10.1
10.4	Consulting Agreement with Simon R. Kay dated January 13, 2020 and related Statement of Work, amended as of September 16, 2020.				X
10.5	Exclusive Supplier Agreement with MEP Consulting Engineers, Inc.	8-K	7/31/20	10.1
10.6	Form of 20% Secured Convertible Promissory Note dated August 3, 2020	8-K/A	8/10/20	10.1
10.7	Security Agreement dated August 3, 2020, relating to 20% Secured Convertible Promissory Note	8-K/A	8/10/20	10.2

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10.8	Form of Amended and Restated 20% Secured Promissory Note, dated February 12, 2021	8-K	2/19/21	10.1
10.9	Form of Amended and Restated 20% Secured Promissory Note, dated May 12, 2021	10-Q	5/17/21	10.2
10.10	Form of Securities Purchase Agreement, dated August 17, 2021	10-Q	8/23/21	10.1
10.11	Form of Placement Agent Agreement between the Company and Aegis Capital Corp., dated August 17, 2021	10-Q	8/23/21	10.2
14.1	Code of Ethics	10-K	4/5/12	14.1
21.1	Subsidiaries of the Registrant	10-K	3/31/21	21.1
23.1	Consent of Cherry Bekaert LLP				X
23.2	Consent of Saltzman Mugan Dushoff, LLC					X
24.1	Power of Attorney (included on the signature page hereto)				X
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)				X
101.SCH	Inline XBRL Taxonomy Extension Schema Document				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)				X

ITEM 17.     UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 29, 2021.

BASANITE, INC.

By:	/s/ Simon R. Kay
Name:	Simon R. Kay
Title:	Acting Interim President and Chief Executive Officer and Acting Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors Basanite, Inc., a Nevada corporation, do hereby constitute and appoint Simon R. Kay and David L. Anderson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and oth1er documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon R. Kay Simon R. Kay	Acting Interim Chief Executive Officer and President and Acting Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	September 29, 2021

/s/ David L. Anderson David L. Anderson	Executive Vice President and Chief Operations Officer	September 29, 2021

/s/ Michael V. Barbera Michael V. Barbera	Chairman of the Board and Director	September 29, 2021

/s/ Ronald J. LoRicco, Sr. Ronald J. LoRicco, Sr.	Director	September 29 2021

/s/ Paul M. Sallarulo Paul M. Sallarulo	Director	September 29, 2021

/s/ Adam Falkoff Adam Falkoff	Director	September 29, 2021